Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

February 6, 2020

by and between

STERICYCLE, INC.,

HARSCO CORPORATION

and

CEI HOLDING, LLC

TABLE OF CONTENTS

Article I
definitions

Section 1.01	Definitions1
Section 1.02	Cross References16
Section 1.03	Other Definitional and Interpretative Provisions18

Article II
Purchase and Sale

Section 2.01	Purchase and Sale of the Purchased Shares19
Section 2.02	Pre-Closing Restructuring19
Section 2.03	Purchase Price; Withholding21
Section 2.04	Closing21
Section 2.05	Adjustment Amount23

Article III
Representations and Warranties of Seller

Section 3.01	Existence and Power26
Section 3.02	Authorization26
Section 3.03	Governmental Authorization26
Section 3.04	Noncontravention27
Section 3.05	Group Companies27
Section 3.06	Financial Statements and Other Information.29
Section 3.07	Absence of Certain Changes30
Section 3.08	No Undisclosed Liabilities; Reserves31
Section 3.09	Material Contracts31
Section 3.10	Litigation33
Section 3.11	Compliance with Laws34
Section 3.12	Real Property34
Section 3.13	Intellectual Property35
Section 3.14	Title to and Sufficiency of Assets37
Section 3.15	Permits37
Section 3.16	Employee Benefit Plans37
Section 3.17	Employees39
Section 3.18	Environmental Compliance41
Section 3.19	Taxes43
Section 3.20	Insurance.44
Section 3.21	Finders’ Fees45
Section 3.22	Customers and Suppliers45
Section 3.23	Bank Accounts45
Section 3.24	Affiliate Transactions45
Section 3.25	Control Areas46
Section 3.26	Economic Sanctions46

i

Section 3.27	Unclaimed Property46
Section 3.28	No Other Representations and Warranties46

Article IV
Representations and Warranties of Buyer

Section 4.01	Existence and Power47
Section 4.02	Authorization47
Section 4.03	Governmental Authorization47
Section 4.04	Noncontravention48
Section 4.05	Financial Ability48
Section 4.06	Litigation48
Section 4.07	Solvency48
Section 4.08	Purchase for Investment49
Section 4.09	Finders’ Fees49
Section 4.10	No Additional Representations; No Reliance49

Article V
Covenants

Section 5.01	Conduct of the Business50
Section 5.02	Pre-Closing Access54
Section 5.03	Notifications55
Section 5.04	Regulatory Filings56
Section 5.05	Shared Contracts59
Section 5.06	Third Party Approvals60
Section 5.07	Post-Closing Asset Transfers62
Section 5.08	Intercompany Balances; Affiliate Transactions62
Section 5.09	Group Company Guarantees63
Section 5.10	Use of Retained Marks.63
Section 5.11	Insurance65
Section 5.12	Legal Proceedings; Production of Witnesses67
Section 5.13	Retention of Books and Records and Post-Closing Access.68
Section 5.14	Confidentiality69
Section 5.15	Public Announcements71
Section 5.16	Non-Solicitation; Non-Competition71
Section 5.17	Resignations73
Section 5.18	Further Assurances73
Section 5.19	Contact with Employees, Customers and Suppliers73
Section 5.20	No Shop73
Section 5.21	Data Room74
Section 5.22	Financing and Reporting Cooperation74
Section 5.23	Transaction Bonuses.77
Section 5.24	Employee List78
Section 5.25	R&W Insurance Policy78
Section 5.26	Maritime Services Agreement Term Sheet78
Section 5.27	New Holding Company78

Section 5.28	Reimbursement and Negotiation of Buyer Ticking Fees.78
Section 5.29	Legacy Liens79

Article VI
Tax Matters

Section 6.01	Tax Returns; Allocation of Taxes79
Section 6.02	Cooperation on Tax Matters81
Section 6.03	Buyer Covenants82
Section 6.04	Tax Sharing Agreements82
Section 6.05	Tax Claims83
Section 6.06	Post-Closing Payments84

Article VII
Employee Matters

Section 7.01	Employee Communications and Consultations84
Section 7.02	Employee Transfers84
Section 7.03	Effect of Transfer84
Section 7.04	Continuation of Benefits85
Section 7.05	Service Credit85
Section 7.06	Work Authorization86
Section 7.07	Vacation86
Section 7.08	Health and Welfare Benefits86
Section 7.09	Workers’ Compensation86
Section 7.10	401(k) Plan87
Section 7.11	Restrictive Covenants87
Section 7.12	Payroll Services87
Section 7.13	Third-Party Rights88

Article VIII
Conditions to Closing

Section 8.01	Conditions to the Obligations of Buyer and Seller88
Section 8.02	Conditions to the Obligations of Buyer88
Section 8.03	Conditions to the Obligations of Seller89
Section 8.04	Frustration of Conditions.90

Article IX
Indemnification

Section 9.01	Survival90
Section 9.02	Indemnification91
Section 9.03	Certain Limitations on Indemnification93
Section 9.04	Environmental Indemnity Matters94
Section 9.05	Procedures97
Section 9.06	Calculation of Damages99
Section 9.07	Assignment of Claims101

Section 9.08	Indemnification Sole and Exclusive Remedy101

Article X
Termination

Section 10.01	Termination102
Section 10.02	Effect of Termination103

Article XI
Miscellaneous

Section 11.01	Notices104
Section 11.02	Waiver105
Section 11.03	Expenses105
Section 11.04	Assignment105
Section 11.05	Governing Law106
Section 11.06	Jurisdiction; Waiver of Jury Trial106
Section 11.07	Captions; Counterparts107
Section 11.08	Rights of Third Parties107
Section 11.09	Entire Agreement107
Section 11.10	Amendments107
Section 11.11	Severability108
Section 11.12	Disclosure Schedules108
Section 11.13	Enforcement108
Section 11.14	Non-Recourse109
Section 11.15	Privileged Matters; Conflicts of Interest109
Section 11.16	Guarantee110

Exhibits

Exhibit A	Accounting Principles
Exhibit B	Group Companies
Exhibit C	Sample Closing Statement
Exhibit D	Form of Subcontracted Healthcare Services Agreement
Exhibit E	Form of Sublease Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Maritime Services Agreement Term Sheet

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 6, 2020, is made by and among Stericycle, Inc., a Delaware corporation (“Seller”), and CEI Holding, LLC, a Delaware limited liability company, (“Buyer”), and, solely with respect to Section 11.16 and Article XI (solely as such Article relates to Section 11.16), Harsco Corporation, a Delaware corporation (the “Guarantor”). Each of Seller, Buyer and Guarantor is referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $10.00 per share (the “Purchased Shares”), of Stericycle Environmental Solutions, Inc., a Delaware corporation (the “Company”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to effect the Pre‑Closing Business Transfers (as defined below), upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company and its Subsidiaries, after giving effect to the Pre-Closing Business Transfers, are engaged in the environmental solutions business that provides comprehensive hazardous waste, disposal, recycling and management services, including reporting, collection, transportation, disposal, recycling, remediation, lab packing, training and emergency response in the United States and Puerto Rico to retail and commercial businesses (collectively, the “Business”); provided that the Business shall exclude the Retained Businesses;

WHEREAS, Buyer desires to acquire the Business by purchasing the Purchased Shares from Seller, and Seller desires to sell the Business by selling the Purchased Shares to Buyer, in each case, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Guarantor is an Affiliate of Buyer, and Guarantor desires to become a party to this Agreement solely with respect to Section 11.16 and Article XI (solely as such Article relates to Section 11.16) and to perform its obligations set forth in Section 11.16 in order to induce Seller to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
definitions

Definitions

. As used herein, the following terms have the following meanings:

“Accounting Principles” means the accounting principles, practices, policies, judgments and methodologies set forth in Exhibit A to this Agreement.

“Action” means any claim, action, suit, audit, proceeding, hearing, assessment or arbitration by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For purposes of this Agreement, (i) prior to the Closing, Buyer and its Affiliates shall not constitute Affiliates of Seller or any of the Group Companies, and the Group Companies shall not constitute Affiliates of Buyer or Guarantor and (ii) following the Closing, Seller and its Affiliates shall not constitute Affiliates of Buyer, Guarantor or any of the Group Companies, and the Group Companies shall not constitute Affiliates of Seller.

“Aggregate Reserved Amount” means $14,000,000, representing the negotiated present value of the aggregate amount of all Reserved Amounts.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the commercial banks in New York, New York are closed.

“Business Employees” means (a) the employees of Seller and its Subsidiaries (including any Group Companies) listed on Schedule 1.01(a)(i) who satisfy the Service Condition, (b) the Choice Employees listed on Schedule 1.01(a)(ii) and (c) any employees hired by Seller and its Subsidiaries (including any Group Companies or any Retained Companies) after the date of this Agreement who satisfy the Service Condition in accordance with and subject to Section 5.01, but, in each case, excluding the Retained Employees.

“Business Intellectual Property Rights” means (a) the Intellectual Property Rights owned or licensed by the Group Companies and (b) any other Intellectual Property Rights owned or licensed by Seller or any of its other Subsidiaries and used solely in the conduct of the Business.

“Business Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials to the extent related to the Business, including (a) all lists, including lists of customers, suppliers or personnel, (b) all product, business and marketing plans, (c) operating and personnel records and (d) all Tax-related records and receipts (or portions thereof) exclusively related to the Group Companies.

“Buyer Ticking Fees” means any non-refundable ticking or duration fee accruing pursuant to Buyer’s Financing and payable by Buyer or any of its Affiliates until the earlier of the Closing Date and termination of this Agreement pursuant to Section 10.01.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents and deposits required to be reflected as cash and cash equivalents and deposits on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with the Accounting Principles; provided, however, that Cash and Cash Equivalents shall (i) include all uncleared checks, drafts and payments received by such Person and (ii) be calculated net of (A) any restricted cash held as security deposits by third parties, (B) all issued but uncleared checks, drafts and payments issued by such Person, (C) any insurance cash proceeds and indemnification payments actually received by such Person with respect to any casualty loss or otherwise in respect of Liabilities to the extent such losses or Liabilities have not been discharged or otherwise paid as of immediately prior to the Closing, (D) any Cash and Cash Equivalents held for the benefit of third parties, (E) any Cash and Cash Equivalents which are not freely usable by such Person because they are subject to restrictions or limitations on use or distribution by applicable Law or Contracts (including Cash and Cash Equivalents held in escrow) and (F) any Cash and Cash Equivalents of such Person held as collateral in support of outstanding letters of credit, bonds or similar credit support obligations.

“Choice Employee” means an employee of the Seller or its Subsidiaries (i) who does not satisfy the Service Condition and (ii) whom Buyer and Seller mutually agree to treat as a Business Employee.

“Closing Date Cash” means the aggregate amount of Cash and Cash Equivalents of the Group Companies as of immediately prior to the Closing.

“Closing Date Indebtedness” means the aggregate amount of outstanding Indebtedness of the Group Companies that remains unpaid as of immediately prior to the Closing.

“Closing Date Net Working Capital” means the Net Working Capital of the Group Companies as of immediately prior to the Closing.

“Closing Date Transaction Expenses” means the aggregate amount of Transaction Expenses that remain unpaid as of immediately prior to the Closing (but calculated assuming consummation of the transactions contemplated by this Agreement such that any amount included in the definition of “Transaction Expenses” solely as a consequence of, or upon, the Closing, is included).

“Closing Date Working Capital Adjustment Amount” which may be positive or negative, means the Closing Date Net Working Capital minus the Target Closing Net Working Capital.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means each written labor contract entered into with a union or other labor organization governing the terms and conditions of employment of any Business Employee.

“Combined Tax Position” means the historic combined filing position of the Group Companies with respect to sales and use Taxes.

“Combined Tax Return” means each Income Tax Return for the Seller Group.

“Compliant” means, as of any time of determination during the Marketing Period, the Seller’s independent accountants have not withdrawn or informed the Seller in writing that they intend to withdraw any audited financial statements contained in the Required Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Stifel, Nicolaus & Company, Incorporated by and on behalf of Seller and Guarantor, dated August 13, 2019.

“Consumer Takeback Business” means the pharmaceutical consumer takeback business, which includes medication collection drop-boxes (i.e., the so-called “Collection Kiosk Program” or “Kiosk Business”) and mail-in envelopes (i.e., the so-called “Seal&Send MailBack Program”) for safe disposal of unused and/or expired pharmaceuticals, in each case, as conducted by Seller and its Subsidiaries (including the Group Companies) on the date of this Agreement.

“Continuing Employee” means each Business Employee who remains employed by Buyer or any Subsidiary of Buyer (including the Group Companies) immediately after the Closing; provided, that any Inactive Employee shall become a Continuing Employee solely to the extent provided under, and consistent with, Section 7.03.

“Contract” means any legally binding contract, agreement, arrangement, commitment, obligation, undertaking, engagement, lease, sublease, license, sublicense, sales order or purchase order, instrument or other agreement (together with any amendment, restatement or other modification thereto).

“COTS License” means a “shrink-wrap,” “click-through” or “off-the-shelf” software license, or any other license of uncustomized software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $100,000 or less.

“Credit Facility” means that certain Credit Agreement, dated as of November 17, 2017, among Seller and certain of its Subsidiaries, Bank of America, N.A., as administrative agent, swing line lender, a lender and a letter of credit issuer, and the other lenders party thereto, as amended.

“Customer Contract” means a Contract (or group of related Contracts) pursuant to which any Group Company, after giving effect to the Pre-Closing Business Transfers, licenses or otherwise provides products and services to customers of the Business.

“Damages” means all Liabilities, Taxes, losses, damages, causes of action, suits, claims, judgments, penalties, fines, fees and out-of-pocket costs and expenses, including reasonable attorney’s and other third party professional fees, disbursements and expenses, and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Deferred Consideration Notes” means those certain notes of the Group Companies listed in Schedule 1.01(b).

“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, and any Contract, plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits, consulting fees, retention, sale bonus, change in control, fringe benefit, or other compensation or employee benefits, in each case, (i) that is sponsored, maintained or contributed to or obligated to be contributed to by Seller or any of its Subsidiaries for the benefit of, or that otherwise covers, any Business Employee, or (ii) under which Seller or any of its Subsidiaries have or may reasonably be expected to have any Liability (contingent or otherwise) with respect to a Business Employee, but excluding the Group Company Plans and any plan that is required to be maintained by applicable Law or that is sponsored by any union.

“Environmental Laws” means any Law relating to pollution, protection of the environment or natural resources or protection of the health and safety of individuals from exposures to Hazardous Substances.

“Environmental Permits” shall mean any and all Permits required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller or any of its Subsidiaries, is or would have been, at any date of determination occurring after January 1, 2012 and prior to the date of this Agreement, treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Working Capital Adjustment Amount” which may be positive or negative, means the Estimated Closing Date Net Working Capital minus the Target Closing Net Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Tax Matter” means that certain obligation described on Schedule 1.01(c).

“Financing” means any credit facility debt financings in connection with the transactions contemplated by this Agreement, including any borrowing of loans and any related commitment letter or engagement letter in respect of such credit facility debt financing.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, or that are considering any such commitment or agreement, including the parties to any commitment letter or engagement letter in respect of such Financing or to any joinder agreements, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and other Representatives of each of them and their respective Affiliates and the successors and assigns of the foregoing Persons.

“Fraud” shall mean common law fraud to the extent such fraud cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means, after giving effect to the Pre-Closing Business Transfers, all of the entities identified on Exhibit B.

“Group Company Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any Retained Company in support of any obligation of the Business, including those obligations listed in Schedule 1.01(d).

“Group Company Interests” means, with respect to each Group Company, any shares of capital stock of, or other equity interests in, such Group Company.

“Group Company Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, and any Contract, plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits, consulting fees, retention, sale bonus, change in control, fringe benefit, or other compensation or employee benefits, in each case, (i) that is sponsored, maintained or contributed to or obligated to be contributed to by any Group Company, or (ii) under which any Group Company has or may reasonably be expected to have any Liability (contingent or otherwise), in each case of clauses (i) and (ii) after giving effect to the Pre-Closing Business Transfers.

“Hazardous Substances” means any pollutant, contaminant, chemical, waste and any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances or materials (whether solids, liquids or gases), and any other substance or material subject to regulation, control or remediation, or that would result in Liability, under any Environmental Law based upon its toxic, hazardous or deleterious nature or characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs, 1,4-dioxane, perfluoroalkyl and polyfluoroalkyl substances, silica and asbestos.

“Healthcare Business” means, collectively, (i) the environmental solutions business that provides comprehensive hazardous waste management services, including reporting, collection, transportation, disposal, recycling, remediation, lab packing, training and emergency response in the United States to healthcare businesses and (ii) the pharmaceutical consumer takeback business, which includes medication collection drop-boxes and mail-in envelopes for safe disposal of unused and/or expired pharmaceuticals, as conducted by Seller and its Subsidiaries (including the Group Companies) on the date of this Agreement solely with respect to hospitals, doctors’ offices and similar healthcare businesses, but in each of the foregoing clauses (i) and (ii), excluding any Healthcare Services (as defined in the Subcontracted Healthcare Services Agreement) and associated products and services to be provided from and after Closing by Buyer and its Subsidiaries, including the Group Companies, pursuant to the Subcontracted Healthcare Services Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” means a Business Employee who is on short-term disability, long-term disability or administrative or parental or family leave as of the Closing Date.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or profit.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, after giving effect to the Pre-Closing Business Transfers and as calculated in accordance with the Accounting Principles and whether or not they constitute Transferred Liabilities, (a) all obligations of the Group Companies for borrowed money, (b) all obligations of the Group Companies evidenced by notes, bonds (other than surety bonds), debentures or other similar instruments, including obligations of the Group Companies under the Deferred Consideration Notes (to the extent they are obligations of the Group Companies), (c) all reimbursement or repayment obligations of the Group Companies under letters of credit and surety bonds, performance bonds, closure bonds, keep-well, bankers’ acceptances or similar arrangements solely to the extent such letters of credit have been drawn or claims have been made that remain unpaid under such surety bonds, performance bonds, closure bonds, keep-well, bankers’ acceptances or similar arrangements, (d) all obligations of the Group Companies under leases classified as finance leases (and not operating leases) to the extent that they have been or are required to be, in accordance with the Accounting Principles, recorded as capitalized leases, (e) all accrued payment obligations in respect of contributions, including employer matching contributions, of the Group Companies or the Business under the Seller 401(k) Plans in respect of any Business Employee for the 2019 fiscal year and any prior fiscal years, (f) all obligations of the Group Companies in respect of deferred compensation, post-retirement welfare benefits (other than under the Consolidated Omnibus Budget Reconciliation Act of 1985 and similar obligations) and unfunded or underfunded pensions, including for Business Employees, (g) all obligations of the Group Companies in respect of accrued bonuses, accrued commissions, or accrued severance payable to any current or former employee, officer, director or individual independent contractor of the Group Companies for the 2019 fiscal year and any prior fiscal years, including the employer portion of any payroll or other similar Taxes and “tax gross-up” payments, if any, due or payable as a result of or in connection therewith, (h) all obligations of the Group Companies for the deferred purchase price of property, assets or services or for earn-outs, purchase price adjustments, holdbacks or other similar obligations (including the amount of future payment obligations), in each case, in an amount equal to, in the case of any holdback, the actual amount of such holdback and, in all other cases, the amount reflected on the Unaudited Financial Statements, (i) the net obligations of the Group Companies under any derivative, hedging, swap and similar instruments or transactions, in each case, calculated at the termination value thereof as if terminated immediately prior to the Closing, (j) the Aggregate Reserved Amount, (k) to the extent not paid prior to the Closing, the costs and expenses set forth on Schedule 1.01(e) for the replacement of the containment liner described in such schedule, (l) an amount to be determined based on the healthcare Liabilities of the Business calculated in accordance with the methodology set forth on Schedule 1.01(f), (m) all accrued interest, fees and expenses (including prepayment or termination premiums), penalties or similar contractual charges in respect of any of the items set forth in clauses (a) through (l), and (n) all obligations of the Group Companies with respect to guarantees of another Person in respect of any obligation of the kind set forth in clauses (a) through (m) incurred by such other Person (including the obligations of the Group Companies with respect to guarantees of the obligations incurred under the Credit Facility and the Private Placement Notes if, and only to the extent, such guarantees are not released and terminated at or prior to the Closing). For the avoidance of doubt, any liability of the Group Companies included in the calculation of Net Working Capital or Transaction Expenses shall not be included in the calculation of Indebtedness for any purpose hereunder.

“Intellectual Property Rights” means all intellectual property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) trade secrets and other intellectual property rights in inventions (whether or not patentable and whether or not reduced to practice), confidential information, data, know-how, product designs, methods and processes, including customer information and marketing materials; (d) copyrights (including copyrights, if any, in IT Assets) and mask works, whether or not registered, and registrations and applications for registration thereof and (e) Internet domain names.

“Intentional and Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching party with the actual knowledge that such act or omission would or would be reasonably likely to cause a material breach of this Agreement.

“IP Contract” means Contracts that relate to the receiving or granting of rights in or to use any Business Intellectual Property Rights, but excluding Customer Contracts and COTS Licenses.

“IT Asset” means all of the computers, computer systems, applications, databases, hardware, middleware, firmware, workstations, routers, hubs, switches, circuits, servers and other information technology equipment of the Group Companies and any other computer systems, workstations, routers, hubs, switches, circuits, servers and other information technology equipment of Seller and its Subsidiaries used exclusively in the conduct of the Business. For the avoidance of doubt, each enterprise resource planning system used in the conduct of the Business shall constitute an IT Asset.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable investigation, of the Persons set forth in Schedule 1.01(g).

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable investigation, of the Persons set forth in Schedule 1.01(h).

“Law” means, with respect to any Person, any statute, law, bylaw, ordinance, rule, regulation, or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person.

“Leases” means the leases, subleases, and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Group Company, after giving effect to the Pre-Closing Business Transfers, uses or occupies the Leased Real Property.

“Legacy Liens” means the Liens set forth in Schedule 1.01(i).

“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or other asset, any mortgage, deed of trust, lien, adverse ownership interest, encumbrance, lease, sublease, occupancy agreement, pledge, security interest, right of way, covenant, condition, use restriction, easement, encroachment, option or conditional sale agreement, in each case, in respect of such property, equity interest or other asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout and at the end of which (x) Buyer shall have all of the Required Information and (y) all Required Information shall be Compliant; provided, however, that, (1) the Marketing Period shall commence no earlier than February 24, 2020 and (2) the Marketing Period shall not be deemed to have commenced if prior to the completion of the Marketing Period, (a) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the audited financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to such audited consolidated financial statements included in the Required Information, by Ernst & Young LLP or another independent public accounting firm of recognized national standing reasonably approved by Buyer (such approval not to be unreasonably delayed or withheld) or (b) Seller’s or the Company’s board of directors (or audit committee thereof) shall have determined that a restatement of any financial statements included in the Required Information is required in accordance with GAAP, in which case such Marketing Period may not commence unless and until such restatement has been completed or Seller and the Group Companies have determined and confirmed in writing to Buyer that no such restatement is required in accordance with GAAP; provided, further, that in all circumstances the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated and the proceeds thereof are received by Buyer. If Seller reasonably believes (in good faith) that it has provided all of the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case Seller shall be deemed to have satisfied its requirements on the date specified in such notice and, subject to the provisos in the preceding sentence, the “Marketing Period” shall be deemed to have commenced on the date specified in such notice, unless Buyer reasonably believes (in good faith) that Seller has not completed the delivery of the Required Information and within forty-eight (48) hours after the delivery of such notice by Seller, Buyer delivers a written notice to Seller to that effect (stating with specificity which Required Information Seller has not yet delivered to satisfy its obligations) (it being understood and agreed that, subject to the provisos in the preceding sentence, the Marketing Period shall commence on the first (1st) Business Day following the date on which Seller delivers, or causes to be delivered, the Required Information specifically identified by Buyer in such notice).

“Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or the Business; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change after the date hereof in applicable Law or GAAP or any interpretation thereof; (b) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (c) financial and capital markets conditions, including interest rates and currency exchange rates, or changes therein; (d) any change generally affecting the industries in which the Business or the Group Companies operate; (e) the entry into or announcement of this Agreement, the consummation of the transactions contemplated hereby or the performance of this Agreement or any other Transaction Document, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom (provided, however, that this clause (e) shall not apply with respect to any representation or warranty in this Agreement, any other Transaction Document or any certificate to be delivered hereunder or thereunder or any related closing condition to the extent that such portion of such representation or warranty expressly addresses the consequences resulting from the execution, delivery, performance or announcement of this Agreement or any other Transaction Document); (f) the taking of any action (or the omission of any action) at the written request of Buyer; (g) any act of God or natural disaster; (h) any acts of terrorism or changes in geopolitical conditions; (i) any failure of the Business or the Group Companies to meet any projections, business plans or forecasts (provided that, this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any Retained Liability; except, in the case of the foregoing clauses (a), (b), (c), (d), (g) and (h), to the extent that such matters materially and disproportionately impact the Group Companies (taken as a whole) or the Business relative to other Persons in the industries in which the Business or the Group Companies operate.

“Net Working Capital” means, after giving effect to the Pre-Closing Business Transfers and as calculated in accordance with the Accounting Principles, and in a manner consistent with the Sample Closing Statement, the Group Companies’ current assets minus current liabilities; provided that all current and deferred Tax assets and Tax liabilities will be excluded. For the avoidance of doubt, any liability of the Group Companies included in the calculation of Indebtedness or Transaction Expenses, as well as any amounts with respect to Cash and Cash

Equivalents, shall, in each case, not be included in the calculation of Net Working Capital for any purpose hereunder.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.

“Owned Business Intellectual Property Rights” means (a) the Intellectual Property Rights owned by the Group Companies and (b) any other Intellectual Property Rights owned by Seller or any of its Subsidiaries (other than the Group Companies) and used solely in the conduct of the Business.

“Patents” means patents and patent applications (including any provisional applications, continuations, continuations-in-part, divisionals, re-examinations, reissues, revisions and extensions), utility models, industrial designs and other statutory invention registrations and applications for any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been provided on the Financial Statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been provided on the Financial Statements in accordance with GAAP, (c) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not violated by the current use of any Real Property, (d) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that do not and would not reasonably be expected to materially impair the current use or occupancy of any Real Property subject thereto, (e) with respect to any Leased Real Property, (i) statutory or contractual Liens of lessors pursuant to Real Property Leases and/or applicable Law and (ii) liens granted by lessors solely on the fee interest of any Leased Real Property, (f) Liens created by Buyer or its successors and assigns, (g) Liens disclosed in the Financial Statements or listed in Schedule 1.01(j), (h) non‑exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (i) the Legacy Liens and (j) Liens securing Indebtedness outstanding under the Credit Facility (to the extent such Liens relating to the Purchased Shares and the Group Companies’ assets are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax” means any Tax for a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Privacy Policy” means any written policy adopted by the Seller and its Subsidiaries with respect to the Business, which relates to data privacy, or the use or disclosure of personal information.

“Private Placement Notes” means the 5.375% senior notes due 2024, issued under that certain Indenture, dated as of June 14, 2019, among Seller and certain of its Subsidiaries, and U.S. Bank National Association, as trustee, as amended.

“PSC Reorganization” means the Philip Services Corporation and its affiliate’s December 10, 2003 Order Confirming Second Amended and Restated Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code in United States Bankruptcy Court for the Southern District of Texas, Houston Division, Case No. 03-37718-H2-11.

“R&W Insurance Policy” means the representation and warranty insurance policy to be issued to Buyer with respect to this Agreement in substantially the form delivered to Seller prior to the execution of this Agreement.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reconciliation Statements” means, with respect to any statement of income provided under this Agreement, such statement of income eliminating the financial information pertaining to the Retained Business (including the Retained ESOL Business) therefrom, in substantially the form attached hereto as Schedule 1.01(k).

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.

“Reserved Amount” means the amount of legal reserves accrued in respect of each applicable individual site or facility of the Business.

“Retained Businesses” means (a) the Retained ESOL Businesses and (b) all other businesses, products and/or services, other than the Business, now, previously or (subject to Section 5.16(c)) hereafter conducted and/or provided (as applicable) by Seller or any of its Affiliates, together with reasonable extensions or development of the businesses, products and/or services described in this sentence.

“Retained Companies” means Seller and all of the direct and indirect Subsidiaries of Seller, other than the Group Companies.

“Retained Employee” means an employee of Seller or its Subsidiaries set forth on Schedule 1.01(l) who satisfies the Service Condition and would otherwise constitute a Business Employee but for Buyer’s and Seller’s mutual agreement that such individual (a) will not be a Business Employee for purposes of this Agreement and (b) will remain an employee of the Retained Companies prior to the Closing.

“Retained ESOL Businesses” means the Healthcare Business and the Consumer Takeback Business, in each case, including the products and services sold thereby.

“Retained Marks” means the name “Stericycle” and all other Trademarks owned by Seller and its Subsidiaries (other than the Group Companies) as of the Closing Date after giving effect to the Pre-Closing Business Transfers and all related registrations and applications; provided, however, that Retained Marks shall not include Trademarks that constitute Business Intellectual Property Rights.

“Sample Closing Statement” means the sample calculation of (a) Net Working Capital, (b) Indebtedness, (c) Cash and Cash Equivalents, and (d) Transaction Expenses of the Group Companies as of December 31, 2019, in each case prepared in accordance with the Accounting Principles, and attached hereto as Exhibit C.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01 (Existence and Power), Section 3.02 (Authorization), Section 3.05 (Group Companies) (other than Section 3.05(e)) and Section 3.21 (Finders’ Fees).

“Seller Group” means, with respect to Seller, the affiliated group of entities filing a consolidated federal income Tax Return of which Seller and the Group Companies are members (with Seller being the common parent of the Seller Group).

“Shared Contract” means any Contract to which Seller or any of its Subsidiaries is a party with any non-Affiliated third party and which benefits both the Business and any Retained Business.

“Specified Matter” means that certain investigation described on Schedule 1.01(m).

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subcontracted Healthcare Services Agreement” means that certain subcontracted healthcare services agreement, substantially in the form of Exhibit D, pursuant to which Buyer and its Subsidiaries, including the Group Companies, shall, from and after the Closing, perform certain services as a subcontractor for Seller or its Subsidiaries in connection with certain current and future arrangements with Seller’s and its Subsidiaries’ healthcare customers, in each case, upon the terms and subject to the conditions set forth therein.

“Sublease Agreement” means that certain sublease agreement, substantially in the form of Exhibit E, by and between Seller, on the one hand, and a Group Company, on the other hand.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Target Closing Net Working Capital” means, as applicable, (a) the Target Net Working Capital Upper Threshold, if the Closing Date Net Working Capital or the Estimated Closing Date Net Working Capital, as applicable, is greater than the Target Net Working Capital Upper Threshold; (b) the Target Net Working Capital Lower Threshold, if the Closing Date Net Working Capital or the Estimated Closing Date Net Working Capital, as applicable, is less than the Target Net Working Capital Lower Threshold; or (c) the Closing Date Net Working Capital or the Estimated Closing Date Net Working Capital, as applicable, if the Closing Date Net Working Capital or the Estimated Closing Date Net Working Capital, as applicable, is no greater than the Target Net Working Capital Upper Threshold and no less than the Target Net Working Capital Lower Threshold.

“Target Net Working Capital Lower Threshold” means $64,500,000.

“Target Net Working Capital Upper Threshold” means $69,500,000.

“Tax” means all federal, state, local or non-U.S. taxes (including income, profits, windfall profits, franchise, alternative minimum, add-on minimum, gross receipts, sales, use, customs duties, environmental, value added, ad valorem, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, value added, withholding and estimated tax), or other similar charges, fees, duties, levies or assessments which are imposed by a Taxing Authority, and any interest, penalty, or addition with respect thereto imposed by any Taxing Authority.

“Tax Return” means any report, return, document, declaration, election or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any attachment to or amendment of the foregoing.

“Taxing Authority” means any Governmental Authority responsible for the imposition, determination, collection, or administration of Taxes.

“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, domain names and other indicia of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with all of the foregoing.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Sublease Agreement, the Subcontracted Healthcare Services Agreement and any other endorsement, assignment, certificate or other instrument of conveyance and assignment as the Parties and their respective legal counsels deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Shares.

“Transaction Expenses” means, without duplication and to the extent not otherwise expressly allocated to the Parties pursuant to the terms and conditions hereof, the sum of all fees, costs, charges, expenses and other payment obligations incurred by or on behalf of, and payable by, the Group Companies in connection with or relating to the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents and the investigation, pursuit and consummation of the transactions contemplated hereby and thereby, including: (i) brokerage, fees, commissions, finders’ fees or similar advisory fees; (ii) fees, costs, expenses and disbursements payable to legal counsel and accounting, tax and other advisors and consultants; (iii) all amounts payable, in whole or in part, solely as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document in respect of any change of control, transaction, incentive, stay, or similar bonus, retention, termination or severance agreements or arrangements or other compensatory payments to any current or former employee, director, officer, agent or individual independent consultant of the Group Companies, including the employer portion of any payroll or similar taxes and any “tax gross-up” payments, if any, payable with respect to any of the foregoing (but excluding, for the avoidance of doubt, any amounts payable based on continued service, solely to the extent the arrangements relating to such amounts are set forth on Schedule 5.23, or upon any termination of employment, in each case, following the Closing), (iv) all fees, costs, expenses and other amounts payable in respect of the Pre-Closing Business Transfers and (v) all other fees, expenses and amounts payable by the Group Companies in connection with any transactions contemplated with other potential acquirors of (or investors in) the Group Companies or the Business (including in connection with any auction process) or other strategic alternatives pursued by Seller in respect of the Business or the Group Companies (including any public or private offering of securities). For the avoidance of doubt, any liability of the Group Companies included in the calculation of Net Working Capital or Indebtedness shall not be included in the calculation of Transaction Expenses for any purpose hereunder.

“Transfer Time” means 12:01 a.m., local time, on the Closing Date.

“Transition Services Agreement” means that certain transition services agreement, substantially in the form of Exhibit F, pursuant to which Buyer and Seller will, from and after the Closing, purchase from each other or one or more of their respective Affiliates (including, with respect to Buyer, the Group Companies) certain transition services as described therein, in each case, upon the terms and subject to the conditions set forth therein.

“TSDF” means a Treatment, Storage and Disposal Facility.

“Unclaimed Property Audit” means (i) the Unclaimed Property Claim described on Schedule 3.27 (including with respect to any other states that join such Unclaimed Property Claim at any time or any other periods (or portions thereof) ending on or prior to the Closing Date that are at any time included in such Unclaimed Property Claim) or, (ii) in the event that such Unclaimed Property Claim is terminated with respect to the Group Companies as a result of consummation of the transactions contemplated by this Agreement, any successor Unclaimed Property Claim or Unclaimed Property Claims opened after the Closing which involves the Company and/or Stericycle Specialty Waste Solutions, Inc., solely to the extent covering the same periods and the same issues.

“Unclaimed Property Claim” means any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Governmental Authority with respect to the escheat or unclaimed property Liabilities of the Group Companies.

Cross References

. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Amount	2.05(f)
Agreement	Preamble
AICPA	3.06(a)
Audited Financial Statements	3.06(a)
Auditor	2.05(c)
Available Insurance Policies	5.11(a)
Balance Sheet	3.06(a)
Balance Sheet Date	3.06(a)
Benefits Continuation Period	7.04
Business	Recitals
Business Registered Intellectual Property Rights	3.13(a)
Buyer	Preamble
Buyer 401(k) Plan	7.10
Buyer Covenant Parties	5.10(e)(ii)
Buyer Designated Shared Contracts	5.05
Buyer-Filed Tax Return	6.01(a)(iv)
Buyer Fundamental Representations	9.01
Buyer Indemnitees	9.02(a)
Buyer Plan	7.05
CapEx Budget	5.01(a)
Claim Notice	9.05(a)
Closing	2.04(a)
Closing Date	2.04(a)
Closing Legal Impediment	8.01(b)
Closing Statement	2.05(b)
Commercial Contracts	3.19(g)
Company	Recitals
Competing Transaction	5.20

Term	Section
Competitive Activities	5.16(c)
Contribution	5.27
Control Areas	3.25
Coverage Claims	5.11(a)
Data Room	5.21
Debt Release Documents	8.02(e)
Deductible	9.03(a)(ii)
Deficit Amount	2.05(f)
Designated Person	11.15(b)
Designated Shared Contracts	5.05
Determination Date	2.05(e)
Employee List	3.17(c)
Enviro Mini-Basket	9.03(b)(i)
Environmental Indemnity Matter	9.04
Environmental Representations	9.01
Equivalent Contribution	7.10
ESOL PR Items	2.02(d)
ESOL PR Purchase Price	2.02(d)
Estimated Closing Date Cash	2.05(a)
Estimated Closing Date Indebtedness	2.05(a)
Estimated Closing Date Net Working Capital	2.05(a)
Estimated Closing Date Transaction Expenses	2.05(a)
Estimated Closing Statement	2.05(a)
Financial Statements	3.06(a)
Financing Sources Designated Sections	11.08
Guaranteed Obligations	11.16
Guarantor	Preamble
Increase Amount	2.05(f)
Indemnified Party	9.05(a)
Indemnifying Party	9.05(a)
Information	11.15(a)
Initial Outside Date	10.01(e)
Insurance Policies	3.20
Inventions	5.10(e)(i)
Leased Real Property	3.12(a)
Material Contract	3.09(a)
Material Customers	3.22
Material Suppliers	3.22
Materials	5.10(b)
Mini-Basket	9.03(a)(i)
New Holdco	5.27
New Holdco Equity	5.27
Non-Assignable Assets	2.02(c)
Non-Recourse Party	11.08
Other Claim Notice	9.04(e)

Term	Section
Outside Date	10.01(e)
Owned Real Property	3.12(a)
Party or Parties	Preamble
Permits	3.15
Potential Contributor	9.07
Pre-Closing Business Transfer Documents	2.02(a)
Pre-Closing Business Transfers	2.02(a)
Prior Business Counsel	11.15(b)
Privileged Information	11.15(a)
Privileges	11.15(a)
Purchase Price	2.03(a)
Purchased Shares	Recitals
Receiving Party	5.06(a)
Regulatory Approvals	5.04(a)
Related Party Contracts	3.24
Release	3.18(c)
Remedial Action	5.04(f)
Replacement Contracts	5.05
Replacement Services	5.05
Retained Assets	2.02(a)
Retained Liabilities	2.02(a)
Required Information	5.22(a)
Seller	Preamble
Seller 401(k) Plans	7.10
Seller Covenant Parties	5.10(e)(i)
Seller Designated Shared Contacts	5.05
Seller Environmental Deductible	9.03(b)(i)
Seller Indemnitees	9.02(b)
Seller-Filed Separate Tax Returns	6.01(a)
Service Condition	3.17(c)
Substantial Detriment	5.04(f)
Survival Expiration Date	9.01
Tax Claim	6.01(d)
Third Party Approvals	5.06(a)
Third Party Claim	9.05(a)
Transfer Taxes	6.01(c)
Transferred Assets	2.02(a)
Transferred Liabilities	2.02(a)
Transferring Party	5.06(b)
Unaudited Financial Statements	3.06(a)
Unaudited Monthly Financial Statements	3.06(a)
WARN Act	3.17(e)
Workers Compensation Event	7.09

Other Definitional and Interpretative Provisions

. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The phrases “provided,” “delivered” or “made available,” when used herein, mean that the subject information or materials referred to have, prior to the relevant date of determination, been electronically delivered to, and made viewable and downloadable by, Buyer and its requested Representatives on the “Project Eagle” electronic data room hosted by Intralinks, as that site existed as of 5:00 P.M. New York City, New York time at least one (1) Business Day immediately prior to the date of this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to any time herein shall refer to Eastern Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
Purchase and Sale

Purchase and Sale of the Purchased Shares

. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all right, title and interest in and to the Purchased Shares at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws.

Pre-Closing Restructuring

.

(a)Prior to the Closing, Seller shall use commercially reasonable efforts to effect, or cause its Subsidiaries to effect, all transfers and take all such actions as are necessary so that as of the Closing (i) any assets, Contracts, rights, interests or properties of the Group

Companies described in Schedule 2.02(a)(i) (collectively, the “Retained Assets”) shall be transferred to the Retained Companies, (ii) any Liabilities of the Group Companies described in Schedule 2.02(a)(ii) (the “Retained Liabilities”) shall be assigned to, and assumed by, the Retained Companies, (iii) (A) the IT Assets, (B) the Business Intellectual Property Rights, (C) any other assets, rights, interests or properties of the Retained Companies primarily used in the conduct of the Business, in each case, except for (x) Intellectual Property Rights, information technology assets and Contracts and (y) the assets, rights, interests and properties of the Retained Companies access to which or use of which is explicitly governed or explicitly required by the other Transaction Documents and (D) those other assets, Contracts, rights, interests and properties of the Retained Companies set forth on Schedule 2.02(a)(iii) (collectively, the “Transferred Assets”) shall be transferred to one or more Group Companies and (iv) the Liabilities of the Retained Companies described in Schedule 2.02(a)(iv) (the “Transferred Liabilities”) shall be assigned to, and assumed by, the Group Companies. The transactions contemplated by the foregoing clauses (i) to (iv) are collectively referred to as the “Pre-Closing Business Transfers”, each of which shall be effected and implemented on or prior to the Closing Date pursuant to agreements, documents and other instruments of transfer, assignment and assumption that are provided to Buyer prior to the date hereof or otherwise reasonably satisfactory to Buyer (such agreements, documents and instruments, the “Pre-Closing Business Transfer Documents”). Neither Seller nor any of its Subsidiaries or its or their respective Representatives shall (x) implement or effect the Pre-Closing Business Transfers other than in accordance with the Pre-Closing Business Transfer Documents, or (y) amend, modify or otherwise make any changes or alterations to the Pre-Closing Business Transfer Documents in any material respect without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b)Seller shall effect, and cause its Subsidiaries to effect, the Pre-Closing Business Transfers in a manner that does not: (i) result in the giving of any representations, warranties or indemnification by any of the Group Companies to Seller or any of its Affiliates (other than the Group Companies); (ii) violate any applicable Law in any material respect (including as a result of the failure to obtain any required Permit); (iii) result in any Person, other than Seller or any of its wholly-owned Subsidiaries owning any capital stock or other equity interest in any Group Companies; or (iv) result in, or give rise to, any event, development, condition, circumstance or effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Retained Asset or Transferred Asset (or any right thereunder) if an attempted assignment, without the consent of, or other action by, any third party or Governmental Authority, would constitute a violation of applicable Law, a breach under such Retained Asset or Transferred Asset or adversely affect in any material respect the rights of any Retained Company or Group Company, as applicable, thereunder (collectively, the “Non‑Assignable Assets”). Seller or Buyer, as applicable, shall take such actions as are set forth in Section 5.04 with respect to Regulatory Approvals, Section 5.06 with respect to Third Party Approvals and Seller shall otherwise use, and prior to the Closing Seller shall cause its Subsidiaries to use, commercially reasonable efforts to obtain all applicable consents required in order for the Pre-Closing Business Transfers to occur prior to the Closing.

(d)Notwithstanding anything to the contrary in Section 2.02(a) or Section 2.02(b), at the election of Buyer in writing (which election shall be made no later than fifteen (15) Business Days after the date hereof), Seller shall not transfer the assets or employees set forth on Schedule 2.02(d) (such items, the “ESOL PR Items”) to any Group Company, and Seller shall use commercially reasonable efforts to effect, or cause its Subsidiaries to effect, the transfer of the ESOL PR Items directly to, and the ESOL PR Items shall be acquired directly from the appropriate Subsidiary of Seller by, an Affiliate designated by Buyer that is organized in the Commonwealth of Puerto Rico (or such other Affiliate mutually agreed by Buyer and Seller) in connection with its election. Such transfer shall occur on the Closing Date in exchange for an amount in cash equal to the net book value of the ESOL PR Items (other than any employees) as mutually agreed by the Parties acting in good faith prior to the Closing Date (the “ESOL PR Purchase Price”) (which ESOL PR Purchase Price shall reduce the Purchase Price). In the event that Buyer does not make such election, Seller shall have the right, but not the obligation, to transfer the ESOL PR Items to a newly formed Subsidiary of the Company organized in the Commonwealth of Puerto Rico, and such entity shall be treated as a Group Company for all purposes of this Agreement.

(e)For the avoidance of doubt, it is acknowledged and agreed that (i) Buyer will purchase all of the Purchased Shares, (ii) the assets (including any Permitted Liens thereon) and Liabilities of the Group Companies (excluding the Retained Assets and Retained Liabilities) will remain the assets and Liabilities of the Group Companies, respectively and (iii) all Business Employees who are employed by the Group Companies at the close of business on the day immediately prior to the Closing will remain employees of the Group Companies at and immediately after the Closing.

Purchase Price; Withholding

.

(a)The “Purchase Price” in the aggregate for the Purchased Shares shall, subject to the adjustments set forth in Section 2.05, be an amount in cash equal to (i) $462,500,000 (minus, if applicable, the ESOL PR Purchase Price), plus, (ii) the Estimated Working Capital Adjustment Amount, minus (iii) the Estimated Closing Date Indebtedness, plus (iv) the Estimated Closing Date Cash, minus (v) the Estimated Closing Date Transaction Expenses.

(b)Buyer (and its Affiliates) shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold for tax purposes under applicable Tax Law. If Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyer shall provide written notice to Seller no less than fifteen (15) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law; provided that no such notice shall be required with respect to compensatory payments or if the certificate contemplated by Section 2.04(c)(iv) is not delivered. Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide Seller with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. Any amounts so deducted, withheld and remitted consistent with the terms of this Section 2.03(b) shall be treated for all purposes of this Agreement as having been paid to Seller.

Closing

(a)Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Shares hereunder shall take place at the offices of Latham & Watkins LLP, 330 North Wabash Ave, Suite 2800, Chicago, Illinois 60611, (i) on the third (3rd) Business Day after all the conditions precedent set forth in Sections 8.01, 8.02 and 8.03 shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (ii) on such other date as the Parties may mutually agree in writing; provided, however, that unless waived by Buyer in its sole discretion in writing to Seller, in no event shall the Closing Date occur until the third (3rd) Business Day immediately following the Business Day on which the Marketing Period expires; provided, that, notwithstanding the foregoing, in no event shall the Closing occur prior to 9:00 A.M. Eastern Time on March 31, 2020; provided further, that if all the conditions precedent set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing) and the Marketing Period has expired (or has been terminated or waived by Buyer) less than three (3) Business Days prior to March 31, 2020, then the Closing shall still occur on March 31, 2020. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously.

(b)Upon the terms and subject to the conditions of this Agreement, at the Closing, in consideration for the sale of the Purchased Shares, Buyer shall (i) pay to Seller the Purchase Price (prior to giving effect to the adjustment set forth in Section 2.05) and (ii) if applicable, cause to be paid to Seller the ESOL PR Purchase Price, in each case, in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which written notice shall be delivered not later than three (3) Business Days prior to the Closing Date.

(c)In addition, the following deliveries shall be made prior to or at the Closing:

(i)Seller shall deliver to Buyer (A) the share certificates representing any certificated Purchased Shares duly endorsed in blank or accompanied by a stock power duly executed by Seller for the transfer of the Purchased Shares to Buyer and (B) a duly executed instrument of transfer as may be required for the transfer all right, title or interest in and to any uncertificated Purchased Shares to Buyer;

(ii)Seller shall deliver the minute and attendance books, stock ledgers and registers and corporate seals, if any, of each Group Company (which shall have been duly signed, revised and updated for all events up until the Closing Date) and all other Business Records in the possession of Seller and its Subsidiaries (it being understood that any such minute and attendance books, stock ledgers and registers and corporate seals and other Business Records already in the possession of any Group Company shall remain with such Person and not be delivered to Buyer);

(iii)Seller and Buyer shall, and shall cause their respective Subsidiaries to, deliver to each other duly executed counterparts to each of the Transaction Documents (other than this Agreement) to which they are party;

(iv)Seller shall deliver a certification in the form of Exhibit G (provided, that, Buyer’s only recourse for Seller’s failure to deliver such a certification shall be to make any withholding pursuant to Section 2.03(b) that is required as a result of such failure); and

(v)Seller shall deliver to Buyer duly executed copies of the Pre-Closing Business Transfer Documents.

Adjustment Amount

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(a)Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth (i) Seller’s good faith estimate of (A) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (B) Closing Date Indebtedness, including the Aggregate Reserved Amount (the “Estimated Closing Date Indebtedness”), (C) Closing Date Cash (the “Estimated Closing Date Cash”), and (D) Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”) and (ii) its calculation of the Estimated Working Capital Adjustment Amount. Seller shall provide Buyer a reasonable level of supporting documentation for the Estimated Closing Statement and the calculation thereof and any additional information reasonably requested by Buyer and related thereto. If Buyer objects to the Estimated Closing Statement or the calculation thereof, Buyer shall deliver written notice of such objection to Seller no later than two (2) Business Days prior to the Closing Date, and Buyer and Seller consult with one another with respect to Buyer’s objections set forth in such objection notice, and Seller shall revise the Estimated Closing Statement and the calculation thereof to reflect any revisions mutually agreed upon by Buyer and Seller prior to the Closing. If Buyer does not timely deliver such objection notice or, if Buyer timely delivers such objection notice, to the extent Buyer and Seller fail to resolve any of Buyer’s objections, the Estimated Closing Statement and the calculation thereof as originally delivered by Seller pursuant to the first sentence of this Section 2.05(a) shall control.

(b)As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereof, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculation of (i) the Closing Date Net Working Capital, (ii) Closing Date Indebtedness, including the Aggregate Reserved Amount, (iii) Closing Date Cash, (iv) Closing Date Transaction Expenses, and (v) its calculation of the Closing Date Working Capital Adjustment Amount, in each case, determined (x) without giving effect to (A) the consummation of the transactions contemplated by this Agreement to occur at Closing (including any adjustments as a result of the application of purchase accounting); or (B) any financing transactions in connection therewith or by Buyer or its Subsidiaries (including the

Group Companies) after the Closing. Except as otherwise provided herein, the Closing Statement shall be prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Closing Statement. Buyer shall provide Seller a reasonable level of supporting documentation for the Closing Statement and the calculation thereof and any additional information reasonably requested by Seller and related thereto. Nothing in this Section 2.05(b) is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements or the Balance Sheet, or any actual or alleged failure of the Financial Statements or the Balance Sheet to be prepared in accordance with GAAP or in good faith. Following the Closing, Buyer shall provide Seller and its Representatives reasonable access to the records, (to the extent involved in the preparation or components of the Closing Statement) personnel and (subject to the execution of customary work paper access letters if requested by) auditors of Buyer relating to the preparation of the Closing Statement and, upon reasonable advance written notice of Seller, shall cause the personnel of Buyer and its Subsidiaries (including the Group Companies), who were involved in the preparation of the Closing Statement (or the data reflected therein), to cooperate reasonably with Seller and its Representatives in connection with their review of the Closing Statement.

(c)If Seller disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, Closing Date Cash or Closing Date Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within sixty (60) days after its receipt of the Closing Statement. In the event that Seller does not provide such a notice of disagreement within such sixty (60)-day period, Seller shall be deemed to have accepted the Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Closing Date Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and Seller shall use commercially reasonable efforts for a period of forty-five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Indebtedness, the Closing Date Cash or Closing Date Transaction Expenses, and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the Parties and the Closing Statement shall be adjusted in accordance with such resolution. All such discussions and communications related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule or evidence. If, at the end of such period, they are unable to resolve such disagreements, then Deloitte & Touche LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and Seller) (the “Auditor”) shall (as an expert and not as an arbitrator) resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Auditor, whether the Closing Statement was prepared in accordance with the standards set forth in Section 2.05(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Indebtedness, Closing Date Cash or the Closing Date Transaction Expenses require adjustment. Seller and Buyer shall instruct the Auditor to consider only those items and amounts which are identified in the notice of disagreement delivered by Seller and which have not already been resolved by Seller and Buyer. Further, the Auditor’s determination shall be based only on the relevant books and records and the other written information provided by Seller and Buyer (i.e., not on the basis of independent review), and the Auditor shall not conduct additional discovery in any form. The Auditor’s resolution of each disputed item shall be within the range of the respective positions taken by Buyer and Seller.

(d)The fees and expenses of the Auditor shall be allocated between Seller and Buyer in proportion to the extent either Seller or Buyer did not prevail on the disputed items submitted for the Auditor’s review. For the avoidance of doubt and solely as an illustration of the methodology set forth in the immediately preceding sentence, if (i) the notice of disagreement delivered by Seller assigns values to the disputed items such that the Purchase Price would be increased by $1,000,000, (ii) Buyer maintains that the Purchase Price as calculated pursuant to the Closing Statement is correct and (iii) the Auditor’s final resolution of the disputed items in accordance with this Section 2.05(d) is that the Purchase Price as calculated by Buyer in the Closing Statement is increased by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of Seller), then forty percent (40%) of such fees and expenses of the Auditor shall be paid by Seller and Buyer shall be responsible for sixty percent (60%) of such fees and expenses of the Auditor. All other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Auditor shall be borne by the Party incurring such cost and expense.

(e)Except as may be required by applicable Law or court order, the Parties agree to maintain confidentiality as to all aspects of any proceeding before the Auditor, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding such proceeding (i) to a court of competent jurisdiction for purposes of enforcing this Section 2.05 or the Auditor’s final determination or (ii) in accordance with Section 5.14, applied to such proceeding and the aspects thereof, mutatis mutandis. The Auditor shall be bound by a mutually agreeable confidentiality agreement, which shall preserve the confidentiality of any proceeding before the Auditor. The decision rendered pursuant to this Section 2.05(e) may be entered as a judgment in any court of competent jurisdiction. The procedures of this Section 2.05 are exclusive, and the determination of the Auditor shall be final, binding and conclusive on the Parties, absent fraud or manifest error. The date on which the Closing Date Net Working Capital, the Closing Date Indebtedness, Closing Date Transaction Expenses and the Closing Date Cash are finally determined in accordance with this Section 2.05(e) is hereinafter referred to as the “Determination Date.”

(f)The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Working Capital Adjustment Amount (as finally determined in accordance with Section 2.05), minus the Estimated Working Capital Adjustment Amount, plus (ii) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness (as finally determined in accordance with Section 2.05), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.05), minus the Estimated Closing Date Cash, plus (iv) the Estimated Closing Date Transaction Expenses, minus the Closing Date Transaction Expenses (as finally determined in accordance with Section 2.05). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount (the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Purchase Price shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.05(g).

(g)If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Buyer shall pay to Seller (and/or one or more Retained Companies designated by Seller) an amount in cash equal to the Increase Amount in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay, or shall cause to be paid, to Buyer an amount in cash equal to the Deficit Amount in immediately available funds by wire transfer to an account or accounts designated by Buyer, by written notice to Seller. For U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law, any Increase Amount or Deficit Amount pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price.

Article III
Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules (but subject to Section 11.12), Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing (provided that the accuracy of any representation or warranty that by its terms speaks only as of a specified date shall be determined solely as of such date) that:

Existence and Power

. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Seller is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets, rights or properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Authorization

. Seller has all requisite corporate power and authority to execute, deliver and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within Seller’s organizational powers and have been (or will be prior to execution) duly authorized by all necessary corporate or similar organizational action or proceeding on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due and valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which Seller will be a party shall be duly and validly executed and delivered by Seller at or prior to the Closing and, upon such execution and delivery by Seller and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Governmental Authorization

. No consent, approval, authorization or order of, or declaration, registration or filing with, or notification to, any Governmental Authority is required on the part of Seller with respect to Seller’s execution, delivery or performance of the Transaction Documents or the consummation of the transactions contemplated thereby, in each case, except for (a) applicable requirements of the HSR Act and the Exchange Act, (b) such consents, approvals, authorizations, orders, declarations, registrations, filings or notifications, the absence of which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or materially interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby and (c) those consents disclosed in Schedule 3.03.

Noncontravention

. Except as set forth in Schedule 3.04, subject to the receipt (or the making of, as applicable) of the consents, approvals, authorizations, orders and other requirements set forth in Section 3.03 or in Schedule 3.03, and except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not, and will not as of the Closing, (a) violate any applicable Law to which Seller or any Group Company is subject or by which the Business or any property, right or asset of the Group Companies is bound, (b) violate any provision of, or result in a breach of, the Organizational Documents of Seller or any Group Company, (c) violate or conflict with any provision of, or result in a breach of, or constitute a default, or require a consent, approval or authorization of (or the giving of notice to) any Person (other than any Governmental Authority) under, any Contract, or result in (or give rise to the right of) termination, acceleration, cancellation, modification or amendment of any such Contract, or result in the loss of a benefit or increase in any fee, Liability or other obligation under any such Contract, or result in the creation of any Lien (other than a Permitted Lien) under any such Contract or upon any of the properties, rights or assets of the Group Companies or the Business, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, consent or notification requirement, termination, acceleration, cancellation, modification or amendment, loss, Liability or creation of a Lien or (d) result in a violation or revocation, cancellation, suspension or modification of any Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or materially interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Group Companies

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(a)Each Group Company is an entity duly incorporated and validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Each Group Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets, rights or properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Each Group Company is solvent under the Laws of its jurisdiction of organization and is able to pay its Indebtedness as it becomes due. New Holdco, when and after it has been formed, shall have been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and prior to the Closing shall have engaged in no other business activities other than those incidental to its formation in connection with the transactions contemplated by this Agreement and shall not have incurred, directly or indirectly, any Liabilities.

(b)All of the Purchased Shares are owned beneficially and of record by Seller, and all of the issued and outstanding Group Company Interests (other than the Purchased Shares) are owned beneficially and of record by a Group Company, in each case, free and clear of all Liens other than, in the case of the Purchased Shares, restrictions on transfer arising under applicable securities Laws and, in the case of the Group Company Interests (other than the Purchased Shares), Permitted Liens. The Purchased Shares constitute all of the issued and outstanding capital stock of the Company. Seller is not a party (or subject to) (i) any option, warrant, purchase right, conversion right, right of first refusal, call, put or other Contract, obligation or commitment (other than this Agreement) that requires Seller to sell, transfer or otherwise dispose of any Purchased Shares or (ii) any voting trust, proxy or other Contract relating to the voting of any Purchased Shares.

(c)All of the issued and outstanding Group Company Interests have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with the Organizational Documents of the applicable Group Company and applicable Law. None of the Group Company Interests have been issued in violation of, or are subject to, any preemptive rights, subscription rights, rights of first offer, rights of first refusal or similar rights. There is no existing option, warrant, call, put, right or agreement to which any Seller or any of its Subsidiaries (including the Group Companies) is a party or subject (or by which it is bound) that requires, and there are no securities of Seller or any of its Subsidiaries (including the Group Companies) outstanding that upon conversion, exercise or exchange would require, the issuance, sale, disposition or redemption, repurchase or acquisition of any capital stock or other equity interest of any Group Company, as applicable or the issuance or grant of any Group Company Interests or other securities convertible into, exchangeable or exercisable for or evidencing the right to subscribe for or purchase (or requiring any Group Company to make a payment or otherwise provide value or benefits in respect of the value of) any capital stock or other equity interest of any Group Company. There are no outstanding or authorized stock appreciation, phantom equity, profit participation, performance-based rights or similar rights, commitments or obligations of any kind with respect to the Group Companies. Neither Seller nor any of its Subsidiaries (including the Group Companies) is a party or subject to (or bound by) any stockholders’ agreement, voting trust, proxies or other agreement or understanding with respect to the voting, redemption, issuance, sale, transfer or other disposition of the interests of any Group Company. There are no outstanding bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into, exchangeable into, or exercisable for, securities having the right to vote) on any matters on which the holders of Group Company Interests may vote.

(d)Except for other Group Companies, no Group Company has any Subsidiaries.

(e)Schedule 3.05(e) sets forth as of January 1, 2020 (i) all items of Indebtedness for borrowed money of the Group Companies and, to the extent included in Transferred Liabilities, the Business, including the specific amounts outstanding with respect to each such item and (ii) all Group Company Guarantees and all other guarantees, letters of credit, bonds, sureties and other credit support or assurances issued by, or on behalf or for the account of, the Group Companies or, to the extent included in Transferred Liabilities, the Business. True and complete copies of all such credit and support assurances (including all Group Company Guarantees) have been made available to Buyer prior to the date of this Agreement. Seller has made available to Buyer complete and correct copies of the Organizational Documents (including all amendments, modifications and other changes thereto currently in effect) of each Group Company as in effect on the date of this Agreement. All of the issued and outstanding Group Company Interests are owned beneficially and of record by Seller or the Group Company set forth on Schedule 3.05(e)(iii). Set forth on Schedule 3.05(e)(iii) is, with respect to each Group Company, (x) the jurisdiction of organization of such Group Company, (y) the number of authorized, issued and outstanding Group Company Interests of such Group Company, and (z) the identity of the Person or Persons that owns, beneficially and of record, the issued and outstanding Group Company Interests of such Group Company. Except as set forth on Schedule 3.05(e)(iii), (A) there are no authorized, issued or outstanding Group Company Interests of any Group Company, (B) no Group Company has any other Group Company Interests authorized, issued or outstanding and (C) neither the Company nor any other Group Company owns any shares of capital stock or other equity interests in any Person other than other Group Companies.

Section 3.06Financial Statements and Other Information.

(a)Attached as Schedule 3.06(a) are true and complete copies of (i) the audited combined financial statements of the Group Companies and the Retained ESOL Businesses, which comprise the combined balance sheet (the “Balance Sheet”) as of December 31, 2018 and the related combined statements of income, parent company net investment and cash flows (and, if applicable, of comprehensive income) for the year ended December 31, 2018 and the related notes thereto (the “Audited Financial Statements”) and (ii) the unaudited interim combined balance sheet of the Group Companies and the Retained ESOL Businesses as of September 30, 2019 (the “Balance Sheet Date”) and September 30, 2018 and the related combined statements of income, parent company net investment and cash flows (and, if applicable, of comprehensive income) for the nine (9) months ended September 30, 2019 and September 30, 2018 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Schedule 3.06(b), the Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the applicable Group Companies and the Retained ESOL Businesses in all material respects (except as may be indicated in the notes thereto), (ii) fairly present in all material respects the combined financial position and combined results of operations and cash flows of the Group Companies and the Retained ESOL Businesses as of the respective dates or for the respective time periods set forth therein, (iii) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), (iv) have been prepared in accordance with the carve-out guidelines included in SEC Staff Accounting Bulletin Topic 1.B. and (v) (x) in the case of the Audited Financial Statements, audited in accordance with the American Institute of Certified Public Accounts (“AICPA”) standards by Ernst & Young LLP and (y) in the case of the Unaudited Financial Statements, reviewed in accordance with AICPA Statement of Auditing Standards 100 by Ernst & Young LLP. Prior to the date hereof, Seller has provided to Buyer the unaudited monthly statements of income of the Group Companies and the Retained ESOL Business, for each of the fiscal months ending October 31, 2019, November 30, 2019 and December 31, 2019 (in the form of the schedule attached to Schedule 3.06(c)) (the “Unaudited Monthly Financial Statements”). The Unaudited Monthly Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the applicable Group Companies and the Retained ESOL Businesses in all material respects and (ii) fairly present in all material respects the cash flows of the Group Companies and the Retained ESOL Businesses as of the respective dates or for the respective time periods set forth therein. This Section 3.06(a) is qualified by the fact that the Group Companies and the Retained ESOL Businesses have not operated as a separate “stand alone” entity. As a result, the Group Companies and the Retained ESOL Businesses have been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Group Companies and the Retained ESOL Businesses operated as an independent enterprise. Since December 31, 2018, there has been no material change in the accounting methods or principles of the Group Companies or the Retained ESOL Businesses that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the Financial Statements or the notes thereto. Neither the Group Companies nor the Retained ESOL Businesses are parties to, or have any commitments to become parties to, an “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K.

(b)Seller maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting related to the Group Companies. Seller (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by Seller related to the Group Companies in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Seller’s auditors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information related to the Group Companies and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

(c)The books and records of the Business, the applicable Group Companies and the Retained ESOL Businesses (i) since January 1, 2016, have been maintained in all material respects in compliance with applicable requirements of GAAP, (ii) are true and complete in all material respects and (iii) correctly and accurately reflect all material dealings and material transactions in respect of the business, assets, liabilities and affairs of the Business, the Group Companies and the Retained ESOL Businesses. All corporate proceedings and actions reflected in the financial books and records of the Business, the Group Companies and the Retained ESOL Businesses have been conducted or taken in compliance in all material respects with all applicable Laws and with the respective Organizational Documents of the Group Companies and the Retained Companies.

(d)The minute books (or equivalent) of each of the Group Companies contain materially true and complete records of minutes of all meetings of, or actions of written consent by, the directors or managers (as applicable) and equityholders, in each case, having occurred since January 1, 2016.

Absence of Certain Changes

.

(a)Except for actions taken in connection with the transactions contemplated by this Agreement (including the Pre-Closing Business Transfers), from the Balance Sheet Date through the date of this Agreement, (a) the Group Companies and the Business have been conducted in the ordinary course of business consistent with past practices in all material respects and (b) none of the Group Companies or the Business has taken any action which, if taken or omitted to be taken after the date hereof, would require the consent of Buyer in accordance with Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(a)(iii), Section 5.01(a)(vi), Section 5.01(a)(vii) (with respect to Section 5.01(a)(vii), other than Tax elections permitted as a result of a change in Law), Section 5.01(a)(viii), Section 5.01(a)(ix), Section 5.01(a)(xviii), Section 5.01(a)(xix), Section 5.01(a)(xxi) or Section 5.01(a)(xxii).

(b)Since December 31, 2018, there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

No Undisclosed Liabilities; Reserves

. Except as set forth in the Disclosure Schedules, there is no Liability of the Group Companies or the Business of a type required to be reflected or reserved for on (or disclosed in the notes to) a combined balance sheet of the Group Companies prepared in accordance with GAAP, except for liabilities, debts and obligations (a) reflected or reserved for on the Financial Statements, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Business and that are not, individually or in the aggregate, material to the Group Companies, taken as a whole, or the Business, (c) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (d) that would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Schedule 3.08 sets forth, as of the date hereof, the Reserved Amount in respect of each site and facility of the Business.

Material Contracts

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(a)Except as set forth in Schedule 3.09(a) and excluding any Transaction Documents and any Contract that is a Retained Asset or Retained Liability, with respect to the Business, as of the date of this Agreement, neither Seller nor any of its Subsidiaries (including any Group Company) is a party or subject to, bound by or otherwise has any of its assets, rights or properties bound by:

(i)any lease of real or personal property requiring (A) annual payments by Seller or any of its Subsidiaries of $250,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $500,000 or more, in the case of each of clauses (A) and (B), that cannot be terminated on not more than ninety (90) days’ notice without payment by Seller or any of its Subsidiaries of any penalty;

(ii)any Contract with a Material Customer;

(iii)any Contract with a Material Supplier;

(iv)any Contract with any Governmental Authority;

(v)any partnership, joint venture, strategic alliance or other similar agreement including any similar Contract involving any sharing of profits, losses, costs or other Liabilities of any Group Companies or the Business with any Person;

(vi)any Contract involving the resolution, compromise or settlement of any actual or threatened Action against or involving the Group Companies or the Business, pursuant to which any Group Company or the Business is subject to continuing payment obligations in excess of $500,000 or material performance obligations;

(vii)any Contract for hedging or similar derivative transactions;

(viii)any Contract providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Group Company or the Business has any (x) ongoing deferred purchase price obligations or earn-out obligations (including pursuant to the Deferred Consideration Notes) or (y) other material contingent Liabilities, including payment obligations in respect of the future utilization of any net operating losses (other than any contingent Liabilities arising from Contracts with customers, suppliers or vendors of the Group Companies or the Business in the ordinary course of business consistent with past practice);

(ix)any Contract granting any put, call, right of first refusal, right of first offer or similar right with respect to any material asset, right or property of the Business;

(x)any Contract that obligates the Business or any Group Company to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to Business Employees for business expenses in the ordinary course of business consistent with past practice or transactions with customers and other counterparties on credit in the ordinary course consistent with practice);

(xi)any Contract relating to any required future capital expenditures by the Business or any Group Company in excess of $250,000 in the aggregate over the next twelve (12) months;

(xii)any Contract (A) that expressly limits in any material respect the freedom of the Business or the Group Companies or any of their respective Affiliates to compete in any of their current lines of business (excluding, for the avoidance of doubt, the Retained Businesses), (B) granting a “most favored nation” status to any Person or containing exclusive dealing arrangements or (C) containing price guarantees or minimum purchase or sale requirements or a “take or pay” provision;

(xiii)any material IP Contract or material Contract relating to IT Assets;

(xiv)any Collective Bargaining Agreements;

(xv)excluding the Credit Facility and the Private Placement Notes, any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $250,000, or any guarantee of third party obligations in excess of $250,000, or any letters of credit, performance bonds or other credit support, in each case, for amounts in excess of $250,000 for the Group Companies or the Business, including those that will need to be replaced at Closing;

(xvi)any Contract providing for the assumption or retention by a Group Company of any material environmental Liability of any Person; or

(xvii)any Contract to enter into any of the foregoing.

Each Contract (other than the Leases, as to which certain representations and warranties are made exclusively pursuant to Section 3.12) required to be set forth in Schedule 3.09(a), together with each Contract entered into after the date hereof and prior to the Closing in accordance with this Agreement that, if entered into prior to the date hereof, would be required to be set forth in Schedule 3.09(a), a “Material Contract”.

(b)Seller has made available to Buyer a true and complete copy of each Material Contract to the extent in Seller’s possession, including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof. Except as set forth in Schedule 3.09(b), all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of Seller or one of its Subsidiaries party thereto and, to the knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth in Schedule 3.09(b), (A) neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any other party thereto is, or is alleged in writing (or, to Seller’s knowledge, orally) to be, (in each case, with or without notice or lapse of time or both) in material breach of or material default under any such Material Contract, (B) since the Balance Sheet Date, neither Seller nor any of its Subsidiaries has received any written claim or notice, or to the knowledge of Seller, oral notice of (x) any material breach or material default under any such Material Contract or (y) the intention of any Person to cancel, withdraw, accelerate, fail to renew or terminate any such Material Contract and (C) to the knowledge of Seller, as of the date hereof, no event has occurred which, individually or together with other events, would reasonably be expected to result in (x) a material breach of or a material default under any such Material Contract or (y) the loss of any material benefit of or to the Group Companies, or permit the termination, modification, or acceleration under any such Material Contract (in each case, with or without notice or lapse of time or both).

(c)None of Seller or any of its Subsidiaries (including the Group Companies) has given any power of attorney or other similar authority (whether express or implied or as agent or otherwise), which is in force to any Person to enter into any Contract or do anything on behalf of any Group Company or the Business other than (i) any authority of the officers of the Group Companies and the Business Employees to enter into Contracts in the ordinary course of business consistent with past practice, (ii) any power or other authority of attorneys-in-fact representing any Group Company in any Action or investigation or before any Governmental Authority or (iii) any power or other authority that shall be terminated prior to the Closing.

Litigation

. Except as set forth in Schedule 3.10, (a) there are no pending or, to the knowledge of Seller, threatened demands, claims, disputes or Actions or, to the knowledge of Seller, investigations before or by any Governmental Authority against or involving any of the Group Companies or the Business that, in each case, if resolved adversely against the Group Companies or the Business, would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or the Business or materially interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby and (b) none of the Group Companies, the Business or any of its rights, properties or assets is subject to any Governmental Order, and to the knowledge of Seller, no such Governmental Order is threatened, except as would not reasonably expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or the Business or materially interfere with, prevent or materially delay the ability of Seller to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Compliance with Laws

. Except with respect to matters set forth in Schedule 3.11, none of the Group Companies or the Business (i) are, or have been since January 1, 2016, in violation of any Law or Privacy Policy relating to the conduct of the Group Companies or the Business, except for violations that would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, or (ii) has received any written, or to the knowledge of Seller, oral notice of, or been charged with, the actual, alleged, possible or potential violation of any Privacy Policies or Laws relating to the conduct of the Business or the Group Companies that would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business.

Real Property

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(a)Schedule 3.12(a)(i) sets forth an accurate and complete list of all real property owned in fee by any Group Company, after giving effect to the Pre-Closing Business Transfers, together with all buildings, improvements and fixtures located thereon and all easements, covenants and appurtenances thereto (the “Owned Real Property”). Schedule 3.12(a)(ii) sets forth an accurate and complete list of all leasehold, subleasehold or license estates and other rights of any Group Company to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property, after giving effect to the Pre-Closing Business Transfers (the “Leased Real Property”). The Owned Real Property and Leased Real Property constitute all of the real property that is owned, leased, used or held for use primarily in the conduct of the Business as currently conducted.

(b)Except for Permitted Liens, as contemplated by the Transition Services Agreement or any Sublease Agreement, or as would not reasonably be expected, individually or in the aggregate, to result in Liability that is material to the Group Companies, taken as a whole, or the Business or otherwise materially and adversely impair the conduct of the Business in substantially the manner currently conducted, no Person other than Seller and its Subsidiaries, including the Group Companies, has the right to use or occupy the Real Property.

(c)Seller has made available to Buyer an accurate and complete copy of each Lease, including any amendments or modifications thereof, to the extent in Seller’s possession. Except as set forth in Schedule 3.12(c), (i) each Lease (together with any amendment thereto) is valid and in full force and effect, is unmodified and represents the entire agreement between the applicable Group Company or Retained Company, as tenant, and the applicable lessor, (ii) each Group Company or Retained Company that is the tenant thereunder, as applicable, is not in default of its obligations under such Lease beyond any applicable notice and cure period, (iii) the transactions contemplated by this Agreement (including the Pre-Closing Business Transfers) do not require the consent of any other party to such Lease and will not result in a material breach of or material default by any Group Company or Retained Company under any such Lease, and (iv) each Lease is a valid and binding obligation of the parties thereto and, to the knowledge of Seller, represent the valid and binding obligations of the other parties thereto.

(d)With respect to the Owned Real Property, except as would not reasonably be, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, (i) each of the Owned Real Property is in compliance with all restrictions, covenants and agreements related to the applicable Owned Real Property and no variances are needed, and none have been granted, with respect to the Owned Real Property; (ii) to the knowledge of Seller, there is no (x) Governmental Order or Action requiring repair, alteration or correction of any existing condition affecting any Owned Real Property; (y) condition or defect that could give rise to a Governmental Order or Action of the type described in subclause (x); or (z) work that has been done or labor or materials that has or have been furnished to any Owned Real Property during the period of one year immediately preceding the date of this Agreement (or during the period between the date hereof and the Closing Date) for which Liens (excluding Permitted Liens) have been filed against the Owned Real Property that has not been, or will not be, fully paid and released prior to Closing; (iii) to the knowledge of the Seller, there is not any claim of adverse possession or prescriptive rights involving or affecting any portion of any Owned Real

Property; and (iv) to the knowledge of the Seller, no condition or matter exists that would render any Owned Real Property unsuitable for or prohibit its current use or that would require changes, remediation or improvements in order to continue its current use.

(e)Use of the Real Property for the various purposes for which such Real Property is used is and for the past five (5) years that such Real Property has been owned, occupied or used by a Group Company has been permitted as of right under all applicable zoning Laws, except as would reasonably be expected, individually or in the aggregate, to be material to the use of such Real Property. The Real Property and all improvements thereon are, and for the past five (5) years that such Real Property has been owned, occupied or used by a Group Company has been, in compliance with all applicable Laws (including those pertaining to zoning, building and the disabled), except as would not reasonably be expected, individually or in the aggregate, to be material to the use of such Real Property, are in good repair and in good condition, ordinary wear and tear excepted, and are free from material patent or, to the Seller’s knowledge, latent defects. All Real Property has adequate access for ingress from and egress to a public way. There is no pending or, to the knowledge of Seller, threatened condemnation, eminent domain or similar proceeding with respect to any of the Real Property.

Intellectual Property

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(a)Schedule 3.13(a) contains a list of all current registrations and issuances and pending applications for registration or issuance of any Patents, Trademarks and copyrights included in the Owned Business Intellectual Property Rights (the “Business Registered Intellectual Property Rights”). The Business Registered Intellectual Property Rights are subsisting and unexpired, and to the knowledge of Seller, valid and enforceable.

(b)Seller and its Subsidiaries exclusively own (and following the Pre-Closing Business Transfers, the Group Companies will exclusively own) free and clear of all Liens (other than Permitted Liens), the Owned Business Intellectual Property Rights. Any third-party contractor or consultant who has created, developed or invented any material Owned Business Intellectual Property Rights for or on behalf of the Business has duly executed and delivered a written agreement which effects the assignment to the applicable Group Company or Retained Company of such material Owned Business Intellectual Property Rights, to the extent the rights in such Owned Business Intellectual Property Rights did not vest initially in the applicable Group Company by operation of law.

(c)Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, as is disclosed in Schedule 3.13(c), (i) no Action is pending that challenges the legality, validity, ownership or enforceability of any Owned Business Intellectual Property Rights and (ii) to the knowledge of Seller, no third party is infringing, misappropriating or violating any Owned Business Intellectual Property Right.

(d)Except as disclosed in Schedule 3.13(d), the conduct of the Business does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any other Person, and none of the Group Companies (or Seller and its other Subsidiaries, with respect to the Business) have received any charge, complaint, claim, demand or notice during the two (2)

years prior to the date of this Agreement alleging any infringement, misappropriation, dilution or other violation (including any claim that a Group Company (or Seller and its other Subsidiaries, with respect to the Business) must license or refrain from using any Intellectual Property Rights of any third party).

(e)Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, the IT Assets used in the Business (i) operate and perform as required by Seller and its Subsidiaries to operate the Business as currently conducted, (ii) are free of bugs, errors, defects, viruses and other corruptants, and (iii) have not malfunctioned or failed in the past two (2) years. Seller and its Subsidiaries have used commercially reasonable efforts to protect the integrity, continuous operation and security of the IT Assets (and all information stored or contained therein) against unauthorized use, access, interruption, modification or corruption. There has been no security breach or unauthorized access to the IT Assets, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, except for any such security breach or unauthorized access that did not result in or would not reasonably be expected to result in material Liability to any of the Group Companies (or Seller and its Subsidiaries, with respect to the Business) or any obligation for the Group Companies (or Seller and its Subsidiaries, with respect to the Business) to notify any Person.

(f)No proprietary software included in the Owned Business Intellectual Property Rights incorporates or is distributed with any “open source” code in a manner that subjects the Group Companies to any requirement to disclose any material proprietary source code, and no other Person possesses (or has any current or contingent right to possess or access) any material proprietary source code included in the Owned Business Intellectual Property Rights.

Title to and Sufficiency of Assets

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(a)Subject to obtaining all consents, authorizations or approvals of, or making any filings, registrations or notifications set forth in Schedule 3.03 and Schedule 3.04, except for (i) the Retained Assets, (ii) the assets and properties to be transferred to the Group Companies pursuant to the Pre-Closing Business Transfers (in accordance with the Pre-Closing Business Transfers Documents), (iii) Shared Contracts that are not Buyer Designated Shared Contracts, (iv) the assets and properties to which the Group Companies will have continued access to or use of after the Closing pursuant to the other Transaction Documents and (v) as set forth in Schedule 3.14, the Group Companies own, lease, license or have the right to use all material assets, rights and properties used by the Group Companies, free and clear of all Liens, except for Permitted Liens.

(b)Assuming the Pre-Closing Business Transfers have been completed in all respects and all consents, authorizations or approvals of, or making any filings, registrations or notifications set forth in Schedule 3.03 and Schedule 3.04 have been obtained, the assets, rights and properties of the Group Companies, together with the assets, rights and properties and services to which Buyer or the Group Companies will have continued access to or use or receipt of after Closing pursuant to the Transaction Documents, will, immediately after the Closing, constitute all of the assets, rights and properties required to operate the Business in all material respects in the manner conducted on the date hereof by Seller and its Subsidiaries (including the Group Companies).

Permits

. Seller and its Subsidiaries possess as of the date hereof, and the Group Companies will possess as of the Closing, all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, or issued by, any Governmental Authority necessary for the ownership and use of the properties, rights and assets of the Group Companies and the operation of the Business as currently conducted in all material respects (the “Permits”). Each such Permit is in full force and effect, and there is no Action pending or, to the knowledge of Seller, threatened before any Governmental Authority that seek the revocation, termination, cancellation, suspension, refusal to renew or adverse modification thereof. Each of Seller and its Subsidiaries is in compliance in all material respects with the terms and conditions of each such Permit held by it, has made all material filings and provided all material information required by applicable Law to be provided to any Person and has paid all fees required to maintain such Permit in effect. To the knowledge of Seller, the Group Companies are not in material default, and no condition exists that with notice or lapse of time or both would constitute a material default, under the Permits.

Employee Benefit Plans

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(a)Schedule 3.16(a) sets forth a true and complete list, as of the date hereof, of each material Group Company Plan and Employee Plan. With respect to each material Group Company Plan and Employee Plan, Seller and its Subsidiaries have provided or made available to Buyer true and complete copies of: (i) each such Group Company Plan and Employee Plan and (ii) to the extent applicable to each such Group Company Plan and Employee Plan: all current trust agreements, custodial agreements, administrative agreements, investment advisory and investment management agreements, insurance contracts or other funding arrangements; the three (3) most recent Forms 5500 required to have been filed and all schedules thereto; the most recent IRS determination or opinion letter; all current employee handbooks or manuals; all current summary plan descriptions and any summaries of material modifications; all amendments and modifications to any such document currently in effect; and all material correspondence to or from a Governmental Authority in the past three (3) years.

(b)Except as set forth on Schedule 3.16(b) of the Disclosure Schedules,

(i)No Group Company Plan or Employee Plan is (1) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA or Section 413 of the Code, (2) a Multiemployer Plan, (3) subject to Sections 412 or 302 of the Code or Title IV of ERISA, or (4) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Seller nor its Subsidiaries, nor any ERISA Affiliate, has incurred any Liability (including as a result of any indemnification obligation) under Title IV of ERISA, and no condition exists that could reasonably be expected to subject Buyer or any Subsidiary of Buyer (including, following the Closing, any Group Company), either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, encumbrance, or other Liability imposed by ERISA, the Code or other applicable Law.

(ii)Each Group Company Plan and each Employee Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter, has pending or is within the remedial amendment period in which to file an application for such determination from the Internal Revenue Service or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, to the knowledge of the Seller, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

(iii)Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, (i) Seller and its Subsidiaries (including the Group Companies), as applicable, have performed in all respects all obligations required with respect to each Group Company Plan and Employee Plan, (ii) each Group Company Plan and Employee Plan has been maintained in compliance with its terms and with any Law, including ERISA and the Code, and (iii) all payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each Group Company Plan and Employee Plan or their related trust, insurance contract or other funding arrangement have been paid when due.

(iv)There is no material action, claim, complaint, investigation, petition, suit, or other proceeding in Law or in equity pending or, to the knowledge of Seller or its Subsidiaries, threatened against, or arising out of, any Group Company Plan or Employee Plan or the assets of any Group Company Plan or Employee Plan (other than routine claims for benefits) and, to the knowledge of Seller or its Subsidiaries, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, claim, complaint, investigation, petition, suit, or other proceeding.

(v)No Employee Plan or Group Company Plan provides death or post‑employment insurance or medical benefits, other than coverage mandated by Section 4890B of the Code or other similar applicable Laws.

(vi)The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event or events, (1) entitle any Business Employee or current or former employee, officer, director or individual independent contractor of any Group Company to severance pay, unemployment compensation or any other payment; (2) accelerate the time of payment or vesting, increase the amount of compensation, or otherwise enhance any benefit due any Business Employee or current or former employee, officer, director or individual independent contractor of any Group Company; (3) directly or indirectly require any contributions or payments to fund any obligations under any Group Company Plan; or (4) limit or restrict the right to terminate or amend any Group Company Plan on or following the Closing. The consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event or events) will not give rise to any payments or benefits (or acceleration of vesting of any amounts or benefits) that will be, separately or in the aggregate, an “excess parachute payment” as defined in Section 280G of the Code.

(vii)There is no Contract, plan or other arrangement to which Seller or any of its Subsidiaries is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up, indemnification payment or reimbursement for Taxes under Sections 409A or 4999 of the Code.

(viii)No Group Company Plan or Employee Plan covers or otherwise provides benefits to any employee or other individual service provider working or residing outside of the United States or Puerto Rico.

(c)No Contract, plan, policy or arrangement that is not a Group Company Plan will automatically transfer, in whole or in part, to Buyer or a Subsidiary of Buyer under applicable Law in connection with the transactions contemplated by this Agreement. Upon and following the Closing, Buyer and its Affiliates (including, following the Closing, the Group Companies) shall have no Liability under or with respect to an Employee Plan.

Employees

.

(a)Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business, (i) with respect to the Business and Business Employees, Seller and its Subsidiaries are and have since January 1, 2016 been in compliance with all applicable Laws, respecting employment, employment practices and labor, and the termination of employment, including such Laws relating to labor relations and collective bargaining, equal employment opportunities, immigration, wage and hour laws (including the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, and the proper classification of individuals as nonemployee contractors or consultants), mass layoffs and plant closings, health and safety, immigration, employee and contractor background checks, fair employment practices, workers’ compensation, the prevention of discrimination, harassment and retaliation, and other similar employment activities; and (ii) since January 1, 2016, there have been no Actions, internal or external investigations, or grievances pending or, to the knowledge of Seller, threatened against Seller or its Subsidiaries brought by or on behalf of any Business Employee, any former employee who provided services to the Business, any applicant for employment with Seller (with respect to the Business) or any Group Company, or otherwise arising from or relating to Seller’s (with respect to the Business) or any Group Company’s labor or employment practices.

(b)Except as set forth in Schedule 3.17(b), (i) neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any Collective Bargaining Agreement with respect to the Business or any Business Employee, and no such agreement is presently being negotiated, and (ii) since January 1, 2016 there have been no labor unions or works councils certified as the bargaining unit representative of any Business Employee or, to the knowledge of Seller, engaged in any organizing activity with respect to the Business or any Business Employee. Since January 1, 2016, there has not been, and there is not, as of the date hereof, pending nor, to the knowledge of Seller, threatened, any strike, slowdown, lockout, concerted refusal to work overtime, picketing, or work stoppage by Business Employees or affecting the Business. Neither Seller nor any of its Subsidiaries is subject to any order to bargain by the National Labor Relations Board with respect to the Business or any Business Employee.

(c)Seller has provided to Buyer a true and correct schedule of all Business Employees as of the date of this Agreement (the “Employee List”) together with the following true and correct information with respect to each individual on the Employee List: (i) number of years of service with Seller and its Subsidiaries; (ii) job title; (iii) base salary or wage rate; (iv) target bonus information (other than for employees in sales positions); (v) length of recognized service; (vi) job location; (vii) benefit elections with respect to each Group Company Plan and each Employee Plan; and (viii) seniority date for union purposes (if applicable). Each Business Employee, except for any Choice Employee, has dedicated at least seventy-five percent (75%) of his or her working hours to the Business over the prior twelve (12) month period (or, if shorter, during any period of employment) (the “Service Condition”). Other than the Retained Employees, there are no employees of Seller or its Subsidiaries who satisfy the Service Condition but are not included on the Employee List. Seller has provided to Buyer a true and complete schedule of all Retained Employees as of the date of this Agreement on Schedule 1.01(l). For the three (3)-year period prior to the date of this Agreement, no Group Company has been the employer of any individual.

(d)To the knowledge of Seller, since January 1, 2016, (i) no allegation of harassment (including sexual harassment) has been made against any employee providing services to or with respect to the Business having the title of Vice President or above, and (ii) no Group Company is currently seeking, nor has any Group Company entered into, any settlement agreement that relates primarily to an allegation of harassment (including sexual harassment) against any employee providing services to or with respect to the Business having the title of Vice President or above.

(e)Since January 1, 2016, neither Seller nor any of its Subsidiaries (with respect to the Business or Business Employees) has closed any plant or facility, effectuated any group layoffs of employees or implemented any early retirement or group separation program, nor has Seller or any of its Subsidiaries (with respect to the Business or Business Employees), in each case which triggered notice or pay obligations under the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local Law (the “WARN Act”), nor is any such action or program planned or announced for the future.

(f)No employee of Seller or its Subsidiaries who is not on the Employee List will automatically transfer, in whole or in part, to Buyer or a Subsidiary of Buyer under applicable Law in connection with the transaction contemplated by this Agreement.

Environmental Compliance

. Except as disclosed in Schedule 3.18, and except for matters that would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Group Companies, taken as a whole, or the Business:

(a)the Business, the Group Companies and the Real Property are in compliance with all, and have not in the past five (5) years violated any, applicable Environmental Laws, including the terms and conditions of all Environmental Permits, and the

Business, the Group Companies and the Real Property have obtained all Environmental Permits required to operate the Business as presently conducted, and to the knowledge of Seller, each such Environmental Permit, upon expiration, shall have been renewed or reissued in reasonably customary form in due course (assuming, in the case of any necessary renewal or reissuance application to be made after the Closing, the Persons controlling the Business at that time apply for such renewal or reissuance);

(b)(i) no written or, to the knowledge of Seller, other notice, claim, inquiry, order, request for information, complaint, penalty demand or violation notice has been made and (ii) there is no Action pending or, to knowledge of Seller, threatened, and to the knowledge of Seller, there is no investigation pending or threatened that (x) (A) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Environmental Permit, alleges any potential Liability or Damages arising under or relating to any Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Environmental Permit, (B) relates to the Business, the Group Companies or the Real Property and (C) has not been settled, dismissed, paid or otherwise fully and finally resolved without ongoing obligations or costs prior to the date hereof or (y) to the extent relating to the Release or threatened Release, transport or arrangement for disposal by the Business or the Group Companies of Hazardous Substances at or to any location (other than any Real Property), that have not been discharged in connection with the PSC Reorganization;

(c)the Group Companies have not caused any past or present contamination, or releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing (“Release”) of any Hazardous Substances, including at, on, under or from any currently or formerly owned or leased property or facility relating to the Business, the Group Companies or the Real Property, in each case, except in compliance with all, and as would not reasonably be expected to result in Liability under any, applicable Environmental Law;

(d)there are and have been no Releases, or to the knowledge of Seller, threatened Releases of Hazardous Substances at, in, on or under any property currently or formerly owned, leased, or operated by any of the Group Companies or relating to the Business, including the Real Property, or any other location (including any location used for the storage, disposal, recycling or other handling of any Hazardous Substances), that would reasonably be expected to give rise to Liability of any of the Group Companies under any Environmental Law;

(e)none of the Group Companies has assumed or retained, by contract or, to the knowledge of Seller, operation of law, any obligation or Liability of a third party under any Environmental Law or concerning any Hazardous Substances;

(f)(i) the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, and the continued ownership and operation of the Business by the Group Companies in compliance with all applicable Environmental Laws immediately thereafter, requires no consent, filing or submission under or relating to any Environmental Law or any transfer, reissuance or modification of any Environmental Permit, and (ii) no Action is

pending or, to the knowledge of Seller, threatened to revoke, terminate, adversely modify, deny reissuance or transfer, or suspend any Environmental Permits;

(g)Schedule 3.18(g) sets forth a list of all financial assurance mechanisms obtained by or maintained for the Group Companies to ensure compliance with any closure or post-closure obligation or any corrective action obligation under Environmental Laws, including all letters of credit, performance bonds, sureties or other similar instruments issued by or on behalf of the Group Companies;

(h)Seller has provided Buyer with the opportunity to review copies of all (i) environmental site assessments performed, either by Seller, the Group Companies or third parties; (ii) groundwater and soil analytical reports, (iii) remedial investigation reports, feasibility study reports, and remediation design reports; and (iv) cleanup action plans, in each case, that are in Seller’s possession, custody or control with respect to any of the Group Companies or any of their currently or formerly owned, leased or operated real property;

(i)Seller, the Business and the Group Companies have, in the past ten (10) years and, to the knowledge of Seller, at all times prior to the past ten (10) years, operated all formerly owned, leased, operated or occupied real property in compliance with all, and as would not reasonably be expected to result in Liability under any, applicable Environmental Laws; and

(j)the Business and the Group Companies have not, in the past ten (10) years and, to the knowledge of Seller, at all times prior to the past ten (10) years, transferred or disposed (or arranged for the disposal) of any Hazardous Substances to any other off-site location except in compliance with all, and as would not reasonably be expected to result in Liability under any, applicable Environmental Laws.

Notwithstanding anything to the contrary in this Agreement, this Section 3.18 and Sections 3.03, 3.04, 3.06, 3.07, 3.08, 3.09, 3.14, 3.20 and 3.24 provide the sole and exclusive representations and warranties of Seller in respect of Environmental Law.

Taxes

.

(a)Each of the Group Companies has timely filed all income and other material Tax Returns required to be filed by it (taking into account applicable extensions), all such Tax Returns are accurate and complete in all material respects and each of the Group Companies has paid all income and other material Taxes required to be paid by it.

(b)There are no pending Tax Claims by or before a Taxing Authority against any of the Group Companies, and no written notice of audit, assessment or deficiency by a Taxing Authority in respect of Taxes has been received by any Group Company which audit, assessment or deficiency has not been resolved in full.

(c)No waiver or extension of the statute of limitations is in effect for the assessment of any Taxes of any of the Group Companies.

(d)No Liens for Taxes upon the assets of the Group Companies have been filed, other than for Permitted Liens.

(e)No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in accounting methods or use of an incorrect method of accounting prior to the Closing (including any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or non-U.S. Tax Law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable state, local or non-U.S. Law) executed prior to the Closing; (iii) any installment sale or open transaction disposition occurring prior to the Closing; (iv) any intercompany transactions (other than any intercompany obligations (as defined in Treasury Regulations Section 1.1502-13(g)(2)(ii)) solely between Group Companies) or any excess loss account described in Section 1502 of the Code (or any corresponding provisions of state, local or non-U.S. income Tax Law) which were entered into or arose prior to the Closing or (v) any prepaid amount or deferred revenue received or paid prior to the Closing.

(f)Within the last five (5) years, no Group Company has received a written claim that it may be required to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where the Group Company has not filed Tax Returns that has not been resolved.

(g)No Group Company is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract, other than (i) any Tax sharing, allocation or indemnification agreement the only parties to which are the other Group Companies and (ii) any customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes (such as leases and credit agreements) (any Contracts described in this clause (ii), “Commercial Contracts”).

(h)No Group Company (i) has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal Income Tax Return or a combined, consolidated, unitary or similar corporate group for state, local or non-U.S. Tax purposes (in each case other than a group consisting solely of Seller and/or its Subsidiaries) or (ii) have any liability for the Taxes of any Person (other than Seller or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, by Contract (other than Commercial Contracts) or otherwise.

(i)No Group Company has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4. In the two-year period ending on the date hereof, no Group Company has been party to a transaction described in Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j)Each of the Group Companies has collected or withheld all material Taxes required to have been collected or withheld (including from payments made to employees, independent contractors, creditors, stockholders and other Persons) and such collected and withheld Taxes have been or will be duly paid to the proper Governmental Authority, and each of the Group Companies has complied in all material respects with all Laws relating to withholding, including any reporting and record keeping requirements.

(k)Each of the Group Companies has collected all material amounts of sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has, in all material respects, maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(l)No Group Company has requested in writing, entered into, been issued or received any private letter ruling, technical advice memorandum, or similar agreement or ruling from a Taxing Authority.

(m)The Company has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code §897(c)(1)(A)(ii).

(n)None of the Group Companies has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation (treating Puerto Rico as a country separate from the United States solely for purposes of this representation).

(o)Notwithstanding anything to the contrary, (i) Section 3.16 and this Section 3.19 provides the sole and exclusive representations and warranties of Seller regarding Taxes and (ii) no breach or inaccuracy of any representation or warranty in Section 3.16 or this Section 3.19 (other than the representations and warranties set forth in Section 3.19(e)) shall entitle any Buyer Indemnitees to be indemnified for Damages with respect to Taxes relating to any Post-Closing Tax Period.

Section 3.20Insurance.

(a)Schedule 3.20(a) sets forth a true and complete list of the material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by, or (to the extent such policies constitute Available Insurance Policies) covering, the Group Companies and related to the assets, business, operations, employees, officers and directors of the Group Companies or the Business (collectively, the “Insurance Policies”). True and complete copies of each such Insurance Policy have been made available to Buyer prior to the date of this Agreement. Such Insurance Policies are in full force and effect, and all premiums due under such Insurance Policies have been paid in full.

(b)Neither Seller nor any of its Affiliates (including the Group Companies) has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, such Insurance Policies with respect to the Group Companies or the Business. Each of Seller and its Affiliates (including the Group Companies) have complied in all material respects with the provisions of each such Insurance Policy. All of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity and (ii) have not been subject to any lapse in coverage, in each case, with respect to the Group Companies or the Business, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. There are no material claims related to the Business pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

Finders’ Fees

. Except for Stifel, Nicolaus & Company, Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Customers and Suppliers

.

(a)Schedule 3.22(a) sets forth (i) the top twenty-five (25) customers of the Business based on the dollar amount of sales to such customers for the fiscal year ended December 31, 2019 (the “Material Customers”) and (ii) the top twenty-five (25) suppliers and vendors of the Business based on the dollar amount of purchases made by the Business for the fiscal year ended December 31, 2019 (the “Material Suppliers”).

(b)Except as set forth on Schedule 3.22(b), since the Balance Sheet Date none of the Material Customers or Material Suppliers has informed Seller or any of its Affiliates (including the Group Companies) in writing that it will or, to the knowledge of Seller, has threatened to materially and adversely modify its existing or planned business with the Business or the Group Companies.

Bank Accounts

. Schedule 3.23 sets forth a true and complete list of the name and address of each bank or financial institution with which any Group Company has an account or safe deposit box and the name or title of each Person who is an authorized signatory or has control thereof.

Affiliate Transactions

. Except for the Transaction Documents and as set forth on Schedule 3.24, (i) there are no Contracts between any Group Company, on the one hand, and Seller or its Affiliates (other than the Group Companies), on the other hand, and (ii) no officer, employee, consultant or director of Seller or any of its Subsidiaries is a party to any Contract, or has a material business relationship, with any Group Company (other than any Group Company Plan or any other employment or services-related Contract with any employee, director, officer or consultant of the Group Companies) (the Contracts referred to in clauses (i) and (ii), the “Related Party Contracts”).

Control Areas

. Seller and its Subsidiaries and their respective officers, directors, and employees, in their capacity as such, are now and at all times for the last five (5) years have been, in respect of the Group Companies and the Business, in compliance with all applicable laws, statutes, rules, or regulations concerning anti-corruption or anti-bribery, anti-kickbacks, anti-money laundering, government contracting or government procurement, fraud or false claims, and economic sanctions (collectively, “Control Areas”), except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business. Seller and its Subsidiaries have, in respect of the Group Companies and the Business, policies and procedures reasonably designed to ensure compliance with the Control Areas and there are currently no pending, or to the knowledge of Seller, threatened, actions, suits, claims, inquiries, or investigations, whether internal or external, formal or informal, concerning actual or potential violations of the Control Areas, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, or the Business.

Economic Sanctions

. The Group Companies are not, directly or indirectly, majority-owned or controlled by or acting for or on behalf of any Person which is the target of economic sanctions administered and enforced by the United States Department of the Treasury’s Office of Foreign Assets Control.

Unclaimed Property

. The Group Companies have complied in all material respects with all Laws relating to escheat or unclaimed property, including filing all material reports, returns, documents, declarations, elections or other information or filings supplied or required to be supplied to any Governmental Authority with respect to escheat or unclaimed property matters, and remitting all material amounts required to be remitted to such Governmental Authorities (whether or not shown on such filings).

No Other Representations and Warranties

. Except for the representations and warranties contained in this Article III and any representations and warranties made by Seller or the Group Companies in any other Transaction Document, none of the Retained Companies nor any of their respective Representatives has made or is making any express or implied representation or warranty with respect to Seller, its Subsidiaries (including the Group Companies) or any of the Group Company Interests, the Business, the Transferred Assets, the Transferred Liabilities or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Seller nor any other Person will have or be subject to any Liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from the sale of the Purchased Shares to Buyer or Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III or in a representation or warranty made by Seller or the Group Companies in any other Transaction Document. Seller and each of its Subsidiaries disclaim any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, none of the Retained Companies nor any of their respective Representatives make any express or implied representation or warranty with respect to the Retained Assets, the Retained Liabilities or the Retained Businesses.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date of this Agreement that:

Existence and Power

. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Authorization

. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the limited liability company powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document shall be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

Governmental Authorization

. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority, other than (A) compliance with any applicable requirements of the HSR Act and the Exchange Act and (B) those filings that if not made, would not, reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Noncontravention

. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not (a) violate the Organizational Documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Law, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer or any of its Affiliates is entitled under any provision of any agreement or other instrument binding upon Buyer or any of its Affiliates or (d) result in the creation or imposition of any material Lien on any asset of Buyer or any of its Affiliates (except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).

Financial Ability

. Buyer has and will, at the Closing, have cash available that is sufficient for Buyer to consummate the transactions contemplated by this Agreement, including (a) paying the Purchase Price and the Adjustment Amount, if any and (b) satisfying all of its other obligations under this Agreement and the other Transaction Documents. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer.

Litigation

. There are no Actions pending or, to the knowledge of Buyer, threatened in writing against Buyer, except for such Actions as would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

Solvency

. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. Assuming that (a) the representations and warranties of Seller contained in Article III of this Agreement are true and correct in all material respects (for such purposes, without giving effect to any “knowledge” or “materiality,” “Material Adverse Effect” or similar materiality qualifications contained therein), (b) the estimates, projections or forecasts that have been provided by or on behalf of Seller and its Subsidiaries have been prepared in good faith based upon assumptions that were as of the date hereof, and continue to be, reasonable, at and immediately after the Closing Date and (c) the Group Companies are solvent as of immediately prior to the Closing, after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Buyer and its Subsidiaries (including the Group Companies) on a consolidated basis (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Purchase for Investment

. Buyer is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Finders’ Fees

. Except for Goldman Sachs & Co, LLC, whose fees and expenses shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

No Additional Representations; No Reliance

.

(a)Buyer acknowledges and agrees that none of the Retained Companies nor any of their respective Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Group Companies, the Group Company Interests, the Business, the Transferred Assets, the Transferred Liabilities or other matters that are not specifically included in Article III of this Agreement (subject to the Disclosure Schedules) or in the express representations and warranties made by Seller or the Group Companies in any other Transaction Document. Without limiting the generality of the foregoing, none of the Retained Companies nor any of their respective Representatives, nor any other Person, has made a representation or warranty to Buyer with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Seller or its Representatives making available to Buyer, (i) any projections, estimates or budgets for the Business or (ii) any materials, documents or information relating to Seller, the Group Companies, the Transferred Assets, the Transferred Liabilities or the Business made available to Buyer or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement or in any other Transaction Document. In connection with Buyer’s investigation of the Business, Seller has delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including projected financial statements, cash flow items and other data of Seller and its Subsidiaries relating to the Business and certain business plan information of the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against the Retained Companies or any other Person with respect thereto, except, in each case, to the extent covered by a representation and warranty set forth in Article III of this Agreement. Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.28, none of the Retained Companies nor any of their respective Representatives have made any representation or warranty with respect to such projections and other forecasts and plans.

(b)Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that none of the Retained Companies nor any of their respective Representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement or in any other Transaction

Document, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Group Companies and, except as expressly provided in Article III of this Agreement or as expressly provided in a representation or warranty contained in a Transaction Document, and subject to the terms and conditions of Article III of this Agreement and the other Transaction Documents, it is understood that Buyer is acquiring the Group Companies as is and where is with any and all faults and defects as of the Closing Date.

(c)In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of the Retained Companies or any of their respective Representatives, other than those representations and warranties specifically set forth in Article III of this Agreement or in any other Transaction Document. Buyer acknowledges that it has conducted an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Business and the Group Companies and the nature and condition of their properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and in the other Transaction Documents.

Article V
Covenants

Conduct of the Business

.

(a)From the date hereof until the Closing Date, except as set forth in Schedule 5.01(a), as required by applicable Law, as otherwise expressly provided by the Transaction Documents, in connection with the Pre-Closing Business Transfers, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course of business consistent with past practices in all material respects and use their commercially reasonable efforts to (A) preserve intact in all material respects the present business organizations and goodwill of the Business and the present relationships of the Business with customers, suppliers, vendors and other Persons having material business relationships with the Business, (B) conduct the Business in compliance with all applicable Laws in all material respects and maintain in full force and effect all Permits of the Business, (C) keep available the services of the Business’s officers, managers and key employees and (D) make capital and maintenance expenditures in the ordinary course of business consistent with past practice in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Schedule 5.01(a), as required by applicable Law, as otherwise expressly provided by the Transaction Documents, in connection with the Pre-Closing Business Transfers, or with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), with respect to the Business, Seller shall not, and shall cause its Subsidiaries (including each Group Company) not to:

(i)sell, assign, lease, license, transfer, abandon, let lapse or otherwise dispose of any material assets, rights or properties (including any Real Property) of the Business or the Group Companies (other than the Retained Assets or as contemplated by the Pre-Closing Business Transfers), or in either case, any interests therein, except (A) pursuant to Contracts existing on the date hereof or (B) for sales or licensing of products to customers in the ordinary course of business;

(ii)create or otherwise incur any Lien on any material asset, right or property of the Business or any Group Company, other than Permitted Liens and Liens on any Retained Assets;

(iii)make any loans, advances or capital contributions to, or investments in, any Person (other than among the Group Companies);

(iv)if material and adverse to the Group Companies amend, modify, cancel or terminate (excluding any expiration in accordance with its terms) any Material Contract;

(v)enter into any Contract that would be required to be disclosed in Schedule 3.09 if such Contract were in effect as of the date of this Agreement other than any such Contract entered into in the ordinary course of business with a customer or supplier consistent with past practices in all material respects; provided, however, that in the event Seller has requested Buyer’s consent to enter into a customer Contract that requires Buyer’s consent pursuant to this Section 5.01(a)(v) and Buyer has not responded to such request within forty-eight (48) hours, Buyer shall be deemed to have consented to the entry into such Contract;

(vi)commence, settle or compromise any Action, other than in respect of any Retained Liability, involving (A) any injunctive or other equitable relief or other restriction to be imposed on any Group Company or (B) payments by the Group Companies in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(vii)make, revoke or change any material Tax election (for the avoidance of doubt, other than Tax elections made in connection with filing Tax Returns in the ordinary course of business consistent with past practice), adopt or change any annual Tax accounting period or Tax accounting method, enter into any closing agreement with a Taxing Authority, settle any material Tax Claim, audit or assessment, materially amend any Tax Return, surrender a right to claim a material Tax refund, request a ruling from a Taxing Authority, consent to any extension or waiver of the limitation period applicable to any material amount of Taxes, in each case, except with respect to matters involving a Tax Return of any of the Retained Companies that would not reasonably be expected to have a non-de minimis adverse effect on the Business or the Group Companies following the Closing;

(viii)make any material change in any method of financial accounting or financial accounting practice of the Group Companies, except for any such change required to comply with the requirements of GAAP or applicable Law or financial accounting standards;

(ix)except as required by applicable Law, or required under any Employee Plan or Group Company Plan, (A) increase the compensation or benefits of any Business Employee (other than in the ordinary course of business with respect to Business Employees whose annual compensation is less than $175,000), (B) grant any equity in any Group Company or any award based on such equity, (C) establish, adopt, enter into, terminate or amend any Group Company Plan (or any agreement, program, policy or plan that would be a Group Company Plan if it were in existence on the date of this Agreement), (D) hire or terminate (other than for cause) any Business Employees with a title of director or above or increase the number of employees satisfying the Service Condition by more than five percent (5%), (E) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any amount under any Employee Plan (with respect to Business Employees) or Group Company Plan, (F) grant or change the terms of any severance or termination pay to any Business Employee or current or former employees of the Business or the Group Companies or (G) change the duties of any employee of Seller or its Subsidiaries (including any Group Companies) such that such employee becomes a Business Employee or ceases to be a Business Employee;

(x)cause or permit the Group Companies to make any loans or advances to, or guarantees for the benefit of, any other Person (except participant loans made by the Seller 401(k) Plans pursuant to the terms of the applicable Seller 401(k) Plan) other than advances to Business Employees for business expenses to be incurred in the ordinary course of business consistent with past practice;

(xi)enter into, amend or extend any Collective Bargaining Agreement or recognize any union or other labor organization as the bargaining representative for any Business Employees;

(xii)take any action that, individually or in the aggregate, triggers any notice or payment obligations under the WARN Act;

(xiii)(A) make, adopt, approve, consent to or propose any amendment, modification, alteration or change in the respective Organizational Documents of any of the Group Companies or (B) change any Group Company’s capital stock or other equity interests or securities;

(xiv)allow any Insurance Policy to lapse or otherwise terminate, except if replaced by a substantially similar insurance policy;

(xv)modify any Privacy Policy or the operation or security of any IT Asset in any manner that is materially adverse to the Business, except to the extent required by applicable Law;

(xvi)terminate, materially amend or modify, renew or cancel, any Lease (excluding termination for cause or expiration in accordance with its terms);

(xvii)(A) incur, assume, become subject to or guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, in each case, of the Group Companies or guarantee any debt securities of another Person, or (B) enter into, assume, become subject to or guarantee any obligations that would be qualified as capital leases, other than, in each case of clauses (A) and (B), any such Indebtedness, securities, warrants, rights or capital leases that will be paid off at or prior to the Closing;

(xviii)make, or enter into, any commitment for capital expenditures of the Group Companies in excess of $1,000,000, individually, or $5,000,000, in the aggregate, other than for any capital expenditures included in the budget set forth in Schedule 5.01(a)(xviii) (the “CapEx Budget”);

(xix) (A) declare, set aside or pay any non-cash dividend, or make any other non-cash distribution, in respect of the Group Company Interests, (B) redeem, purchase or otherwise reacquire, split, combine, reclassify, the Group Company Interests or issue any other securities or interests in respect of, in lieu of or in substitution for, or otherwise amend the terms of, any Group Company Interests, (C) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Group Companies or (D) file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Group Company or consent to the filing of any bankruptcy petition against any Group Company under any similar Law;

(xx)(A) authorize, issue, sell, transfer, grant, deliver or subject to any Lien (other than Permitted Liens), any Group Company Interests, or any other securities convertible into, exchangeable or exercisable for, or any rights, warrants or options to acquire, any such Group Company Interests or (B) form or cause to be formed any new Subsidiary of any Group Company or enter into a joint venture, strategic alliance or similar partnership;

(xxi)(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or assets comprising a business or any substantial amount of property, rights or assets in or of any other Person or (B) dispose, divest, abandon, transfer or lease any material rights, property or assets of any Group Company;

(xxii)enter into a new line of business or abandon or discontinue any existing line of business;

(xxiii)enter into any Related Party Contract;

(xxiv)cancel or compromise any material Indebtedness or claim owed to the Business or any Group Company or waive or release any material right of such Person, in each case, other than the cancellation, compromise, waiver or release of such Indebtedness, claims or rights among the Group Companies; or

(xxv)authorize, resolve, agree or commit to do any of the foregoing, or enter into any Contract to do any of the foregoing.

For the avoidance of doubt, Seller shall be permitted to (i) cause each Group Company to dividend, transfer, distribute or otherwise pay to Seller or any of its Affiliates any or all of the

Cash and Cash Equivalents (but only so long as such dividend, transfer, distribution or other payment of such Cash and Cash Equivalent is made prior to the Closing Date) or Retained Assets of such Group Company, (ii) settle intercompany balances between any Group Company, on the one hand, and the Retained Companies, on the other hand, and make capital increases in connection therewith, subject to and in compliance with Section 5.08(a) and (iii) take any actions necessary to complete the Pre-Closing Business Transfers.

(b)Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of Seller and its Subsidiaries, except solely with respect to the conduct of the Business by Seller and its Subsidiaries, including through the Group Companies.

Pre-Closing Access

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(a)From the date hereof until the Closing Date, Seller shall, and shall cause its Subsidiaries to, (i) give Buyer and its Representatives (including the Financing Sources) reasonable access to the properties, books, contracts, Tax Returns and records of the Business or the Group Companies, (ii) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the Business or the Group Companies as such Persons may reasonably request and (iii) use commercially reasonable efforts to cause the appropriate executive officers of Seller and its Subsidiaries (including the Group Companies’) to cooperate with Buyer in its investigation of the Business and the Group Companies. Any investigation pursuant to this Section 5.02 shall be conducted (A) in accordance with the applicable Antitrust Laws, (B) during normal business hours, (C) in such manner as not to interfere unreasonably with the normal conduct of the Business or any of the Retained Businesses and (D) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (y) Buyer shall not have access to (1) personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information the disclosure of which, in Seller’s opinion (in its sole discretion), could subject Seller or any of its Subsidiaries to risk of Liability, (2) any real property owned or leased by Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing or (3) any information to the extent relating to any Retained Asset, Retained Liability or any Tax Return of any of the Retained Companies and (z) Seller and its Subsidiaries may withhold (1) any information relating to the sale process for or valuation of the Business (including any financial analysis relating thereto) and (2) any document or information to the extent the disclosure of such document or information would reasonably be expected to violate any Contract of Seller or any of its Subsidiaries or any applicable Law or result in the waiver of any legal privilege or work-product privilege; provided that, in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, Seller and its Subsidiaries shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (2) apply. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement, subject to disclosures permitted pursuant to Section 5.22.

(b)Seller shall promptly begin preparation of, and use commercially reasonable efforts to prepare in accordance with the timing and scope of work set forth in

Schedule 5.02(b) hereto and deliver to Buyer as promptly as reasonably practicable, audited combined balance sheets and the related combined statements of income, parent company net investment and cash flows (and, if applicable, of comprehensive income) and the related notes thereto of the Group Companies and the Retained ESOL Business for the year ended December 31, 2019, prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), prepared in accordance with the carve-out guidelines included in SEC Staff Accounting Bulletin Topic 1.B. and audited in accordance with AICPA standards by Ernst & Young LLP or other independent auditors of national standing reasonably approved by Buyer (such approval not to be unreasonably delayed or withheld), together with Reconciliation Statements for the statements of income; provided that such preparation shall be at the sole cost and expense of Buyer. Seller shall use its commercially reasonable efforts to obtain the consents of its auditors with respect to the foregoing audited financial statements as may be required by applicable SEC rules and regulations. Buyer acknowledges and agrees that delivering or obtaining the financial statements and other documents and information contemplated by this Section 5.02(b) is not a condition to Closing and shall in no event delay the consummation of the Closing.

Notifications

. Until the Closing, each Party shall promptly notify the other Party in writing of (i) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event which will or is reasonably likely to result in such Party’s inability to satisfy any of the conditions set forth in Article VIII and (ii) any commencement of or threat to commence any Action or investigation by a Governmental Authority against (A) in the case of Seller, any Group Company or with respect to the Business or the assets, rights or properties of any Group Company (in the case of an Action, to the extent such Action is material) or (B) Seller, Buyer or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement; provided, however, that either Party’s failure to give notice pursuant to this Section 5.03, to the extent relating to a breach of any representation, warranty, covenant or agreement, shall not, in and by itself, be taken into account in determining whether the conditions set forth in Section 8.02(a) and Section 8.03(a) have been satisfied, but instead shall, if applicable, constitute only a breach of the applicable representation, warranty, covenant or agreement. Any such notification shall not be deemed to cure any inaccuracy or breach of any representation or warranty or covenant contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether the conditions set forth in Article VIII have been satisfied.

Regulatory Filings

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(a)Subject to the terms and conditions of this Agreement, Buyer and Seller shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).

(b)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and on or prior to February 7, 2020, (ii) use reasonable best efforts to comply as soon as reasonably practicable with any request under the HSR Act for additional information, documents or other materials received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act with respect to any such filing or any such transaction.

(c)Each Party shall use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. Each Party shall promptly inform the other Party hereto of any substantive oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction. No Party shall independently participate in any substantive meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act with respect to the transactions contemplated hereby.

(d)Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, redact materials provided to the other Parties under this Section 5.04 (i) to remove reference concerning the valuation of the Transferred Asset’s or Buyer’s or Seller’s consideration of the transactions contemplated in the agreement, or (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Each Party may also reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.04 as “outside counsel only,” which materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Whether or not the Closing occurs, Buyer shall be responsible for all filing fees incurred in connection with obtaining the Regulatory Approvals with respect to the transactions contemplated hereby.

(e)In furtherance and not in limitation of the actions and obligations described in Section 5.04(b), Buyer shall, subject to Section 5.04(f), use its reasonable best efforts to promptly resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of HSR Act, Buyer shall, subject to Section 5.04(f), contest any such Action, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Buyer shall, subject to Section 5.04(f), use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the execution of this Agreement (but in any event prior to the Closing Date). Buyer shall (i) at the written direction of Seller, after consultation with Buyer and to the extent determined by Seller in good faith to be appropriate in the context of Buyer seeking to obtain the expiration or termination of the waiting period under the HSR Act as expeditiously as possible, “pull and refile,” pursuant to 16 C.F.R. 803.12, the filing made under the HSR Act on one (but not more than one) occasion and (ii) be permitted, after consultation with Seller and to the extent determined by Buyer in good faith to be appropriate in the context of seeking to obtain the expiration or termination of the waiting period under the HSR Act as expeditiously as possible, to “pull and refile” the filing made under the HSR Act on one (but not more than one) occasion without Seller’s prior written consent.

(f)Buyer further agrees that it shall, to the extent necessary to obtain the waiver, permit, approval, clearance or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.01(a) or Section 8.01(b) (to the extent such Closing Legal Impediment arises under the HSR Act), as applicable, or to avoid the entry of any Governmental Order that would result in, or to have lifted, vacated, reversed or terminated, any Closing Legal Impediment, as promptly as reasonably practicable (but in any event prior to the Outside Date) take the following actions (each such action, a “Remedial Action”): (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property Rights) of any assets or businesses of the Group Companies (other than Retained Assets or Retained Businesses) or any assets or businesses of Buyer or any of its Subsidiaries (or equity interests held by Buyer or any of its Subsidiaries in entities with assets or businesses); (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Group Companies (other than Retained Assets or Retained Businesses) or any assets or businesses of Buyer or any of its Subsidiaries (or equity interests held by Buyer or any of its Subsidiaries in entities with assets or businesses); (iii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Group Companies (other than Retained Assets or Retained Businesses), or Buyer or any of its Subsidiaries; (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action; and (v) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, take any and all steps, including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i), (ii), (iii) and (iv) of this Section 5.04(f) necessary to vacate, modify or suspend such injunction or order; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require, (1) Buyer or any of its Affiliates to take, agree to, propose, offer, negotiate or effect any Remedial Action to the extent such Remedial Action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Harsco Corporation and its Subsidiaries (including the Group Companies and after giving effect to the transactions contemplated by this Agreement), taken as a whole (such material adverse effect, a “Substantial Detriment”) (it being understood, for purposes of determining whether a Remedial Action constitutes a Substantial Detriment, that the size of the business of Harsco Corporation and its Subsidiaries (including the Group Companies and after giving effect to the transactions contemplated by this Agreement), taken as a whole, is that of the business of the Group Companies, taken as a whole, or the Business) or (2) Buyer, Seller or any of their respective Affiliates (including the Retained Companies and the Group Companies) to commit to take any Remedial Action the consummation of which is not conditioned on the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, Buyer’s obligations under this Section 5.04(f) shall be absolute and not qualified by “commercially reasonable efforts” or “reasonable best efforts.” The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any Remedial Action contemplated by this Section 5.04(f) shall not, individually or in the aggregate, be deemed a failure to satisfy any condition specified in Article VIII. To the extent reasonably requested by Buyer, and in connection with any actions or effects taken by Buyer pursuant to Section 5.03, Seller shall use its commercially reasonable efforts to cooperate with Buyer in all material respects in connection with its efforts to obtain all Regulatory Approvals, including in connection with any proposal, negotiation, offer or commitment contemplated by this Section 5.04(f), and with any steps taken by Buyer to vacate, modify, or suspend any injunction or order contemplated by this Section 5.04(f). At Buyer’s request, Seller shall, and shall cause its Subsidiaries to, enter into and implement one or more agreements requested by Buyer with respect to (i) any transaction to sell, divest, transfer, license, or otherwise dispose of any assets or businesses of the Group Companies (other than Retained Assets or Retained Businesses); (ii) behavior limitations on the assets or businesses of the Group Companies (other than Retained Assets or Retained Businesses); (iii) the termination, modification, transfer, or other action with respect to any existing relationships and contractual rights and obligations of the Group Companies (other than Retained Assets or Retained Businesses); and (iv) any other action that limits or affects the freedom of action of the Group Companies (other than Retained Assets or Retained Businesses); provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require, Seller or any of its Subsidiaries (including the Retained Companies and the Group Companies) to commit to take an of the actions referred to in clauses (i) through (iv) the consummation of which is not conditioned on the consummation of the transactions contemplated by this Agreement.

Shared Contracts

. Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, cooperate with each other and shall use their commercially reasonable efforts to (i) draft and agree to a final form of each of Schedule 5.05(a) and Schedule 5.05(b) as promptly as reasonably practicable after the date hereof and (ii) cause the Shared Contracts set forth in Schedule 5.05(a) (to the extent such Shared Contracts do not constitute Transferred Assets) (the “Buyer Designated Shared

Contracts”) and the Shared Contracts set forth in Schedule 5.05(b) (to the extent such Shared Contracts do not constitute Retained Assets) (the “Seller Designated Shared Contracts” and, together with the Buyer Designated Shared Contracts, the “Designated Shared Contracts”) to be either, at the option of the Affiliate of Buyer or Seller that is party to such Designated Shared Contract, (x) replaced with separate contracts (the “Replacement Contracts”) or (y) addressed by services rendered under the Transition Services Agreement (the “Replacement Services”), in either case, that provide that, from and after the Closing, Buyer or one or more Group Companies designated by Buyer, in the case of the Buyer Designated Shared Contracts, or any Retained Company designated by Seller, in the case of the Seller Designated Shared Contracts, receives contract rights and obligations under the Replacement Contracts or Replacement Services, as applicable, that are substantially similar, to those contract rights and obligations under the Designated Shared Contracts utilized by Seller or any of its Subsidiaries in the conduct of the Business or the Retained Businesses, as applicable, as of immediately prior to the Closing. Buyer shall be solely responsible for any additional costs or fees arising from and under a Replacement Contract or Replacement Service for a Buyer Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.05, and Seller shall be solely responsible for any additional costs or fees arising from and under a Replacement Contract or Replacement Service for a Seller Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.05. For the avoidance of doubt, notwithstanding anything to the contrary herein, neither Seller, with respect to a Replacement Contract or Replacement Service for a Buyer Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.05, nor Buyer, with respect to a Replacement Contract or Replacement Service for a Seller Designated Shared Contract, or in connection with any arrangement with respect thereto described in this Section 5.05, shall be responsible for any Liabilities resulting from such Replacement Contracts or Replacement Services, including any increases in pricing or other costs arising as a result of the transactions contemplated by this Agreement. Buyer and Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Designated Shared Contracts or replication of services thereunder as Replacement Services prior to the Closing and for a period of one hundred and eighty (180) days following the Closing Date. If Buyer and Seller are not able to effect the separation or replication of a Designated Shared Contract prior to the Closing, then after the Closing, until any such Designated Shared Contract is separated pursuant to a Replacement Contract or replicated as a Replacement Service, to the extent permissible under applicable Law and under the terms of such Designated Shared Contract, Buyer and Seller shall (and shall cause their respective Subsidiaries (including, in the case of Buyer, the Group Companies) to) (i) assume and perform the Liabilities under such Designated Shared Contract relating to its business or the businesses of its Subsidiaries (and shall promptly reimburse the other Party for any expenses relating thereto incurred by the other Party or its Subsidiaries), allocated in accordance with this Section 5.05, (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Designated Shared Contract relating to the business of the other Party (or the business of its Subsidiaries) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Designated Shared Contract was separated or its services replicated as Replacement Services as described above; provided that, notwithstanding the foregoing, for a period of one hundred and eighty (180) days following the Closing, (x) no Party shall fail to renew any Designated Shared

Contract upon the expiration or termination thereof and (y) to the extent any such Designated Shared Contract contains an “evergreen” provision that automatically renews such Designated Shared Contract unless terminated or cancelled by either party thereto, the applicable Party shall not terminate or cancel such Designated Shared Contract as permitted pursuant to the terms thereof, in each case, without the prior written consent of Buyer or Seller, as applicable. Buyer shall be solely responsible for replacing any Buyer Designated Shared Contracts, as well as any other Shared Contracts that are not Transferred Assets or that are Retained Assets, to the extent such Shared Contracts are not separated or services replicated as described above prior to the Closing. Seller shall be solely responsible for replacing any Seller Designated Shared Contracts, as well as any other Shared Contracts that are Transferred Assets or that are not Retained Assets, to the extent such Shared Contracts are not separated or services replicated as described above prior to the Closing. With respect to Liabilities under or resulting from a given Designated Shared Contract, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract or Replacement Service, be allocated from time to time between the Retained Companies, on the one hand, and Buyer and the Group Companies, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of such Designated Shared Contract, measured up to the date of the allocation, without duplication) by the Retained Companies, on the one hand, or Buyer and the Group Companies, on the other hand, under such Designated Shared Contract. Notwithstanding the foregoing, each Party shall be solely responsible for any and all Liabilities to the extent arising out of or relating to such Party’s (or its Subsidiaries’) breach of such Designated Shared Contract. It is acknowledged that for the purposes of this Section 5.05, what constitutes “substantially similar” shall be determined after taking into account changes in volume and similar pricing metrics, as well as the needs of the applicable Party.

Third Party Approvals

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(a)Except with respect to Regulatory Approvals (which are addressed in Section 5.04) and the Shared Contracts (which are addressed in Section 5.05), subject to the terms and conditions of this Agreement, prior to the Closing Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain the consents, waivers, approvals, orders and authorizations necessary to transfer and assign the Non-Assignable Assets (the “Third Party Approvals”) effective as of the Closing. To the extent that any Third Party Approval has not been obtained prior to the Closing, until the date that is twelve (12) months after the Closing Date, Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to obtain such Third Party Approval. Notwithstanding the foregoing, (i) no Party shall be required to incur any Liabilities, or provide any financial accommodation, in order to obtain any such Third Party Approval with respect to the transfer or assignment of any Non-Assignable Asset for the benefit of the Party to whom such Non-Assignable Asset is contemplated to be transferred under this Agreement (the “Receiving Party”), (ii) Seller shall not, and shall cause its Subsidiaries not to, commit to make any payments other than cash payments that are either (x) paid in full prior to the Closing or (y) de minimis administrative fees or de minimis reimbursement obligations or (iii) each Party shall, and shall cause its Subsidiaries not to make any non-monetary concessions that would purport to bind, following the Closing, the other Party, its Affiliates or, in the case of Buyer, the Business or, in the case of Seller, the Retained Business.

(b)In addition, to the extent permitted by applicable Law and the terms of the Non-Assignable Asset, in the event any Third Party Approval has not been obtained by the Closing, the applicable other Party (the “Transferring Party”) shall hold in trust for the benefit of the Receiving Party such Non-Assignable Asset and shall promptly forward to the Receiving Party, any monies or other benefits received pursuant to such Non-Assignable Asset, in each case, until such time as the Third Party Approval is obtained, but in no event longer than twelve (12) months after the Closing Date. For the period beginning on the Closing Date and not to exceed twelve (12) months after the Closing Date, the Transferring Party shall comply with all applicable covenants and obligations under the Non-Assignable Assets, including the payment of any costs or expenses in connection therewith, which shall be performed by the Transferring Party for the Receiving Party’s account and the Receiving Party shall promptly (but in no event later than ten (10) Business Days following receipt of an invoice from the Transferring Party) reimburse the Transferring Party for any out-of-pocket costs, expenses or payments made by the Transferring Party in respect of such Non-Assignable Asset. For the period beginning on the Closing Date and not to exceed twelve (12) months after the Closing Date, to the extent permitted by Law and the terms of the Non-Assignable Asset, (i) the Receiving Party shall be entitled to receive all of the benefits of the Transferring Party under the Non-Assignable Assets and (ii) the Transferring Party and the Receiving Party shall use commercially reasonable efforts to institute alternative arrangements intended to put the Receiving Party in a substantially similar economic position as if such Non-Assignable Asset was transferred and assigned as described above. After the Closing, the Receiving Party shall indemnify and hold harmless the Transferring Party and its Affiliates, Representatives, agents, successors and assigns from and against any and all Liabilities based upon, arising out of or relating to the performance of, or failure to perform, any obligations under the Non-Assignable Assets that are for the benefit of the Receiving Party. Notwithstanding the foregoing, for a period of twelve (12) months after the Closing Date, a Transferring Party shall use commercially reasonable efforts to renew for a period of time until at least the twelve (12)-month anniversary of the Closing Date any Non-Assignable Asset upon the expiration or termination thereof and shall not, to the extent that any Non-Assignable Asset contains an “evergreen” provision that automatically renews such Non-Assignable Asset unless terminated or cancelled by either party thereto, terminate or cancel such Non-Assignable Asset pursuant to the terms thereof, in each case, without the Receiving Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Once a Third Party Approval described in this Section 5.06 is obtained from, or such other action described in this Section 5.06 is taken by, such third party, the applicable Non-Assignable Assets shall be deemed to have been automatically assigned and transferred to (x) a Retained Company designated by Seller in the case of Retained Assets or (y) a Group Company designated by Buyer in the case of the Transferred Assets, in each case, on the terms set forth in this Agreement, as of immediately prior to the Closing, for no additional consideration.

Post-Closing Asset Transfers

. In the event that at any time or from time to time after the Closing Date, the Retained Companies receive or otherwise possess any Transferred Asset or other property, right or asset (including Cash and Cash Equivalents) that relate to the Business or should belong to Buyer pursuant to this Agreement, Seller shall promptly transfer, or cause to be transferred, such asset to Buyer or one or more of its Subsidiaries (including the Group Companies) designated by Buyer, for no additional consideration and net of the Retained Companies’ reasonable out-of-pocket costs to effectuate such transfer, and to the extent such asset is Cash and Cash Equivalents, Seller shall provide a general explanation or description of such transfer. Prior to any such transfer, Seller shall hold such asset in trust for the benefit of Buyer and shall promptly forward to Buyer any monies or other benefits received pursuant to such Transferred Asset or other property, right or asset. In the event that at any time or from time to time after the Closing Date, Buyer or any of its Affiliates, including the Group Companies, receives or otherwise possesses any Retained Asset or other property or asset (including Cash and Cash Equivalents) that relate to the Retained Businesses or should belong to any of the Retained Companies pursuant to this Agreement, Buyer shall promptly transfer, or cause to be transferred, such asset to the appropriate Retained Company, designated by Seller, for no additional consideration and net of Buyer’s reasonable out-of-pocket costs to effectuate such transfer, and to the extent such asset is Cash and Cash Equivalents, Buyer shall provide a general explanation or description of such transfer. Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of Seller and shall promptly forward to Seller any monies or other benefits received pursuant to such Retained Asset or other property, right or asset.

Intercompany Balances; Affiliate Transactions

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(a)Except as set forth in Schedule 5.08(a), all intercompany balances between any of the Group Companies, on the one hand, and any of the Retained Companies, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective at or prior to the Closing without any costs or other Liability to Buyer or its Affiliates (including, following the Closing, the Business and the Group Companies) and otherwise in a manner that is reasonably satisfactory to Buyer. Intercompany balances and accounts solely among any of the Group Companies shall not be affected by this provision.

(b)Except for the Transaction Documents, Contracts relating to the Retained ESOL Businesses and the Related Party Contracts set forth on Schedule 5.08(b), on or prior to the Closing, Seller shall take all actions necessary to cause any and all Related Party Contracts to have been terminated, effective as of the Closing, and as of such time all such Related Party Contracts shall be without any further force and effect, and all obligations and Liabilities thereunder shall be deemed to have been satisfied; provided, that the termination of such Related Party Contracts shall not result in Buyer, any of its Affiliates (including the Group Companies) or the Business incurring any Damages.

Group Company Guarantees

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(a)Buyer shall use its commercially reasonable efforts (and Seller shall cooperate with the reasonable requests of Buyer) to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, valid and binding written unconditional releases of the Retained Companies, as applicable, from their respective obligations under the Group Company Guarantees set forth on Schedule 3.05(e) and any Group Company Guarantees entered into or issued after the date hereof in accordance with this Agreement (true and complete copies of which shall be provided to Buyer promptly upon entering into or issuing such Group Company Guarantee), which shall be effective as of the Closing, including by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.

(b)If any Group Company Guarantee has not been fully and unconditionally released as of the Closing, (i) Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to terminate, or, if the Parties are unable to so terminate, cause Buyer or one of its Subsidiaries to be substituted in all respects for any Retained Company in respect of, all obligations under such Group Company Guarantees, (ii) unless Seller has materially breached its obligations under the immediately preceding clause (i), Buyer shall indemnify and hold harmless Seller and the Retained Companies for any Damages that Seller or any Retained Company may incur under any such Group Company Guarantees, including any claim or demand for payment made on any Retained Company under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds (in each case, if applicable, in proportion to the amount relating to the Business relative to any amount not relating to the Business) and (iii) Buyer shall not permit any of the Group Companies to (A) renew or extend the term of, (B) increase its obligations under or (C) transfer to another third party, any loan, Contract or other obligation for which any Retained Company is, or would reasonably be expected to be, liable under such Group Company Guarantee. To the extent that the Retained Companies have performance obligations under any Group Company Guarantee, Buyer will, and will cause the Group Companies to, use commercially reasonable efforts to (x) perform such obligations on behalf of the Retained Companies or (y) otherwise take such action as reasonably requested by Seller so as to put the Retained Companies in the same position as if Buyer and the Group Companies, and not a Retained Company, had performed or were performing such obligations.

(c)Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, none of the Retained Companies will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Group Company or the Business after the expiration of any such letters of credit or surety or performance bonds.

Use of Retained Marks.

(a)Except as provided in Section 5.10(b), Buyer and its Affiliates have, and after the Closing, the Group Companies shall have, no right, title, interest, license or any other right whatsoever in the Retained Marks, and none of the Retained Companies have, pursuant to the Transaction Documents, assigned such right, title, interest, license or other right to Buyer, its Affiliates or the Group Companies. For clarity, nothing shall restrict Buyer, its Affiliates or the Group Companies from using or referencing the Retained Marks in (i) a non-trademark manner to describe or provide information regarding the history of the Business, (ii) a manner that would constitute “fair use” under applicable Law or (iii) as required by applicable Law. After the Closing, Seller and its Affiliates (including the Retained Companies) shall have, no right, title, interest, license or any other right whatsoever in the Owned Business Intellectual Property Rights, and none of the Group Companies have, pursuant to the Transaction Documents, assigned such right, title, interest, license or other right to Seller, its Affiliates or the Retained Companies. At Buyer’s request, for one hundred and eighty (180) days after the Closing, Seller shall (and shall cause its Affiliates to) maintain a statement and a link on Seller’s website www.stericycleenvironmental.com, which previously referenced the Business, in a mutually agreeable form, directing customers to a website designated by Buyer with respect to the Business.

(b)For a period of six (6) months following the Closing Date, Buyer and the Group Companies shall have the right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials, and other supplies and materials (“Materials”), that were previously created that incorporate the Retained Marks, solely in the manner such Materials were used in the Business prior to Closing and solely to the extent that Buyer and the Group Companies maintain the quality of the goods and services associated with the Retained Marks (provided, that in the case of Retained Marks used on vehicles, Buyer and the Group Companies shall have the right to continue to use the Retained Mark for a period of nine (9) months following the Closing Date); provided, however, that as promptly as practicable after Closing, but in no event after the conclusion of such six (6) month or nine (9) month period, as applicable, Buyer shall, and shall cause the Group Companies to, cease and discontinue any use of the Retained Marks and, at Buyer’s sole cost and expense, remove all Retained Marks from all such supplies and materials, in each case, whether such supplies or materials are held by Buyer or the Group Companies or under the control of Buyer or the Group Companies.

(c)Notwithstanding the foregoing, if Buyer inadvertently uses a Retained Mark (other than a Trademark with the name “Stericycle”), Seller shall provide written notice to Buyer, and Buyer will not be considered to be in breach of this Section 5.10 so long as Buyer takes the actions specified in Section 5.10(b), provided that for this purpose the compliance period shall begin running on the date of the notice rather than the Closing Date.

(d)As promptly as practicable after the Closing but in no event later than thirty (30) days after the Closing Date, Buyer shall, and shall cause the Group Companies to, at Buyer’s sole cost and expense, to file to change the names of the Group Companies to remove the word “Stericycle” or any confusingly similar derivation or translation thereof, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Group Companies’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction.

(e)Effective as of the Closing Date:

(i)Seller, on behalf of itself and its Subsidiaries (other than the Group Companies) (the “Seller Covenant Parties”), hereby covenants to Buyer that none of the Seller Covenant Parties shall bring any proceeding against the Buyer or its Subsidiaries (including the Group Companies) anywhere in the world that alleges that their current and future operation of the Business infringes any patents, trade secrets, inventions, know-how, methods or processes (“Inventions”) that in each case are (i) owned by the Seller Covenant Parties as of the Closing Date and (ii) were used in the Business as of the Closing Date or at any time during the twelve (12) month period prior to the Closing Date.

(ii)Buyer, on behalf of itself and its Subsidiaries (including the Group Companies, the “Buyer Covenant Parties”) hereby covenants to the Seller Covenant Parties that none of the Buyer Covenant Parties shall bring any proceeding against any of the Seller Covenant Parties anywhere in the world that alleges that the current and future operation of the Retained Business infringes any Inventions that are (i) included in the

Transferred Assets or owned by the Group Companies or Buyer as of the Closing Date and (ii) were used in the Retained Business as of the Closing Date.

(iii)The above covenants extend to the contractors, service providers, distributors, resellers and end-users of the applicable Seller Covenant Parties or the Buyer Covenant Parties, as applicable, with respect to the covered businesses of the Seller Covenant Parties or Buyer Covenant Parties, as applicable, but not with respect to other products or services of such third parties.

(iv)The Parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, each of the above covenants will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(v)The above covenants are intended to run with the Inventions subject to such covenant. Each Party may and must transfer its covenant granted to the other Party, in whole or in part, to the successor or acquirer of any Inventions subject thereto, and such successor or acquirer shall assume its obligations in writing or by operation of Law. Further, any such successor or acquirer is deemed automatically bound by such covenant, regardless of whether such successor or acquirer executes such written assumption. Each Party may transfer the covenant granted to such Party by the other Party, in whole or in part, in connection with the sale of any business to which the covenant relates (or a merger, reorganization or equity sale of any entity owning same), provided that the covenant will not extend to any acquirer’s other businesses.

Insurance

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(a)On and after the Closing, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take such actions as are reasonably necessary to ensure that the Group Companies will be able to benefit from all material coverage which is available to the Group Companies as of the Closing Date under the insurance policies of the Retained Companies with respect to events which have occurred, conditions which are in existence, claims which are made, or occurrences which are reported prior to or on the Closing Date on all occurrence-based (but not claims-made or occurrence-reported (other than with respect to claims which are made or occurrences which are reported prior to the Closing Date)) insurance policies of the Retained Companies to the extent such claims relate to events which have occurred, conditions which are in existence, claims which are made, or occurrences which are reported prior to the Closing Date. For the avoidance of doubt, nothing in this Section 5.11 shall give Buyer or its Affiliates (including, after the Closing, the Group Companies) any right to any Retained Assets related to any insurance policies.

(b)From and after the Closing, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Group Companies) not to, assert any right, claim or interest to or under any insurance policies of the Retained Companies (excluding any Insurance Policies) or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Group Companies, other than in accordance with this Section 5.11.

(c)From and after the Closing, with respect to any claim or occurrence relating to the Group Companies, Business Employees or former employees of the Group Companies that would be covered by any of the Retained Companies’ occurrence-based (but not claims-made or occurrence-reported (other than with respect to claims which are made or occurrences which are reported prior to the Closing Date)) insurance policies (such policies, the “Available Insurance Policies” and such claims, the “Coverage Claims”), Buyer, on behalf of the Group Companies, may access, submit claims and seek coverage for such Coverage Claims under the Available Insurance Policies, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) Buyer shall exclusively bear the amount of any “deductibles” associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims (except to the extent Buyer is entitled to indemnification pursuant to Article IX), (ii) the Group Companies shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of Seller, amend, modify or waive any rights of Seller or other insureds under any such insurance policies and programs, (iii) with respect to Coverage Claims or requests for benefits asserted by the Group Companies under the Available Insurance Policies, Seller shall have the right but not the duty to monitor and/or associate with such claims, (iv) the Group Companies shall be liable for any fees, costs or expenses incurred by Seller directly or indirectly through the insurers or reinsurers of the Available Insurance Policies relating to any unsuccessful coverage claims and (v) the Group Companies shall not assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies. Notwithstanding anything contained herein, (x) nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller to insurance coverage for any matter, whether relating to the Group Companies or otherwise, and (y) Seller shall retain the exclusive right to control all of their insurance policies and programs, including the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies (other than disputes relating to the Group Companies) and to amend, modify, terminate or waive any such insurance policies and programs or any rights thereunder; provided, that Seller shall not amend, modify, terminate or waive any coverage under any Available Insurance Policies with respect to periods prior to the Closing Date in a manner that would impair coverage thereunder available for Coverage Claims or otherwise limit the rights of Buyer under this Section 5.11; provided, further, that Seller shall cooperate with Buyer and the Group Companies with respect to Coverage Claims and requests for benefits asserted by Buyer on behalf of the Group Companies under the Available Insurance Policies and Seller shall provide Buyer such information as is reasonably necessary to submit claims and seek coverage for any Coverage Claims under the Available Insurance Policies.

(d)Nothing in this Section 5.11 shall limit, modify or in any way affect the rights and obligations of the Parties under Article IX; provided, however, that any insurance proceeds actually collected with respect to a particular set of Damages shall be taken into account under and to the extent required by Article IX. No payments due under this Section 5.11 shall affect, be affected by, or be subject to set off against, any adjustment to Purchase Price. Whenever this Section 5.11 requires any Group Company to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Buyer to take such action or to cause such Group Company to take such action.

(e)If and to the extent Seller or its Affiliates actually incur out-of-pocket costs in connection with providing Buyer or its Affiliates (including, from an after the Closing, the Group Companies) with any benefit under this Section 5.11 or the insurance policies referenced herein, Buyer shall promptly (and in any event within five (5) Business Days) reimburse Seller for such costs upon presentation of evidence of such costs being so incurred.

Legal Proceedings; Production of Witnesses

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(a)Following the Closing Date, if both Seller (or any of the Retained Companies) and Buyer (or any of its Affiliates, including any of the Group Companies) are named as parties to any Action with respect to a Liability of a Group Company, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action, Seller and Buyer, and their respective Subsidiaries, must comply with the provisions of Section 9.05 instead of this Section 5.12 with respect to such settlement, compromise or consent.

(b)From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall use their commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Business or the Retained Businesses prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Business and the Retained Businesses, as applicable. Seller and Buyer agree to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by any other Party in connection with providing individuals and witnesses pursuant to this Section 5.12(b).

(c)Notwithstanding the foregoing, the provisions in Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.12(a) or Section 5.12(b). For the avoidance of doubt, no Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.12(a), Section 5.12(b), Section 5.13(b) or Article VI, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.12(c) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

Section 5.13Retention of Books and Records and Post-Closing Access.

(a)Buyer agrees to hold at least one copy of all Business Records relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Buyer or its Subsidiaries immediately after the Closing and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date (or, in the case of any such Business Records with respect to Taxes, until the expiration of the applicable statute of limitation (including applicable extensions)) or in each case such longer time as may be required by applicable Law, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender such copy to Seller upon Seller’s request and at Seller’s expense. Seller agrees to hold at least one copy of all information and records relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Seller or its Subsidiaries immediately after the Closing not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date (or, in the case of any such information and records with respect to Taxes, until the expiration of the applicable statute of limitation (including applicable extensions)) or in each case such longer time as may be required by applicable Law, and if thereafter Seller proposes to destroy or dispose of such copy, Seller shall offer first in writing at least ninety (90) days prior to such proposed destruction or disposition to surrender such copy to Buyer upon Buyer’s request and at Buyer’s expense. Notwithstanding the foregoing, the provisions of this Section 5.13(a) shall not apply to information or records relating, in whole or in part, to Taxes of a Retained Company, including any Combined Tax Return.

(b)From and after the Closing, Buyer shall, and shall cause its Subsidiaries (including the Group Companies), at Seller’s reasonable written request, to, (i) give Seller and its Representatives reasonable access to the Business Records relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Buyer or its Subsidiaries immediately after the Closing, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the Business or the operations of the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Buyer or its Subsidiaries immediately after the Closing and (iii) use commercially reasonable efforts to cause the employees of Buyer and its Subsidiaries (including the Group Companies) to reasonably cooperate with Seller and its Representatives, in each case of clauses (i), (ii) and (iii), to the extent reasonably requested by Seller in connection with accounting, Tax, SEC reporting and other similar needs, including responding to and addressing (x) any claim related to or arising from any Retained Liabilities or (y) information requests from any Governmental Authorities.

(c)From and after the Closing, Seller shall, and shall cause its Subsidiaries (including the Retained Companies) at Buyer’s reasonable written request, to, (A) give Buyer and its Representatives reasonable access to the records of Seller and its Subsidiaries (including the Retained Companies) to the extent relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Seller or its Subsidiaries immediately after the Closing, (B) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the conduct of the Business or the Group Companies prior to the Closing that, in each case, are in the possession or under the control of Seller or its Subsidiaries immediately after the Closing and (C) use commercially reasonable efforts to cause the employees of Seller and its Subsidiaries (including the Retained Companies) to reasonably cooperate with Buyer and its Representatives, in each case of clauses (A), (B) and (C), to the extent reasonably requested by Buyer in connection with accounting, Tax, SEC reporting and other similar needs to the extent relating to the conduct of the Business or the Group Companies prior to the Closing, including by (to the extent not provided on or prior to Closing pursuant to Section 5.22) providing (1) the revenues and net income (calculated in the manner consistent with that used in preparing the Financial

Statements) of the Group Companies and the Retained ESOL Business for each three month period prior to the Closing Date ended March 31, June 30, September 30 and December 31, beginning with the three month period ended March 31, 2019, (2) the unaudited combined statements of income of the Group Companies and the Retained ESOL Business for each fiscal month ended subsequent to the completion or waiver of the Marketing Period through the month during which Closing occurs, (3) financial information necessary or reasonably required in order for Buyer to prepare opening financial statements of Buyer and its Subsidiaries, including the Group Companies and (4) Reconciliation Statements for any statements of income provided under this Agreement. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access. Notwithstanding the foregoing, any Party may withhold such access to any document or information the disclosure of which could reasonably be expected to violate any Contract of Seller or any of its Subsidiaries (including the Group Companies) or Buyer or any of its Subsidiaries (including the Group Companies) or any applicable Law or would result in the waiver of any legal privilege or work-product privilege; provided that, in accordance with such Contract or Law and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.13(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

(d)Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.13(a).

Confidentiality

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(a)Subject to Section 5.15, Seller shall not, and shall cause its Subsidiaries (including the Retained Companies) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of four (4) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business or included in the Transferred Assets; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining to the Retained Businesses or Retained Assets, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.14(a)), (y) that was independently developed by any Retained Company (other than by the Business prior to the Closing) without use of any confidential information with respect to the Business or (z) that was made available to Seller and its Affiliates (including the Retained Companies) by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by applicable Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller provides Buyer with reasonable prior notice of such disclosure, discloses only that information that Seller determines (with the advice of counsel) is required by such applicable Law to be disclosed and uses reasonable efforts to preserve the confidentiality of such information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information (at Buyer’s sole cost and expense), (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) to any purchaser or prospective purchaser or financing source or underwriter of any of the Retained Companies or otherwise in connection with such Person’s financial, accounting, Tax or similar due diligence of any of the Retained Companies, including any disclosure required under the Credit Facility (so long such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep such information confidential and so long as Seller shall be responsible to Buyer for breach of this Section 5.14(a)).

(b)Subject to Section 5.15 and Section 5.22, Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of four (4) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than (i) each other and their respective Representatives and (ii) the Financing Sources) any confidential information with respect to the Retained Businesses or included in the Retained Assets; provided that, the foregoing restriction shall not (i) apply to any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.14(b)), (y) that was independently developed by Buyer or any of its Subsidiaries (other than the Group Companies) without use of any confidential information with respect to the Retained Businesses or (z) that was made available to Buyer or its Affiliates (including the Group Companies) by a third party with the right to disclose such information, or (ii) prohibit any disclosure (x) required by applicable Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer provides Seller with reasonable prior notice of such disclosure, discloses only that information that Buyer determines (with the advice of counsel) is required by such applicable Law to be disclosed and uses reasonable efforts to preserve the confidentiality of such information, including by, at Seller’s request, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information (at Sellers’ sole cost and expense), (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, or (z) to any purchaser or prospective purchaser or financing source or underwriter of Buyer or any of its Affiliates (including any of the Group Companies) or otherwise in connection with such Person’s financial, accounting, Tax or similar due diligence of Buyer or any of its Affiliates (including any of the Group Companies) (so long such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep such information confidential and so long as Buyer shall be responsible to Seller for breach of this Section 5.14(b)).

Public Announcements

. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that (i) Seller and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and (ii) each of Seller and Buyer may make announcements as they may reasonably determine is necessary or reasonably advisable to comply with applicable Law or the requirements of any listing agreement with any national securities exchange. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within one (1) Business Day) after the date of this Agreement and a joint press release to be issued on the Closing Date. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required or reasonably advisable under applicable Law or for purposes of compliance with SEC, financial or Tax reporting obligations; provided that, the Parties may disclose this Agreement or its terms (x) to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 5.15 or such confidentiality obligations by the recipients of its disclosure), (y) to any purchaser or prospective purchaser or financing source or underwriter of such Party (and such purchasers’, financing sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of such Party, including any disclosure required under the Credit Facility or (z) as contemplated by Section 5.22. For the avoidance of doubt, disclosures relating to the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filings shall not be deemed to violate this Agreement.

Non-Solicitation; Non-Competition

.

(a)For a period of two (2) years following the Closing Date, Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired), whether as an employee, consultant, independent contractor or otherwise, any Business Employee as of immediately prior to the Closing; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Business Employees or hiring any individual who responds to any such general solicitation, (ii) soliciting or hiring any Business Employee who is no longer employed by Buyer or any of its Affiliates and has not been so employed by Buyer or its Affiliates for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any Business Employee who is no longer employed by Buyer or its Affiliates as a result of broad-based terminations or layoffs of Business Employees) or (iii) soliciting or hiring any such employee who contacts Seller or its Subsidiaries on his or her own initiative regarding employment without any solicitation or encouragement from Seller or its Subsidiaries.

(b)For a period of two (2) years following the Closing Date, Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing, the Group Companies) to, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired), whether as an employee, consultant, independent contractor or otherwise, any employee of the Retained Companies as of immediately prior to the Closing (other than the Business Employees); provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such employees or hiring any individual who responds to any such general solicitation or (ii) soliciting or hiring any such employee who is no longer employed by any of the Retained Companies and has not been so employed by the Retained Companies for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any employee who is no longer employed by the Retained Companies as a result of broad-based terminations or layoffs of such employees) or (iii) soliciting or hiring any such employee who contacts Buyer or its Affiliates on his or her own initiative regarding employment without any solicitation or encouragement from Buyer or its Affiliates.

(c)For a period of four (4) years following the Closing Date, Seller shall not, and shall cause its Subsidiaries (including the Retained Companies) not to, directly or indirectly, engage in any Competitive Activity (including (x) as a principal or for its own account or solely or jointly with others (or as a shareholder in any corporation or joint stock association) or (y) by holding any equity interests in any Person that engages in any Competitive Activity); provided, however, that the foregoing shall not restrict Seller or any of its Subsidiaries from (i) acquiring or owning as an investment, directly or indirectly, securities or any indebtedness of any company that is engaged in any Competitive Activity if Seller or such Subsidiary (A) does not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of such securities outstanding or indebtedness of such company and (B) acquires or owns such securities or indebtedness for passive investment purposes only or (ii) acquiring and continuing to hold or own any business or Person engaged in any Competitive Activity if such Competitive Activity accounts for the lesser of (1) fifteen percent (15%) of such business’ or Person’s consolidated annual revenues and (2) five million dollars ($5,000,000) in such annual revenues (regardless of the percentage represented thereby), in each case during the fiscal year prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition). In the event Seller or any of its Subsidiaries acquire any business or Person, the acquisition of which would violate this Section 5.16(c) (but for this sentence), Seller or such Subsidiary shall not be in violation of this Section 5.16(c) if as soon as practicable, but in any event within sixty (60) days after the closing of such acquisition, Seller or such Subsidiary commences efforts to divest, and within twelve (12) months after the closing of such acquisition, Seller or such Subsidiary consummates such divestiture of, the portion of such acquired Person or business that engages in any Competitive Activity to an unaffiliated third party to the extent required in order to comply with this Section 5.16(c) (but for this sentence). In the event Seller is seeking to effect a divestiture pursuant to the immediately preceding sentence, Seller shall permit Buyer to submit an offer for such acquisition and shall consider in good faith Buyer’s offer. “Competitive Activities” means all activities that are competitive with the Business as conducted as of the Closing Date (after giving effect to the Pre-Closing Business Transfers), which, for the avoidance of doubt, exclude the Retained ESOL Businesses.

(d)Notwithstanding anything to the contrary contained in Section 5.16(c), but without limiting Seller’s obligations thereunder, Section 5.16(c) shall not prevent, preclude, restrict or otherwise limit Seller or any of its Subsidiaries from engaging in, conducting or having an ownership interest in any Retained Business, including the utilization of data or other information from a supplier or customer of the Business for use in the Retained Business.

(e)Seller acknowledges and agrees that the covenants and agreements set forth in this Section 5.16 and elsewhere in this Agreement were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder. Seller hereby acknowledges that the restrictive covenants set forth in Section 5.16 and elsewhere in this Agreement are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Buyer hereunder. The parties hereto agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant element of this Section 5.16 or other restrictive covenant in this Agreement is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant element which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party. Seller acknowledges that a remedy at Law for any breach or attempted breach of this Section 5.16 may be inadequate and further agrees that any breach of this Section 5.16 may result in irreparable harm to Buyer or the Group Companies, and Buyer may, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach.

Resignations

. At the written request of Buyer (which shall be delivered no later than ten (10) Business Days prior to the anticipated Closing Date), Seller shall, and shall cause its Subsidiaries to, cause to be delivered to Buyer duly signed and executed resignations, effective at the time of Closing, of all directors and officers, as applicable, of the Group Companies designated by Buyer in such written request and in the capacities so identified therein.

Further Assurances

. Seller and Buyer agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof.

Contact with Employees, Customers and Suppliers

. Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the executive officers of Seller and its Subsidiaries pursuant to Section 5.02 and the Continuing Employees pursuant to Section 7.01), customers, suppliers or licensors of Seller or any of its Subsidiaries, or any other Persons who, to Buyer’s knowledge, have a business relationship with Seller or any of its Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of Seller, provided, however, that the foregoing restriction shall not prohibit any contacts or communications by Buyer or its representatives or Affiliates with such employees, customers, suppliers or licensors in the ordinary course and unrelated to the transactions contemplated hereby.

No Shop

. During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Closing, Seller and its Representatives and Subsidiaries (including the Group Companies) shall not, directly or indirectly, solicit, initiate or conduct any discussions or negotiations with, or provide any non-public information to or otherwise knowingly cooperate in any other way with, or knowingly facilitate or knowingly encourage any effort to attempt to, or enter into any Contract, letter of intent, memorandum of understanding or other arrangement or understanding with, any Person or group of Persons regarding any Competing Transaction. Seller shall promptly (and in any event within two (2) Business Days) notify Buyer of the receipt by Seller, its Subsidiaries or its or their respective Representatives of any inquiries, or proposals or requests for information concerning a Competing Transaction, including the material terms thereof and copies of all written materials relating to such inquiries, proposals or requests, received from and after the date hereof. A “Competing Transaction” means any of the following (other than any transaction contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction involving the Business or any Group Company, (ii) any sale, lease, exchange, dividend, mortgage, pledge, license, transfer or other disposition of the Business, any material asset of the Business or any Group Company or any Group Company Interests (in a single transaction or a series of related transactions) or (iii) any agreement, or public announcement by Seller or any of its Subsidiaries (including the Group Companies) of a proposal, plan or intention, to do any of the foregoing, excluding, in each case, any merger, consolidation, share exchange, business combination, recapitalization or similar transaction of any Retained Company.

Data Room

. Promptly (but in any event no later than ten (10) Business Days) after the Closing Date, Seller shall deliver to Buyer five (5) complete copies (in USB, CD or DVD-ROM format) of the data room created by or on behalf of Seller in connection with the transactions contemplated by this Agreement (the “Data Room”), as such Data Room existed as of immediately prior to the Closing.

Financing and Reporting Cooperation

.

(a)Prior to the Closing, Seller will use its commercially reasonable efforts, and will cause each of the Group Companies and its and their Representatives to use its respective commercially reasonable efforts, to provide Buyer with cooperation reasonably requested by Buyer to assist Buyer in connection with Buyer obtaining the Financing or complying with the requirements of the Securities Act, the Exchange Act and other applicable Law relating to the transactions contemplated by the Transaction Documents, including:

(i)as promptly as reasonably practicable, furnishing Buyer with (x)(A) the Audited Financial Statements (which are attached hereto as part of Schedule 3.06(a)) and the audited combined balance sheets and the related combined statements of income, parent company net investment and cash flows (and, if applicable, of comprehensive income) and the related notes thereto of the Group Companies and the Retained ESOL Business, for the most recently completed fiscal year ended at least 90 calendar days before the Closing Date (unless the Marketing Period has previously been completed), in each case, audited in accordance with AICPA standards by Ernst & Young LLP or other independent auditors of national standing reasonably approved by the Buyer (such approval not to be unreasonably delayed or withheld), (B) the Unaudited Nine-Month Financial Statements (which are attached hereto as part of Schedule 3.06(a)) and the unaudited combined balance sheets and the related combined statements of income, parent company net investment and cash flows (and, if applicable, of comprehensive income) of the Group Companies and the Retained ESOL Business, for each subsequent fiscal quarter (excluding the fourth fiscal quarter of 2019 but including the fourth fiscal quarter of the Company’s each other fiscal year) ended at least forty-five (45) calendar days prior to the Closing Date, with comparative information for the same period in the prior year, in each case reviewed in accordance with AICPA Statement of Auditing Standards 100 by Ernst & Young LLP or other independent auditors of national standing reasonably approved by the Buyer (such approval not to be unreasonably delayed or withheld), and (C) the Unaudited Monthly Financial Statements and the unaudited combined statements of income of the Group Companies and the Retained ESOL

Business for each subsequent fiscal month ended at least twenty (20) calendar days prior to the Closing Date and (y) Reconciliation Statements for the statements of income set forth in clause (x) above (the information set forth in this Section 5.22(a)(i), the “Required Information”);

(ii)as promptly as reasonably practicable, preparing and furnishing Buyer with (1) at Buyer’s reasonable written request, financial information necessary or reasonably required in order for Buyer to prepare opening financial statements of Buyer and its Subsidiaries, including the Group Companies and (2) at Buyer’s reasonable written request, Reconciliation Statements for any statements of income provided under this Agreement;

(iii)participating (and using commercially reasonable efforts to cause senior management, representatives and advisors of Seller and the Group Companies to participate) in a reasonable number of meetings, calls, presentations, due diligence sessions and sessions with rating agencies, customary lender presentations, and otherwise cooperating with the marketing efforts for any of the Financing and assisting Buyer in obtaining ratings as contemplated by the Financing;

(iv)cooperating with the Financing Sources’ due diligence investigation to the extent customary and reasonable;

(v)assisting Buyer and the Financing Sources with the timely preparation of customary rating agency presentations, bank syndication materials, bank information memoranda, lender presentations and similar documents required in connection with the Financing (and furnishing representations that the information provided by Seller or Seller’s representatives for inclusion in any bank information memorandum or lender presentation does not include material non-public information about Seller and the Group Companies with respect to the Seller in connection therewith, executed on behalf of Sellers);

(vi)as reasonably requested by Buyer, and to the extent such information is in Seller’s possession, providing Buyer with financial information to the extent necessary or reasonably required by Buyer or the Financing Sources in connection with Buyer’s preparation of pro forma financial information and pro forma financial statements;

(vii)executing and delivering (but not released prior to the Closing) customary pledge and security documents (including original copies of all certificated securities (or local equivalents) (with transfer powers (or local equivalents) executed in blank) (including providing copies thereof prior to Closing), control agreements, surveys, title insurance, landlord consent and access letters), currency or interest hedging arrangements, other definitive financing documents or other certificates or documents (which, for the avoidance of doubt, shall exclude legal opinions) as may be reasonably requested by Buyer or the Financing Sources and otherwise reasonably facilitating the pledging of collateral and the granting of security interests or guarantees in respect of the Financing, it being understood that such documents will not take effect until the Closing;

(viii)taking all reasonable actions necessary to permit the prospective lenders involved in the Financing to evaluate the Group Companies’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; and

(ix)furnishing Buyer and the Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT and 31 C.F.R. §1010.230;

provided that (1) nothing herein shall require such cooperation to the extent it would (A) reasonably be expected to conflict with, or violate, Seller’s and/or any of its Subsidiaries’ Organizational Documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which Seller or any of its Affiliates is a party or (B) require Seller or its Affiliates to (i) waive or amend any terms of this Agreement or any documents ancillary thereto or any other material Contract to which any of them is a party or (ii) other than for those costs, fees and expenses that are to be reimbursed under Section 5.22(d), agree to pay any fees or reimburse any expenses or incur any Liabilities prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer, or to give any indemnities or incur any liabilities, in each case, that are effective prior to the Closing, (2) nothing herein shall require such cooperation from Seller or its Affiliates to the extent it would, in Seller’s reasonable judgment, unreasonably interfere with the ongoing operations of Seller or its Affiliates and (3) none of the directors or managers of Seller and its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any definitive agreement with respect to the Financing, with respect to the Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any definitive financing documents, that is not contingent upon the Closing or that would be otherwise effective prior to the Closing.

(b)Notwithstanding anything in this Section 5.22 to the contrary, except with respect to representation letters, (A) no action, liability or obligation of Seller, any of its Subsidiaries or any of their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing will be effective until the Closing; and (B) neither Seller nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing.

(c)Seller hereby consents to the reasonable use of the Group Companies’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended to or likely to harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries. All non-public information regarding Seller and its Affiliates (other than information regarding the Business after the Closing) provided to any of Buyer, the Financing Sources or any of their respective representatives pursuant to this Section 5.22 (and Section 3.06, Section 5.02 and Section 5.13) and shall be kept confidential, except for disclosure (i) to Financing Sources and their respective representatives that is reasonably required in connection with the Financing and is subject to customary confidentiality protections, (ii) upon the request or demand of any Governmental Authority having jurisdiction over it, (iii) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (iv) in connection with any litigation or similar proceeding, and (v) through customary public disclosures of non-public information by filing of Form 8-K or otherwise in connection with obtaining the Financing from “public-side” lenders.

(d)Promptly upon written request by Seller, Buyer will reimburse Seller for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and fees and expenses for the preparation and audit of the financial statements for the Group Companies and Retained ESOL Businesses for the year ended December 31, 2019 and preparation and review (in accordance with AICPA Statement of Auditing Standards 100) of the financial statements for the Group Companies and Retained ESOL Businesses for each quarter ending thereafter and prior to Closing, in each case, to the extent such quarterly financial statements constitute “Required Information” or are otherwise produced at the request of Buyer) incurred by Seller or its Subsidiaries (including those of its Affiliates or representatives) in connection with the cooperation of Seller and its Subsidiaries contemplated by this Section 5.22, except those incurred in connection with the materials referenced in Section 5.22(a)(i) and (a)(ii) (other than the financial statements for the Group Companies and Retained ESOL Businesses for the year ended December 31, 2019) and the foregoing obligations shall survive termination of this Agreement.

(e)Buyer shall indemnify, defend and hold harmless Seller and each of its Subsidiaries and their Affiliates (including Affiliates as of the date hereof who will cease to be Affiliates at the Closing) and representatives from, against and in respect of any liability or losses imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, arising out of or resulting from the arrangement of the Financing and/or the provision of information utilized in connection therewith (other than historical information relating to Seller and its Subsidiaries), and the foregoing obligations shall survive termination of this Agreement except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by Seller or any of its Subsidiaries or, in each case, their Affiliates and representatives.

(f)Buyer acknowledges and agrees that obtaining the Financing is not a condition to the Closing. Subject to Section 11.13, if the Financing has not been obtained, Buyer will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII, to consummate the transactions contemplated hereby.

Transaction Bonuses.

As of the Closing, Buyer or the Group Companies shall assume and honor, or Buyer shall cause its Affiliates to assume and honor, in accordance with their terms, the obligation to pay the Business Employees the second installment of the transaction bonuses listed under the heading “Transaction Bonuses” on Schedule 5.23 within six (6) months from the Closing Date.

Employee List

. Revisions to the Employee List following the date of this Agreement shall be made by Seller periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status and any other changes thereto which are not prohibited by this Agreement, and Seller shall promptly provide copies of such updated Employee List to Buyer.

R&W Insurance Policy

. Buyer shall not agree to any amendment, variation or waiver of the R&W Insurance Policy (or do anything which has a similar effect) which would result in the insurer under the R&W Insurance Policy having any right of subrogation against Seller or any direct or indirect shareholder, beneficiary, trustee, administrator, fiduciary, member, director or officer or partner (or the functional equivalent of any such position) of Seller in connection with this Agreement and the transactions contemplated hereby except and to the extent of Fraud by any such Person in connection with this Agreement and the transactions contemplated hereby without Seller’s prior written consent.

Maritime Services Agreement Term Sheet

. Prior to the Closing, Buyer and Seller shall act in good faith and use commercially reasonable efforts to negotiate a Maritime Services Agreement substantially consistent with the terms and conditions contemplated by Exhibit H and on such other customary terms and conditions as are mutually agreed between Buyer and Seller.

New Holding Company

. Prior to, or substantially simultaneously with, the Closing, Seller shall contribute (the “Contribution”) all of the issued and outstanding common stock of the Company to a newly formed limited liability company and wholly owned subsidiary of Seller (“New Holdco”), which shall be classified for U.S. federal income Tax purposes as an entity disregarded from its owner. Notwithstanding anything herein to the contrary, at the Closing, Buyer shall purchase all of the issued and outstanding equity interests of New Holdco (“New Holdco Equity”) rather than the Company. At the Closing, all references herein to “Group Companies” shall include “New Holdco”, all references herein to the “Company” shall instead refer to “New Holdco” and all references herein to “Purchased Shares” shall instead refer to “New Holdco Equity.”

Reimbursement and Negotiation of Buyer Ticking Fees.

Seller shall pay or cause to be paid to Buyer (or as directed by Buyer) the aggregate amount of all Buyer Ticking Fees promptly (but in any event no later than three (3) Business Days) after such Buyer Ticking Fees become due and payable in immediately available funds by wire transfer to an account or accounts designated by Buyer.  In connection with the Buyer’s Financing, Buyer shall, and shall cause its Subsidiaries (and shall use its commercially reasonable efforts to cause its Representatives) to, use commercially reasonable efforts to negotiate, acting in good faith, (a) a “grace period” that is reasonable and customary, under the circumstances, after the expiration of the Marketing Period during which no Buyer Ticking Fees will be incurred pursuant to Buyer’s Financing and (b) Buyer Ticking Fees that are reasonable and customary under the circumstances.

Legacy Liens

. Prior to the Closing, Seller shall use its commercially reasonable efforts to have released, terminated and cancelled all of the Legacy Liens pursuant to instruments in form and substance reasonably satisfactory to Buyer.

Article VI
Tax Matters

Tax Returns; Allocation of Taxes

.

(a)Tax Returns.

(i)The Parties acknowledge and agree that, for U.S. federal Income Tax purposes, (x) the taxable year of those Group Companies classified as U.S. corporations will end on the Closing Date and (y) the Group Companies that are classified as U.S. corporations for Tax purposes will become members of the consolidated group of which Buyer is the common parent beginning on the day after the Closing Date. To the extent required or permitted by Law, the Parties shall elect to close any taxable year of any Group Companies for state, local and, if applicable, Puerto Rican Tax purposes as of the close of business on the Closing Date.

(ii)The Parties agree that, in each case, to the extent permitted by applicable Law, any deduction from taxable income of the Group Companies arising in connection with the transactions contemplated hereby shall be allocated to Pre-Closing Tax Periods, and the Parties shall and shall cause their Affiliates to treat such deductions as arising in Pre-Closing Tax Periods for purposes of this Agreement and for all Income Tax purposes, including for purposes of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

(iii)Seller shall prepare or cause to be prepared (x) all Tax Returns related to the Business and the Group Companies which are due on or prior to the Closing, (y) all Combined Tax Returns and (z) all Income Tax Returns (other than Combined Tax Returns) of the Group Companies for any Tax period ending on or before the Closing Date which are due after the Closing Date (the Tax Returns described in this subclause (z), “Seller-Filed Separate Tax Returns”). All Seller-Filed Separate Tax Returns shall be prepared in a manner consistent with most recent past practices with respect to such Tax Returns and without a change of any election or any accounting method (unless otherwise required by Law or contemplated by this Agreement). Seller shall timely file or cause to be timely filed any Seller-Filed Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). Seller shall deliver to Buyer each Seller-Filed Separate Tax Return required to be filed on or following the Closing Date (together with schedules, statements and, to the extent reasonably requested by Buyer, supporting documentation) at least twenty (20) days prior to the due date (including any applicable extension) therefor. Buyer shall notify Seller in writing if it objects to any items in any Seller-Filed Separate Tax Return within a reasonable amount of time after receipt by Buyer of such draft Seller-Filed Separate Tax Return, and, if such Seller-Filed Separate Tax Return was provided to Buyer at least twenty (20) days prior to such due date, such objections shall be made no less than ten (10) days prior to such due date. Seller shall consider in good faith any comments received from Buyer. Seller shall pay or cause to paid all Taxes with respect to any Tax Return filed pursuant to this Section 6.01(a)(iii).

(iv)At its own expense (but without limiting Seller’s obligation under Article IX), Buyer shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date), (x) all Tax Returns (including registration forms) of the Group Companies for any Tax period ending on or before the Closing Date that are not described in Section 6.01(a)(iii) and (y) all Tax Returns (including registration forms) of the Group Companies for any Straddle Tax Period or any Post-Closing Tax Period; provided that Seller shall prepare and control, in its sole discretion, any Tax Return of or that includes any of the Retained Companies. Each such Tax Return that is Buyer’s responsibility for a Tax period ending on or before the Closing Date or for a Straddle Tax Period (collectively, the “Buyer-Filed Tax Returns”), shall be prepared in a manner consistent with the most recent past practices with respect to such Tax Returns and without a change of any election or any accounting period (unless otherwise required by Law or contemplated by this Agreement). Buyer shall deliver to Seller each Buyer-Filed Tax Return (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) at least twenty (20) days prior to the due date (including any applicable extension) therefor (or with respect to any Tax Return due within twenty (20) days of Closing or any non-Income Tax Return, as soon as reasonably practicable). Seller shall notify Buyer in writing if it objects to any items in any Buyer-Filed Tax Return within a reasonable amount of time after receipt by Seller of such draft Buyer-Filed Tax Return, and, if such Buyer-Filed Tax Return was provided to Seller at least twenty (20) days prior to such due date, such objections shall be made no less than ten (10) days prior to such due date. Any such disputed item(s) shall be resolved in good faith and in a manner mutually agreeable to both Parties, and if not so resolved by the Parties, then may be submitted by any such Party to a jointly retained accountant (which may be the same as or different from the Auditor retained pursuant to Section 2.05, if any). Upon resolution of all disputed items, the relevant Buyer-Filed Tax Return shall be adjusted or revised to reflect such resolution and shall be binding upon the Parties without further adjustment. The costs, fees and expenses of such accountant shall be borne equally by Buyer (or its Subsidiaries) and Seller (or its Affiliate(s)). Subject to Seller’s obligation under Article IX, Buyer shall pay or cause to be paid all Taxes with respect to any Tax Return filed pursuant to this Section 6.01(a)(iv).

(b)Buyer shall pay, or cause to be paid to, Seller any refund (whether received by way of payment in cash, or credit, offset or reduction in Tax Liability received in lieu of receipt of a refund) of Taxes (and interest thereon paid by the Taxing Authority) of or attributable to any of the Group Companies that is (i) attributable to a Pre-Closing Tax Period or (ii) otherwise attributable to any other Taxes paid, indemnified or otherwise borne by Seller or any predecessor or Affiliate of Seller (including, for taxable periods or portions thereof ending on or prior to the Closing Date, the Group Companies). Buyer shall use its commercially reasonable efforts to promptly claim and receive any such refund to which Seller would be entitled pursuant to this Section 6.01(b) if reasonably requested by Seller, including by taking any action reasonably requested by Seller to obtain any such refund promptly, and shall pay any refunds received (net of Taxes or other costs incurred by the Group Companies or their Affiliates in connection with receipt of such refund) to Seller by the end of the calendar quarter in which such refunds are actually received in cash or actually applied to reduce a Tax Liability (and for the avoidance of doubt, shall not be required to make payments more frequently than once per calendar quarter). Buyer agrees to waive any carryback of any Tax loss or other Tax attribute from a Post-Closing Tax Period to a Pre-Closing Tax Period and to instead carry forward such loss or other attribute to a Post-Closing Tax Period, if and to the extent permitted by applicable Tax Law. With respect to refunds of Taxes other than Income Taxes, Seller shall not be entitled to any amounts pursuant to this Section 6.01(b) that are received after the termination of the indemnities described in Section 9.02(a)(i) and Section 9.02(a)(iv) with respect to Taxes other than Income Taxes (as extended to resolve any pending claims thereunder).

(c)Except as shall arise from the Pre-Closing Business Transfers (which shall be borne and timely paid by Seller), all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by the Transaction Documents (collectively, the “Transfer Taxes”) shall be borne and timely paid by Buyer, and Buyer shall promptly reimburse Seller for any Transfer Taxes which Seller is required to pay under applicable Law. In addition, Buyer shall prepare and timely file, or cause to be prepared and timely filed, at its expense, all Tax Returns that are required to be filed with respect to such Transfer Taxes.

(d)In the case of any Straddle Tax Period, (i) real, personal and intangible property Taxes and any other similar Taxes levied on a per diem basis of any Person for a Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Tax Period and (ii) any other Taxes of any Person for any Pre-Closing Tax Period shall be computed as if such Tax period ended on the Closing Date.

(e)Seller shall make an election under Treasury Regulation Section 1.1502-36(d)(6)(i) to avoid attribute reduction under Treasury Regulation Section 1.1502-36(d)(2). Upon request of Buyer, Seller shall provide reasonable evidence that such election was made (but shall not be required to share any Tax Returns of a Retained Company).

Cooperation on Tax Matters

. Buyer and Seller shall cooperate fully, and Buyer shall cause each of its Subsidiaries, including the Group Companies, to cooperate fully, as and to the extent reasonably requested by the applicable other Party, in connection with the preparation, execution and filing of Tax Returns and any audit, examination, inquiry, assessment, claim for refund, lawsuit, action, claim, arbitration, mediation or other proceeding at law or in equity by or before a Taxing Authority with respect to Taxes relating to the Group Companies (each a “Tax Claim”) and any other Tax, escheat or unclaimed property matters (including any Unclaimed Property Claims) pursuant to this Agreement. Such cooperation shall include access to records and information which are reasonably relevant to any such Tax Return, Tax Claim or Unclaimed Property Claim, making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, executing Tax Returns and executing powers of attorney. The party requesting such cooperation shall pay the reasonable out-of-pocket costs of the other party. Notwithstanding anything to the contrary in this Agreement, Seller may retain copies of all information and records of the Group Companies relating to Taxes or escheat or unclaimed property matters.

Buyer Covenants

.

(a)Except as required by Law, Buyer covenants that it shall not nor shall it cause or permit any Group Company or any Affiliate of Buyer to (i) take any action on the Closing Date outside the ordinary course of business that is not otherwise specifically contemplated by this Agreement, (ii) make any Tax election (including any election under Section 338 of the Code) that would be effective for any Pre-Closing Tax Period or the portions of any Straddle Tax Periods ending on or before the Closing Date, (iii) except for Tax Returns filed in accordance with Section 6.01(a), amend, file, refile, revoke or otherwise modify (or cause to be amended, filed, refiled, revoked or otherwise modified) any Tax Return of the Group Companies relating to any Pre-Closing Tax Period or the portion of any Straddle Tax Periods ending on or before the Closing Date, (iv) file (or cause to be filed) a ruling request with any Taxing Authority that relates to the Taxes or Tax Returns of the Group Companies for any Pre-Closing Tax Period or the portion of any Straddle Tax Periods ending on or before the Closing Date, (v) initiate (or cause to be initiated) any voluntary disclosure or similar proceedings with any Taxing Authority regarding any Tax or Tax Return of the Group Companies for any Pre-Closing Tax Period of the portion of any Straddle Tax Periods ending on or before the Closing Date, or (vi) take any action (or cause to be taken any action) to extend the applicable statute of limitations with respect to any Tax Return of the Group Companies for a Pre-Closing Tax Period or any Straddle Tax Period, in each case, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything to the contrary in this Agreement, if any action described in clauses (i) through (vi) above could result in any non-de minimis Liabilities to Seller and/or its Affiliates (including a non-de minimis indemnity obligation under Article IX) such Liabilities shall constitute a reasonable basis for the withholding of consent; provided, further, that Seller may withhold consent to any action described in clauses (i) through (vi) above arising out of or relating to the Combined Tax Position with respect to Pre-Closing Tax Periods or Straddle Tax Periods (except to the extent such action is taken in accordance with Section 6.01 or Section 6.05).

(b)Nothing in this Section 6.03 shall prohibit Buyer from taking any of the actions described in this Section 6.03 with respect to a Tax period beginning following the Closing Date (which may include filing on a basis inconsistent with the Combined Tax Position for any such period); provided that until the termination of the indemnities described in Section 9.02(a)(i) and Section 9.02(a)(iv) with respect to Taxes other than Income Taxes (as extended to resolve any pending claims thereunder), (i) Buyer shall deliver to Seller the initial Tax Return (including any registration form) for each Group Company that is filed with respect to a Tax period beginning following the Closing on a basis inconsistent with the Combined Tax Position reasonably in advance of the date such Tax Return is due and (ii) Buyer shall incorporate any reasonable comments received from Seller in writing reasonably thereafter (provided that all such comments must be received prior to the due date of such Tax Return) (but for the avoidance of doubt shall not be required to incorporate any comments that would have a non-de minimis adverse effect on Buyer or its Affiliates (including the Group Companies following the Closing)).

Tax Sharing Agreements

. Any and all existing Tax sharing, Tax allocation or Tax indemnity agreements, except for this Agreement, between any Group

Company, on the one hand, and any Retained Company, on the other hand, shall be terminated as of the Closing Date to the extent they relate to the Group Companies.

Tax Claims

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(a)If any Tax Claim or Unclaimed Property Claim shall be initiated, which, if successful, might result in an indemnity payment under Article IX, the Indemnified Parties shall notify the Indemnifying Parties within fifteen (15) days of receipt of notice of such a Tax Claim or Unclaimed Property Claim; provided that, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Parties have been actually prejudiced (to a non-de minimis extent) by such failure or if the Indemnified Parties fail to notify the Indemnifying Parties of such claim in accordance with this Section 6.05 prior to the Survival Expiration Date.

(b)With respect to any Tax Claim or any portion thereof relating solely to a Pre-Closing Tax Period, Seller shall have the right to control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel). Seller shall keep Buyer reasonably informed of material developments relating to any such Tax Claim it controls and shall not settle any such Tax Claim without the prior written consent of Buyer if such settlement would reasonably be expected to have a non-de minimis adverse effect (taking into account Seller’s indemnification obligations under Article IX) on the Buyer or any of the Group Companies following the Closing. Buyer shall control any Tax Claim that Seller is entitled to, but does not elect in writing within thirty (30) days following receipt of notice of such Tax Claim to, control pursuant to this Section 6.05(b), and Buyer shall keep Seller reasonably informed of material developments relating to such Tax Claim. Buyer shall control, at its own expense but without limitation of Seller’s obligations pursuant to Article IX, all proceedings with respect to any Tax Claim against the Group Companies that is not described in the first sentence of this Section 6.05(b). Notwithstanding anything to the contrary in this Section 6.05(b), Buyer shall not settle or compromise any Tax Claim which would reasonably be expected to result in an indemnity payment under Article IX without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)Notwithstanding anything to the contrary in this Section 6.05, the obligations set forth in Section 6.05(a) shall not apply to any Tax Claim involving the Taxes or Tax Returns of any of the Retained Companies, which Seller shall control in its sole discretion.

(d)Seller shall control any Unclaimed Property Claim (including, if applicable, the Unclaimed Property Audit) which includes any of the Retained Companies, and Buyer shall control all other Unclaimed Property Claims. In the event that Buyer controls the Unclaimed Property Audit, and intends to submit a claim for indemnification under Article IX in connection therewith, Buyer shall or shall cause its Affiliates (including the Group Companies) to engage Reed Smith LLP and BDO USA LLP to represent the applicable Group Companies. With respect to any Unclaimed Property Claims that it controls, the controlling Party shall (i) bear all expenses (without limiting Seller’s indemnification obligations pursuant to Article IX), (ii) keep the non-controlling Party reasonably informed of material developments with respect to such Unclaimed Property Claims and (iii) not settle any such Unclaimed Property Claim without the prior written consent of the non-controlling Party (not to be unreasonably withheld, conditioned, or delayed); provided, that in cases where Buyer controls any Unclaimed Property Claim, Buyer’s obligations pursuant to this sentence shall only apply to such Unclaimed Property Claims for which Seller is required to indemnify Buyer pursuant to Article IX.

Post-Closing Payments

. The parties agree that any (i) payment of the Adjustment Amount pursuant to Section 2.05(g), (ii) payment made pursuant to this Article VI or (iii) indemnification payment made pursuant to Article IX shall be treated as an adjustment to the portion of the Purchase Price attributable to the relevant Purchased Shares and to treat such adjustments consistently therewith for U.S. federal income and other applicable Tax purposes, to the extent permitted by applicable Law.

Article VII
Employee Matters

Employee Communications and Consultations

. From and after the date hereof until the Closing Date, Buyer and Seller shall cooperate in good faith regarding any written communications to be distributed to any Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment, and Buyer shall consult with Seller and obtain Seller’s consent before distributing any communications to any Business Employees or any union or other labor representative.

Employee Transfers

. In connection with the Pre-Closing Business Transfers, Seller and its Subsidiaries shall take such actions as are necessary to transfer, prior to the Closing, the employment of each Business Employee employed by a Retained Company other than an Inactive Employee to the Group Company designated by Buyer prior to the Closing. As of the Closing, each employee of a Group Company other than a Choice Employee will satisfy the Service Condition. The transfers of employment to the Group Companies described in this Section 7.02 shall occur on a date on or prior to the Closing Date as designated by Buyer with reasonable advance notice; provided, that, if the Closing Date is not the last day of a calendar month, then such transfers shall become effective after the close of business the day immediately preceding the Closing Date.

Effect of Transfer

. Seller and Buyer intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the occurrence of the Transfer Time, and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. Seller shall bear all the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any claims made by any Business Employee for any statutory or common law severance, gratuity or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) and for any other claim, cost, Liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (i) the identification of Business Employees (other than Choice Employees); (ii) the Pre-Closing Business Transfers; (iii) the employment of the Business Employees prior to the Closing and (iv) the employment or termination of employment of any employee of Seller or its

Subsidiaries who is not a Business Employee (including any Retained Employee). From and after the Transfer Time, Buyer shall bear all the Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Seller and its Affiliates from and against, any claims relating to the employment of any Continuing Employee after the Transfer Time solely to the extent such Liabilities relate to such Continuing Employee’s employment with the Group Companies following the Transfer Time. Notwithstanding anything in this Agreement to the contrary, to the extent any Business Employee is an Inactive Employee immediately prior to the Closing Date, such Inactive Employee shall be employed by a Retained Company and shall not be transferred to Buyer on the Closing Date; provided, that, if such Inactive Employee returns to work within the six (6)-month period following the Closing Date (or such longer period as required by Law), Buyer shall offer such employee continued employment with Buyer on the same terms and conditions as if such employee were a Continuing Employee on the Closing Date.

Continuation of Benefits

. With respect to each Continuing Employee, following the Closing until December 31, 2020, or such shorter period of employment (such period, the “Benefits Continuation Period”), Buyer shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to): (a) provide no less favorable base salary and wage rates, as applicable, than the base salary and wage rates of such Continuing Employee in effect immediately prior to the Closing; (b) provide severance and termination benefits to each such Continuing Employee that are no less favorable than the severance and termination benefits provided to similarly situated employees of Buyer and its Affiliates; and (c) provide other compensation and employee benefits that are either (i) in the aggregate, no less favorable to Continuing Employees than the other compensation and employee benefits provided to similarly situated employees of Buyer and its Affiliates or (ii) substantially comparable in the aggregate to the other compensation and employee benefits (excluding equity- or equity-based compensation and non-qualified deferred compensation, and, solely with respect to any Continuing Employee residing in or providing services in Puerto Rico, tax qualified retirement benefits) provided to such Continuing Employees immediately prior to the Closing. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as (i) limiting the obligations of Buyer or any of its Affiliates under applicable Law, or as necessary to preclude claims from Business Employees for severance, notice, termination pay or other economic compensation, to maintain the terms, conditions and employee benefits of any Business Employees for any period of time, or (ii) requiring either Buyer or any of its Affiliates to continue the employment of any Continuing Employee for any period after the Closing Date.

Service Credit

. With respect to each Continuing Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to (a) recognize for all purposes (except benefit accruals) under all plans, programs and arrangements established or maintained by Buyer or its Affiliates (other than under a defined benefit pension plan, any benefit plan that provides retiree welfare benefits, or any benefit plan that is a frozen plan or provides grandfathered benefits) for the benefit of such Continuing Employees, service with Seller and its Subsidiaries prior to the Closing to the extent such service was recognized under the corresponding Employee Plan or Group Company Plan covering such Continuing Employee, except where it would result in a duplication of benefits; (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or its Affiliates (each a “Buyer Plan”) for the benefit of the Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Plan or Group Company Plan covering such Continuing Employee and (c) provide credit for amounts paid by a Continuing Employees under an Employee Plan or Group Company Plan covering such continuing Employee for the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of an analogous Buyer Plan, to the same extent such credit was given under the applicable Employee Plan or Group Company Plan in which the Continuing Employee participated immediately prior to the Closing.

Work Authorization

. If any Business Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with a Group Company following the Closing, Seller shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Transfer Time.

Vacation

. As of the Closing Date, Buyer shall assume all liabilities associated with accrued vacation and paid time off balances of any Continuing Employees, solely to the effect the proposed vacation and paid time off are reflected as a current liability in Net Working Capital, and shall credit and honor, in accordance with the terms of the applicable policy of Seller or its Subsidiaries, all vacation days and other paid time off accrued but not yet taken by the Continuing Employees.

Health and Welfare Benefits

. Seller shall be, or shall cause the Retained Companies to be, responsible for all (a) medical, vision, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents, (b) claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, prior to the Transfer Time. Buyer shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, on or after the Transfer Time. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (x) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (y) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.

Workers’ Compensation

. The Retained Companies shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Time by any Continuing Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by one of the Retained Companies. Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Time by any Continuing Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by Buyer or its Affiliates. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller, on the one hand, and Buyer, on the other, based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Transfer Time.

401(k) Plan

. As of the Closing Date, all Continuing Employees will be fully vested in their account balances under the applicable defined contribution plan and trusts intended to qualify under Section 401(a) of the Code that they participate in prior to the Closing (the “Seller 401(k) Plans”). Promptly following the Closing, Seller shall make to the Seller 401(k) Plans all employee contributions and certain other discretionary contributions as set forth on Schedule 7.10 with respect to the Continuing Employees employment service rendered prior to the Closing Date (the “Equivalent Contributions”). As of the Closing Date, Buyer shall maintain a defined contribution retirement plan intended to qualify under Section 401(a) of the Code (the “Buyer 401(k) Plan”) for the benefit of those Continuing Employees who shall elect and are eligible to participate in the Buyer 401(k) Plan. As soon as reasonably practicable on or following the Closing Date, but in no event later than sixty (60) days following the Closing Date, Buyer shall, for those Continuing Employees who elect and are eligible to participate in the Buyer 401(k) Plan, allow such Continuing Employees to make a “direct rollover” to the Buyer 401(k) Plan of any account balance under a Seller 401(k) Plan, and Buyer shall cause the Buyer 401(k) Plan to accept as rollover contributions, all account balances (which shall include any vested employer contributions accrued (or the Equivalent Contribution therefor) through the Closing Date and all outstanding loans; provided, that (i) the Continuing Employee initiates a direct rollover within sixty (60) days following the Closing Date or such other reasonable time as required by the third-party administrator of a Seller 401(k) Plan and (ii) any Continuing Employee who has an outstanding loan under a Seller 401(k) Plan must elect to roll over such Continuing Employee’s entire balance into the Buyer 401(k) Plan in order to also roll over such loan into the Buyer 401(k) Plan), subject to and in accordance with the provisions of such plans and applicable Law. The Seller 401(k) Plans shall permit rollover distributions consistent with this Section 7.10 for any Continuing Employees who have incurred a termination of employment or otherwise have a distributable event. The Parties agree to cooperate in good faith and to take all necessary and appropriate actions to ensure that loans held by Continuing Employees under the Seller 401(k) Plans do not default, offset or otherwise require repayment (other than pursuant to the payment schedule in effect for such loan) as a result of, or in connection with, the transactions contemplated by this Agreement.

Restrictive Covenants

. Seller shall not (i) take any action that would impede, hinder, interfere or otherwise compete (directly or indirectly) with Buyer’s effort to hire or employ any Business Employee or (ii) enforce against any Continuing Employee any non-compete or other restrictive covenant that would restrict or prohibit in any manner such employee’s ability to accept an offer from or become employed by Buyer or any of its Affiliates, or such employee’s employment or ability to provide services to Buyer or any of its Affiliates in any capacity from and after the Closing. Seller shall assign to Buyer all of Seller’s right in, and interest as a beneficiary under, the Contracts, Employee Plans or other arrangements set forth on Schedule 7.11.

Payroll Services

. Between the date of this Agreement and the Closing Date, Seller shall cooperate in good faith with Buyer in connection with (i) Buyer’s establishment of a full payroll system for the Group Companies and/or otherwise with respect to Continuing Employees, (ii) onboarding of Continuing Employees to the Buyer Plans and (iii) such other actions as Buyer deems necessary and appropriate in connection with the foregoing. Such cooperation shall include the timely provision of such data and other information as, and in the form, requested by Buyer. Notwithstanding anything in this Section 7.12 to the contrary, Buyer may request, within fourteen (14) days prior to the Closing Date, that Seller provide mutually agreed upon payroll services for the Group Companies and Continuing Employees through the Transition Services Agreement for a period beginning on the Closing Date and ending on the date that is no earlier than the three (3)-month anniversary of the Closing Date (unless earlier terminated or extended in accordance with the Transition Services Agreement).

Third-Party Rights

. The provisions contained in this Agreement with respect to any Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Business Employee (or dependent or beneficiary of any of the foregoing). Nothing in this Article VII shall be deemed an amendment to or creation of any plan providing benefits to any Business Employee or shall be deemed to prohibit or restrict Buyer or any of its Subsidiaries from terminating the employment of any Continuing Employee following the Transfer Time. The provisions of this Article VII are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any person (including, for the avoidance of doubt, any Business Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Article VIII
Conditions to Closing

Conditions to the Obligations of Buyer and Seller

. The obligations of Buyer and Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at the Closing, any one or more of which may be waived in writing by the Parties:

(a)all waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and any customary timing agreement delaying the Closing entered into in connection therewith shall have expired or been terminated; and

(b)no Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”), provided, however, that Buyer shall have taken all actions to prevent the occurrence or entry of any such Closing Legal Impediment and to remove or appeal as promptly as possible any such Closing Legal Impediment, in each case, if and to the extent required by Section 5.04.

Conditions to the Obligations of Buyer

. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)Seller and the Group Companies shall have performed in all material respects all of their respective agreements, covenants and obligations hereunder required to be performed by Seller and the Group Companies hereunder at or prior to the Closing;

(b)(i) the Seller Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be so true and correct only as of such date), (ii) the representations and warranties of Seller contained in Section 3.07(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be so true and correct only as of such date) and (iii) the representations and warranties of Seller contained in Article III of this Agreement (other than the Seller Fundamental Representations and the representations and warranties of Seller contained in Section 3.07(b) (Absence of Certain Changes)) without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be so true and correct only as of such date), except where the failure of such representations and warranties described in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)Seller shall have delivered to Buyer a certificate signed by an executive officer of Seller, dated as of the Closing Date, certifying that each of the conditions specified in Section 8.02(a) and Section 8.02(b) has been fulfilled;

(d)Seller shall have completed the Pre-Closing Business Transfers in all material respects;

(e)Buyer shall have received, at least five (5) Business Days prior to the Closing Date, (i) drafts of customary release documentation, including notices to, and written consents of, agents, in connection with releasing the Group Companies from the Credit Facility, to the extent any Group Company is a guarantor under the Credit Facility and such release is not automatic pursuant to the Credit Facility or any amendment thereto (the “Debt Release Documents”) in form and substance reasonably acceptable to Buyer and (ii) fully executed copies of such Debt Release Documents shall have been delivered to the applicable parties and to Buyer at or prior to the Closing; and

(f)Buyer shall have received all documents and other items to be delivered pursuant to Section 2.04(c)(ii) – (v).

Conditions to the Obligations of Seller

. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at the Closing, any one or more of which may be waived in writing by Seller:

(a)Buyer shall have performed, in all material respects, all of its agreements, covenants and obligations hereunder required to be performed by it at or prior to the Closing;

(b)the representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct (without giving effect to materiality or similar qualifications contained therein) as of the date of this Agreement and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, materially interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby; and

(c)Buyer shall have delivered to Seller a certificate signed by an executive officer of Buyer, dated as of the Closing Date, certifying that each of the conditions specified in Section 8.03(a) and Section 8.03(b) has been fulfilled.

Frustration of Conditions.

Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 8.02 or Section 8.03 to be satisfied if such failure was caused by the failure of Buyer, on the one hand, or Seller, on the other hand, respectively, to (a) use commercially reasonable efforts to consummate transactions contemplated hereby as required by and subject to Section 5.04 and (b) otherwise comply with their obligations under this Agreement in any material respect.

Article IX
Indemnification

Survival

. The representations and warranties of the Parties contained in this Agreement (or in any certificate executed and delivered by a Party in fulfillment of the requirements of this Agreement) shall survive the Closing until the date that is twelve (12) months after the Closing Date; provided, that (w) the Seller Fundamental Representations and the representations and warranties contained in Sections 4.01 (Existence and Power), 4.02 (Authorization), 4.07 (Solvency) and 4.09 (Finders’ Fees) (such representations, the “Buyer Fundamental Representations”) shall survive for a period of three (3) years after the Closing Date, (x) the representations and warranties of Seller contained in Section 3.18 (Environmental Compliance) (the “Environmental Representations”) shall survive for a period of five (5) years after the Closing Date, (y) the representations and warranties of Seller contained in Section 3.19 (Taxes) with respect to Income Taxes shall survive the Closing for until sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof) and (z) the representations and warranties of Seller contained in Section 3.19 (Taxes) other than with respect to Income Taxes shall survive for a period of three (3) years after the Closing Date and the representations and warranties of Seller contained in Section 3.27 (Unclaimed Property) shall survive for a period of two (2) years after the Closing Date. The indemnity described in

Section 9.02(a)(iv) with respect to Income Taxes shall survive the Closing for until sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof), and for three (3) years after the Closing Date other than with respect to Income Taxes. All of the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date and all of the covenants contained in this Agreement that by their nature are required to be performed (in whole or in part) after the Closing shall survive the Closing until fully performed or fulfilled or otherwise in accordance with their terms, in each case, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to this sentence or the two preceding sentences, each a “Survival Expiration Date”). Notwithstanding the preceding three sentences, any specific claim for the breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date until such claim has been fully and finally resolved, if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 9.05; provided that, no indemnification claim with respect to Taxes resulting from the Combined Tax Position (or notice of such claim) may be given by any Party unless a Taxing Authority has commenced an audit, examination, lawsuit, action or regulatory proceeding or issued a written notice of proposed adjustment, assessment or deficiency with respect to the Combined Tax Position (which, for the avoidance of doubt, shall not limit any rights to indemnification claims regarding Taxes paid with respect to Tax Returns filed in accordance with Section 6.01(a)(iv)). The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 9.01 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Indemnification

.

(a)Subject to the provisions of this Article IX, effective at and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Subsidiaries (including the Group Companies) and its and their respective equityholders or Representatives (collectively, the “Buyer Indemnitees”) from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising from or relating to:

(i)any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any certificate delivered by Seller pursuant to this Agreement (provided, that, for purposes of (A) determining whether any breach or inaccuracy of a representation or warranty in this Agreement has occurred and (B) calculating the amount of any Damages relating thereto, in each case, the representations and warranties made by Seller shall be considered and applied without giving effect to any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar qualifiers set forth therein); provided, however, that the foregoing shall not apply to Section 3.06 or Section 3.07(b) or the materiality qualifications set forth in Section 3.09(a);

(ii)any breach of, or failure to perform, any covenant, obligation or agreement to be performed by Seller or, prior to the Closing, the Group Companies pursuant to this Agreement;

(iii)without duplication, any (A) Retained Liability, (B) Liability to the extent arising out of, resulting from or attributable to the Retained Businesses or (C) Liability to the extent arising out of, resulting from or attributable to the operation of the Group Companies prior to the Closing (other than Liabilities arising out of, resulting from or attributable to the Business);

(iv)(A) Pre-Closing Taxes of the Group Companies, (B) any Taxes of any member of the Seller Group (other than the Group Companies) for which any of the Group Companies is held liable under Treasury Regulations Section 1.1502-6 (or any analogous provision of any state, local or foreign Law) or (C) any payments required to be made under any Tax sharing, Tax allocation or Tax indemnity agreement or other similar Contract entered into prior to the Closing (other than any Commercial Contracts);

(v)any Liability (including any Tax Liabilities) arising out of, resulting from or attributable to the Pre-Closing Business Transfers;

(vi)the matters set forth on Schedule 9.02(a)(vi);

(vii)(A) the Specified Matter and (B) any enforcement, civil or criminal Action that arises from the Specified Matter, including any customer claims to the extent overcharges are identified in such Actions;

(viii)the Excluded Tax Matter;

(ix)the Unclaimed Property Audit (in the case of clause (ii) of the definition thereof, solely with respect to Stericycle Environmental Solutions, Inc. and/or Stericycle Specialty Waste Solutions, Inc.); and

(x)the Legacy Liens to the extent not released, terminated or cancelled at or prior to the Closing.

(b)Subject to the provisions of this Article IX, effective at and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Subsidiaries (excluding the Group Companies) and its and their respective equityholders or Representatives (collectively, the “Seller Indemnitees”) from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising from or relating to:

(i)any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(ii)any breach of, or failure to perform, any covenant, obligation or agreement to be performed by Buyer or, after the Closing, the Group Companies pursuant to this Agreement; or

(iii)without duplication and without limitation of Seller’s indemnification obligations under Section 9.02(a), any (A) Transferred Liability and (B) Liability arising out of, resulting from or attributable to the Business.

Certain Limitations on Indemnification

.

(a)With respect to indemnification by (i) Seller pursuant to Section 9.02(a)(i) (other than with respect to Seller Fundamental Representations and Environmental Representations) and (ii) Buyer pursuant to Section 9.02(b)(i) (other than with respect to Buyer Fundamental Representations), in each case, except in the case of Fraud:

(i)neither Seller nor Buyer shall be liable for any breach of any representation or warranty (other than the representations and warranties contained in Section 3.19 (Taxes)) of Seller or Buyer, as applicable, unless the amount of Damages attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances (excluding costs and expenses of the Buyer Indemnitees or Seller Indemnitees, as applicable, incurred in connection with making such claim under this Agreement) actually incurred by the Buyer Indemnitees or the Seller Indemnities, as applicable, for such breach exceeds $100,000 (the “Mini-Basket”), and if such Damages do not exceed the Mini-Basket, then such Damages shall not be applied to or considered for purposes of calculating the aggregate amount of Damages under clause (ii) below;

(ii)neither Seller nor Buyer shall be liable for any breach of any representation or warranty of Seller or Buyer, as applicable, unless the aggregate amount of Damages (excluding costs and expenses of the Buyer Indemnitees or Seller Indemnitees, as applicable, incurred in connection with making such claim under this Agreement) actually incurred by the Buyer Indemnitees or the Seller Indemnitees, as applicable, for all such breaches exceeds $2,312,500.00 (the “Deductible”), and then only to the extent such aggregate Damages exceed such amount; and

(iii)in no event shall Seller’s or Buyer’s aggregate Liability exceed $2,312,500.00.

(b)With respect to indemnification by Seller pursuant to Section 9.02(a)(i) for any breach or inaccuracy of the Environmental Representations, except in the case of Fraud:

(i)Seller shall not be liable for any breach or inaccuracy of any Environmental Representation, unless the amount of Damages attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances (excluding costs and expenses of the Buyer Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Buyer Indemnitees for such breach exceeds $25,000 (the “Enviro Mini-Basket”), and if such Damages do not exceed the Enviro Mini-Basket, then such Damages shall not be applied to or considered for purposes of calculating the aggregate amount of Damages under clause (ii) below;

(ii)Seller shall not be liable for any breach or inaccuracy of any Environmental Representation unless the aggregate amount of Damages (excluding costs and expenses of the Buyer Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Buyer Indemnitees for all such breaches exceeds the $4,625,000.00 (the “Seller Environmental Deductible”) and then only to the extent such aggregate Damages exceed such amount; and

(iii)in no event shall Seller’s aggregate Liability relating to breaches or inaccuracies of the Environmental Representations exceed $23,125,000.00.

(c)Except in the case of Fraud, in no event shall Seller’s aggregate Liability arising out of or relating to Section 9.02(a)(i) (other than with respect to Seller Fundamental Representations, but including the Environmental Representations) and Section 9.02(a)(iv) exceed $69,375,000.00.

(d)Except in the case of Fraud, in no event shall Buyer’s aggregate Liability arising out of or relating to Section 9.02(b)(i) (other than with respect to Buyer Fundamental Representations) exceed $46,250,000.00.

Environmental Indemnity Matters

. Notwithstanding anything herein to the contrary, the Parties agree that, in addition to the other provisions set forth in this Article IX, with respect to any environmental liability or environmental matter (including any matter arising under any Environmental Laws or involving any remedial action) subject to indemnification under Section 9.02(a)(i), Section 9.02(a)(vi), or Section 9.02(a)(vii) (each an “Environmental Indemnity Matter”):

(a)Seller shall have no obligation to indemnify any Buyer Indemnitee for any Damages to the extent (i) arising out of or resulting from any environmental testing, sampling, remedial action or clean-up activity performed by Buyer, its Affiliates or Representatives unless and to the extent (A) required to be performed under any Law, including any Environmental Law; (B) demanded by a Governmental Authority pursuant to any Law, including any Environmental Law so long as none of Buyer, its Affiliates (including the Group Companies) or any other Buyer Indemnitee has taken voluntary steps or actions to compel initiation of, initiate, solicit or encourage such demand; (C) such actions mitigate Damages or are necessary to remediate an imminent and substantial threat to human health or the environment; (D) such actions are necessary for the maintenance and/or repair of the Real Property, which maintenance and/or repair is performed for a bona fide business purpose; or (E) subject to Section 9.05, such actions are necessary to defend or resolve a Third Party Claim; (ii) arising out of or resulting from a release of Hazardous Substances prohibited by Environmental Laws by any Person (other than Seller or its Affiliates or any of their respective personnel or contractors) that begins at or after the Closing Date, or the exacerbation of any other release of Hazardous Substances, if caused by any Person (other than Seller or its Affiliates or any of their respective personnel or contractors) at or after the Closing Date, including in connection with any post-Closing change of use, any new use, any construction, expansion, cessation of business activities, closure, demolition, or the abandonment of any of the Real Property by a Buyer Indemnitee, its Affiliates or Representatives; (iii) resulting from the coming into force of, or the change in, any Environmental Law at or after the Closing Date, provided that this exception applies to costs or activities to the extent that they are incurred due to such enactment or change in Environmental Law; (iv) resulting from communications or interactions by Buyer, its Affiliates or their respective Representatives, with Governmental Authorities or other third parties that are not required under the circumstances and that have the effect of identifying an Environmental Indemnity Matter subject to indemnification under Section 9.02(a); (v) caused by any failure by any Buyer Indemnitee to take commercially reasonable measures to mitigate Damages, including in connection with the application of commercially reasonable environmental, health, or safety measures that are consistent with applicable industry standards; or (vi) to the extent such Damages otherwise have been caused, exacerbated, compounded or aggravated after the Closing Date by any Person (other than Seller or its Affiliates or any of their respective personnel or contractors).

(b)Any obligation of Seller to indemnify the Buyer Indemnitees for the remediation of a liability or matter constituting an Environmental Indemnity Matter shall be limited to, and its obligations regarding such remediation under this Agreement shall be satisfied upon achievement of, in a reasonably cost-effective manner, the minimum standards required to be met, based on industrial/commercial use, by applicable Environmental Laws as in effect at the date hereof; provided that the foregoing is acceptable to relevant Governmental Authorities, and provided further that, the above limitation shall not apply in the case of any such Environmental Indemnity Matter to the extent set forth in any final, non-appealable order regarding a Third Party Claim. The Parties expressly agree that such minimum standards may, if reasonable, include risk-based clean-up remedies and standards or the imposition of institutional controls, such as deed restrictions and engineering or institutional controls, if approved by relevant Governmental Authorities (provided, that, in connection with the foregoing, a Buyer Indemnitee shall not incur any Damages that are not fully indemnified by Seller and that the foregoing shall not prevent or impair in any material respect the use of any property, as such property is then used), and further agree to, if reasonable, request that reasonable risk-based clean-up remedies and standards or the imposition of reasonable institutional controls be applied to any remediation required for an Environmental Indemnity Matter.

(c)In furtherance and not in limitation of Section 9.05, and without prejudice to any Person’s rights under Section 9.05(b), Seller shall have the right, but not the obligation, to retain the defense and control of any Environmental Indemnity Matter (including, for the avoidance of doubt, with respect to any Permits and Permit renewals related thereto), including the management, disclosure, investigation, negotiation, performance and settlement thereof, and all interactions with Governmental Authorities with regard thereto, and shall (i) keep Buyer reasonably informed relating to the progress of such Environmental Indemnity Matter and provide reasonable opportunity for Buyer to comment to Seller on any proposed activities, plans, reports and external correspondence relating to such Environmental Indemnity Matter and (ii) select counsel, contractors and consultants of recognized standing and competence in connection with such Environmental Indemnity Matter (subject to the approval of Buyer which shall not be unreasonably withheld, conditioned or delayed).

(d)In the event Seller does not retain the defense and control of any Environmental Indemnity Matter, and Buyer provides a defense for the Environmental Indemnity Matter in accordance with Section 9.05, Buyer shall (i) keep Seller reasonably informed relating to the progress of such Environmental Indemnity Matter and provide reasonable opportunity for Seller to comment to Buyer on any proposed activities, plans, reports and external correspondence relating to such Environmental Indemnity Matter and (ii) select counsel, contractors and consultants of recognized standing and competence in connection with such Environmental Indemnity Matter (subject to the approval of Seller which shall not be unreasonably withheld, conditioned or delayed); provided, however, if Buyer or any of its Affiliates (including one or more Group Companies) provides such defense for an Environmental Indemnity Matter in accordance with Section 9.05, such defense shall be at Seller’s sole cost and expense, and Seller shall, promptly upon request by Buyer and in addition to any indemnification obligation that Seller may have, reimburse Buyer and its Affiliates (including the Group Companies) for all reasonable and documented out-of-pocket fees and expenses of Buyer and its Affiliates (including the Group Companies) and all reasonable and documented fees and expenses of their respective outside representatives, in each case, incurred in connection with such defense by the Buyer or such Affiliates for such Environmental Indemnity Matter in accordance with Section 9.05.

(e)In the event Seller retains the defense and control of any Environmental Indemnity Matter, Buyer shall and shall cause its Subsidiaries (including the Group Companies) and any other Buyer Indemnitees to reasonably cooperate with and assist, and Buyer shall not and shall not cause its Subsidiaries (including Group Companies) and any other Buyer Indemnities to not, unreasonably interfere with, Seller with regard to such Environmental Indemnity Matter, including providing reasonable access to the Real Property, representatives, utilities, staging areas and other goods and services that may be necessary to manage any such Environmental Indemnity Matter, and providing reasonable assistance in the collection of information or documents, in each case as reasonably required by Seller in connection with such Environmental Indemnity Matter; provided, that, in connection with the foregoing, a Buyer Indemnitee shall not incur any Damages that are not fully indemnified by Seller and that the foregoing shall not prevent or impair in any material respect the use of any property, as such property is then used. Any such access and assistance pursuant to this Section 9.04(e) shall be conducted (i) in accordance with the applicable Laws, (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the business of Buyer and its Affiliates (including the Group Companies) and (iv) at Seller’s sole cost and expense. Notwithstanding the foregoing, Buyer and its Affiliates may withhold any document or information to the extent the disclosure of such document or information would reasonably be expected to violate any Contract of Buyer or any of its Affiliates or any applicable Law or result in the waiver of any legal privilege or work-product privilege; provided that, in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, Buyer and its Affiliates shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this sentence apply. Buyer shall have the right to have a Representative present at all times during any such access. Seller shall hold in confidence all such information in accordance with Section 5.14. Regardless of whether Seller retains the defense and control of any Environmental Indemnity Matter, Buyer agrees to reasonably cooperate with and assist the applicable Governmental Authorities regarding, and, after the Closing Date, to take commercially reasonable steps to reasonably assist in implementing, in good faith, Seller’s reasonable remediation plans with respect to the specific facilities and matters set forth on Section 9.02(a)(vi), in each case, at Seller’s sole cost and expense (provided, that, solely with respect to the facilities and circumstances described in Item 4 of Schedule 9.02(a)(vi), such expenses shall be borne by Seller only to the extent such expenses exceed the dollar threshold amount specified for each facility on such Schedule); provided, that, in connection with the foregoing, a Buyer Indemnitee shall not incur any Damages that are not fully indemnified by Seller and that the foregoing shall not prevent or impair in any material respect the use of any property, as such property is then used. If Buyer or any of its Affiliates (including one or more Group Companies) provides such access, assistance or cooperation in accordance with this Section 9.04(e), Seller shall, promptly upon request by Buyer and in addition to any indemnification obligation that Seller may have, reimburse Buyer and its Affiliates (including the Group Companies) for all reasonable and documented out-of-pocket fees and expenses of Buyer and its Affiliates (including the Group Companies) and all reasonable and documented fees and expenses of their respective outside representatives, in each case, incurred in connection with the provision of such access, assistance or cooperation by the Buyer or such Affiliates.

(f)In furtherance of the provisions of Section 9.05(a) and Section 9.05(c), the Parties agree that a claim for indemnification for any Environmental Indemnity Matter that (i) involves a Third Party Claim shall be asserted by the delivery of a Claim Notice in accordance with Section 9.05(a) or (ii) does not involve a Third Party Claim shall be asserted by the delivery of a written notice in accordance with Section 9.05(c) (an “Other Claim Notice”) to the Party from whom indemnification is sought in accordance with this clause (ii), which Other Claim Notice shall describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification of an Environmental Indemnity Matter. Such Other Claim Notice shall be delivered reasonably promptly after the date on which the Indemnified Party knows or has a reasonable basis to believe it has a claim for indemnification for such Environmental Indemnity Matter and, if reasonably feasible, within sufficient time before information about such Environmental Indemnity Matter is disclosed to a Governmental Authority to enable the Indemnifying Party to have meaningful review of and provide input on any such disclosure or to, at the Indemnifying Party’s option, retain the defense and control of the Environmental Indemnity Matter and to make any such reasonable disclosure to a Governmental Authority, provided that if the Indemnified Party is required by applicable Law to disclose information about such Environmental Indemnity Matter to a Governmental Authority immediately upon the Indemnified Party’s discovery of such information or otherwise as would not reasonably allow compliance with the prior notice provisions of this Section 9.04(e), an Other Claim Notice and all information provided to the Governmental Authority in connection therewith shall be provided to the Indemnifying Party at the same time as disclosure to the Governmental Authority. Failure by an Indemnified Party to provide a claim notice in accordance with this Section 9.04(e) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (x) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (y) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim prior to the Survival Expiration Date, if applicable.

Procedures

. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:

(a)Any Buyer Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim (other than a Tax Claim) asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall (i) promptly (but no later than twenty (20) days after receiving notice of the Third Party Claim) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 9.05(a) will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent (1) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 9.05(a) prior to the applicable Survival Expiration Date. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.

(b)An Indemnifying Party may, upon written notice to the Indemnified Party as soon as reasonably practicable following receipt of the Claim Notice, elect to assume and thereafter conduct, at its sole cost and expense, the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice if (i) the Indemnifying Party agrees to thereafter consult with and provide reasonable updates to the Indemnified Party on a reasonably prompt basis and (ii) the Third Party Claim involves only monetary damages and is not criminal or quasi-criminal action and does not seek any material injunction or other material equitable relief against any Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (other than any fees and expenses of such separate counsel that are incurred between the date the Indemnified Party provides the Indemnifying Party with the Claim Notice and the date the Indemnifying Party effectively assumes control of such defense, which fees and expenses, shall, notwithstanding the foregoing but subject to the limitations set forth in this Article IX, be borne by the Indemnifying Party to the extent the underlying matter is determined to be subject to indemnification pursuant to this Article IX); provided, however, that the Indemnified Party may hire separate counsel, and the reasonable fees and expenses of such counsel shall be borne by the Indemnifying Party if (x) upon reasonable advice of counsel to the Indemnified Party that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (y) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party. An Indemnifying Party may settle or compromise any such Third Party Claim, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any related claims, counterclaims or cross complaints against any Person in connection with the Third Party Claim) or the settlement of such Third Party Claim by the Indemnifying Party; provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval, unless the terms of such settlement (A) provide for a complete and unconditional release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party with prejudice, (B) does not require or include any admission or finding of wrongdoing on behalf of any Indemnified Party and (C) does not impose any injunctive or other equitable remedies or other obligation on any Indemnified Party other than the payment of money damages for which each Indemnified Party will be indemnified to the extent provided for hereunder (subject to the limitations set forth in this Article IX). If the Indemnifying Party does not, within twenty (20) Business Days of receipt of the Claim Notice, assume the defense of the Third Party Claim, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (B) if at any time the Indemnifying Party acknowledges and agrees in writing to indemnify Damages arising from such Third Party Claim, the Indemnifying Party may thereafter assume the defense of such Third Party Claim in accordance herewith; provided, that in the event the Indemnified Party conducts the defense of such Third Party claim pursuant to this Section 9.05(b), the Indemnifying Party (x) shall reimburse the Indemnified Party for the costs of defending against such claim (including reasonable attorney’s fees and expenses) and (y) shall remain otherwise responsible for any Liability with respect to amounts arising from or related to such claim, in each case, to the extent it is ultimately determined that such Indemnifying Party is liable with respect to such claim for a breach under this Agreement. For the avoidance of doubt, Article VI and not this Section 9.05(b) shall govern the conduct of any Tax Claim or Unclaimed Property Claim.

(c)If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Section 9.02 for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 9.05(c) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 9.05(c) prior to the applicable Survival Expiration Date.

(d)At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates; provided, however, such Indemnified Party shall not be required to grant access to any information to the extent such access or disclosure would result in the waiver of any legal privilege or work-product privilege. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

Calculation of Damages

. Notwithstanding anything to the contrary herein:

(a)no Indemnified Party shall be entitled to indemnification to the extent a Liability or reserve relating to the matter giving rise to such indemnification has been included in the final determination of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or Closing Date Transaction Expenses;

(b)no Buyer Indemnitee shall be entitled to indemnification for Damages with respect to (i) Taxes that arise from a breach of any covenant or agreement made or to be performed by Buyer or its Subsidiaries (including, from and after the Closing, the Group Companies) pursuant to this Agreement, (ii) Taxes that arise from any action taken by Buyer or its Subsidiaries (including, from and after the Closing, the Group Companies) on the Closing Date following the Closing outside the ordinary course of business that are not otherwise specifically contemplated by this Agreement, (iii) the amount of any net operating loss, Tax basis, Tax credit or other Tax attribute (or the loss, unavailability or reduction thereof), except to the extent resulting directly in additional cash Tax Liability of the Group Companies for a Pre-Closing Tax Period that otherwise would not have been imposed (for the avoidance of doubt, without limiting the obligation for the Excluded Tax Matter) or (iv) any Transfer Taxes that are allocated to Buyer pursuant to Section 6.01(c);

(c)each Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or similar agreements other than this Agreement for any Damages to the same extent such party would if such Damages were not subject to indemnification pursuant to this Article IX;

(d)the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any insurance proceeds (other than any proceeds received under the R&W Insurance Policy, which shall be additive to, and not in lieu of, the recovery hereunder) actually received by an Indemnified Party with respect to such Damages (net of any documented out-of-pocket costs or expenses incurred by such Indemnified Party (including the present value of any increase in insurance premiums or similar expenses)), (ii) any Tax benefits actually realized as a result of such Damages for the taxable year in which such Damages are taken into account in determining taxable income or loss, and for the two (2) subsequent taxable years, calculated on a “with and without” basis, and (iii) all other amounts actually recovered from an unaffiliated third party pursuant to indemnification or otherwise in respect of such Damages, in each case, (net of any documented out-of-pocket costs or expenses incurred by such Indemnified Party); provided, that, in each case, if an Indemnified Party actually recovers and receives an amount from a third party in respect of Damages that are the subject of indemnification hereunder after all or a portion of such Damages have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly (and in any event within ten (10) Business Days) remit to the Indemnifying Party the amount of such proceeds actually received from such third party (net of any documented costs or expenses incurred by such Indemnified Party (including the present value of any increase in insurance premiums or similar expenses)) or, if less, the amount paid by the Indemnifying Party in respect of such Damages pursuant to this Article IX;

(e)in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification;

(f)no Party shall be entitled to indemnification pursuant to this Article IX, to sue for, or to assert any other right or remedy with respect to, any Damages, causes of action or other claims to the extent they are primarily possible or potential Damages, causes of action or claims that such party believes may be asserted rather than Damages, causes of action or claims that have, in fact, been filed against such Indemnified Party or paid or incurred by such Indemnified Party; and

(g)notwithstanding anything to the contrary herein (unless (x) actually awarded on account of a Third Party Claim or (y) the applicable Damages (1) do not arise from any special circumstances of the Person suffering such Damages or do arise from any special circumstances of the Person suffering such Damages if such circumstances were known to the Indemnifying Party and (2) are the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder), no Party shall be liable for any (i) special, punitive, exemplary, consequential or indirect damages, (ii) lost profits or lost business, loss of enterprise value, diminution in value, damage to reputation or loss of goodwill or (iii) damages calculated based on a multiple of profits, revenue or any other financial metric, in each case, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault.

Assignment of Claims

. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall, to the extent permitted by Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided, however, that in no event shall Seller be entitled to indemnification, contribution or other form of payment from, or subrogation against, any of the Group Companies or their respective Affiliates in respect of amounts expended by Seller to indemnify any Buyer Indemnitee under this Agreement.

Indemnification Sole and Exclusive Remedy

. Except with respect to (a) claims based on Fraud solely in respect of any representation or warranty expressly given in this Agreement or in any certificate delivered by Seller pursuant to this Agreement, (b) claims for injunctive or equitable remedies, (c) claims filed under the R&W Insurance Policy, (d) claims pursuant to Section 2.05 or (e) claims expressly permitted by the other Transaction Documents, following the Closing, indemnification pursuant to this Article IX will be the sole and exclusive monetary remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, and neither Buyer nor Seller will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article IX. Nothing in this Section 9.08 shall limit a party’s right to bring a claim for Fraud to the extent such claim cannot be waived as a matter of Delaware public policy with respect to contracts as contemplated by Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032 (Del. Ch. 2006). Furthermore, Buyer and Seller acknowledge and agree that, except in the case of Fraud solely in respect of any representation or warranty expressly given in this Agreement or in any certificate delivered by Seller pursuant to this Agreement:

(a)the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the transactions contemplated by this Agreement;

(b)the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any Action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);

(c)the provisions of and the limited remedies provided in this Article IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(d)after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and

(e)the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(f)in furtherance and not in limitation of any of the foregoing in this Article IX, each Party (on behalf of itself and its Affiliates) acknowledges and agrees that no Financing Source shall have Liability for any claims or Damages to the Seller Indemnitees in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby.

For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.05 shall not be considered “remedies” for purposes of this Section 9.08 and shall not be limited by the terms of this Section 9.08.

Article X
Termination

Termination

. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)by mutual written agreement of Seller and Buyer;

(b)by written notice from either Party to the other Party, if any Governmental Authority of competent jurisdiction has issued or entered a final, non-appealable Law (other than a temporary restraining order) or taken any other Action, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such Law or other Action;

(c)by written notice from Buyer to Seller, if there is a breach of any representation or warranty set forth in Article III hereof (or any representation or warranty set forth in Article III has become inaccurate) or if there is a breach of any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement (or failure by Seller to comply with or perform any covenant or agreement pursuant to the terms of this Agreement), in each case, that would cause the failure of a condition set forth in Section 8.02 to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such breach, inaccuracy or failure to comply to Seller and Seller has not cured such breach or remedied such inaccuracy by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)by written notice from Seller to Buyer, if there is a breach of any representation or warranty set forth in Article IV hereof (or any representation or warranty set forth in Article IV has become inaccurate) or if there is a breach of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement (or failure by Buyer to comply with or perform any covenant or agreement pursuant to the terms of this Agreement), in each case, that would cause the failure of a condition set forth in Section 8.03 to be satisfied at the Closing; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless (i) Seller has given written notice of such breach, inaccuracy or failure to comply to Buyer and Buyer has not cured such breach or remedied such inaccuracy by the earlier of thirty (30) days after receipt of such notice and the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Seller is not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement; or

(e)by written notice from either Party to the other Party on or after November 6, 2020 (the “Initial Outside Date” and, as the same may be extended in accordance with this Section 10.01(e), the “Outside Date”) if the Closing has not occurred on or before such date; provided that if on the Initial Outside Date all of the conditions set forth in Sections 8.01, 8.02 and 8.03 have been satisfied or waived at such time, other than the conditions (i) with respect to actions the Parties are required to take at the Closing itself as provided herein and (ii) set forth in Sections 8.01(a) or (b) (but solely in the case of Section 8.01(b) with respect to Closing Legal Impediments arising with respect to any Antitrust Law), then the Initial Outside Date shall automatically be extended to February 6, 2021; provided, further, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before the Outside Date.

Effect of Termination

. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or stockholders (or any Financing Source or its Affiliates, Representatives or stockholders), other than Liability of Seller or Buyer, as the case may be, for any Intentional and Willful Breach of this Agreement occurring prior to such termination. In addition, without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, Seller (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against the Financing Sources and hereby agrees that in no event shall the Financing Sources have any Liability or obligation to Seller or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives and in no event shall Seller seek or obtain any other Damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Financing or the transactions contemplated hereby or thereby. In determining losses or damages recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party, which shall constitute damages payable to such Party. The provisions of Section 5.15, Section 5.22(c), Section 5.22(d), Section 5.22(e), Section 5.28 and this Section 10.02, Article XI (other than Section 11.13) and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
Miscellaneous

Notices

. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by facsimile or email (in each case in this clause (c), solely if receipt is confirmed), addressed as follows:

if to Buyer, to:

CEI Holding, LLC
c/o Harsco Corporation
350 Poplar Church Road,
Camp Hill, Pennsylvania 17011
Attention: Russell Hochman, Esq.
Facsimile No.: (717) 265-8144
Email:rhochman@harsco.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario Ponce
 Sebastian Tiller
Facsimile No.: (212) 455-2502
Email:mponce@stblaw.com
stiller@stblaw.com

if to Seller, to:

Stericycle, Inc.
2355 Waukegan Road

Bannockburn, IL 60015

Attention: Todd Hankla
Email:thankla@STERICYCLE.com

and a copy (which shall not constitute notice) to:

Stericycle, Inc.
2355 Waukegan Road

Bannockburn, IL 60015

Attention: Stuart Funderburg
Email:stuart.funderburg@STERICYCLE.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Ave, Suite 2800
Chicago, Illinois 60611
Attention:Bradley C. Faris
Max N. Schleusener

Facsimile No.: (312) 993-9767
Email:Bradley.Faris@lw.com
Max.Schleusener@lw.com

or to such other address or addresses as a Party may from time to time designate in writing.

Waiver

. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party against whom such waiver is to be enforced.

Expenses

. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.05; provided, further, that Buyer shall (a) except as provided in Section 6.01(c) bear all Transfer Taxes payable as a result of the consummation of the transactions contemplated hereby and (b) pay all filing fees payable in connection with any HSR Act filing or notice no matter which Party is obligated to pay such fees under applicable Law.

Assignment

. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that, without obtaining the written consent of Seller, Buyer may assign some or all of its rights hereunder (including its rights to acquire the Purchased Shares) to (a) one or more of its direct or indirect wholly owned Subsidiaries as of the Closing; provided, further, that (i) no such assignment shall relieve Buyer of its Liabilities hereunder and (ii) Buyer shall not be entitled to assign rights hereunder to the extent such assignment could result in any Tax or other expense for any Seller Indemnitee and (b) any Financing Source as collateral in connection with the financing of the transactions contemplated hereby (and such Financing Source may exercise all of the rights and remedies of Buyer hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the financing documentation, in each case, without the prior written consent of Seller or its Subsidiaries). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Governing Law

. This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, each of the Parties hereto (on behalf of itself and its Affiliates) acknowledges and irrevocably agrees (i) that any lawsuit, claim, complaint, controversy, formal investigation or proceeding before or by any Governmental Authority or dispute of any kind or nature (whether based upon contract, tort or at law or in equity) involving a Financing Source that is in any way related to this Agreement, any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing, shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to the conflicts of law rules of the State of New York that would result in the application of the laws of any other State.

Jurisdiction; Waiver of Jury Trial

.

(a)For any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby, the Parties hereby agree and consent to, and shall cause its Affiliates to, be subject to the exclusive jurisdiction of (i) in the case of those against the Financing Sources (including any disputes out of or relating in any way to this Agreement, the Financing or any of the transactions contemplated hereby or thereby), (A) the Supreme Court of the State of New York, New York County (and any appellate courts thereof) and (B) the United States District Court for the Southern District of New York (and any appellate courts thereof) and (ii) otherwise, the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and the Parties hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties hereto (on behalf of itself and its Affiliates) (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in (i) in the case of those against the Financing Sources (including any disputes out of or relating in any way to this Agreement, the Financing or any of the transactions contemplated hereby or thereby), (A) the Supreme Court of the State of New York, New York County (and any appellate courts thereof) and (B) the United States District Court for the Southern District of New York (and any appellate courts thereof) and (ii) otherwise, the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.

(b)EACH PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 11.06(b).

Captions; Counterparts

. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile or other electronic transmission, including .pdf, DocuSign or similar format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Rights of Third Parties

. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressly named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) each past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding Seller, Buyer and Guarantor) (each such Person, a “Non-Recourse Party”), is an intended third-party beneficiary of, and may enforce, Section 11.14, (b) Prior Business Counsel and the Designated Persons shall be intended third party beneficiaries of, and may enforce, Section 11.15 and (c) the Financing Sources shall be third party beneficiaries of, and shall be entitled to enforce the provisions of Section 10.02, Section 11.04, Section 11.05, Section 11.06, this Section 11.08 and Section 11.10 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) (collectively, the “Financing Sources Designated Sections”).

Entire Agreement

. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist between the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement.

Amendments

. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement. Notwithstanding anything else to the contrary herein, the provisions set forth in the Financing Source Designated Sections may not be amended or modified in any manner materially adverse to the Financing Sources in any respect without the prior written consent of such Financing Sources.

Severability

. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Disclosure Schedules

. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer, (b) the disclosure by Seller of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules, any Section of Article III or the statements contained in any Section of Article III reasonably apparent on its face, such item or information shall be deemed to have been disclosed in or with respect to such other section of the Disclosure Schedules and

Article III, notwithstanding the omission of an appropriate cross-reference to such other section of the Disclosure Schedules or in Article III or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller except as and to the extent provided in this Agreement.

Enforcement

. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Non-Recourse

. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties (together with any assignee of Buyer pursuant to Section 11.04 and Guarantor) and then only with respect to the specific obligations set forth herein with respect to such named Party. No Non-Recourse Party shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller or Buyer under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement.

Privileged Matters; Conflicts of Interest

.

(a)The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Business and the Retained Businesses (collectively, “Privileges”) shall be governed by the provisions of this Section 11.15(a). With respect to matters relating to the Retained Businesses, the Retained Assets or the Retained Liabilities, and with respect to all documents, communications or other information (collectively, “Information”) of any of the Retained Companies prepared in connection with this Agreement or the transactions contemplated hereby, Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall not, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business (except for the Retained Liabilities and Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the Business against the Retained Companies. Seller shall not, and shall cause its Subsidiaries not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 11.15 shall apply to all Information as to which the Retained Companies or the Group Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by the Retained Companies, or Buyer or its Subsidiaries (including, after the Closing, the Group Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if the Retained Companies or Buyer or its Subsidiaries (including, after the Closing, the Group Companies), as the case may be, obtains knowledge that any current or former employee of the Retained Companies or the Group Companies has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 11.15 or otherwise to prevent the production or disclosure of Privileged Information. Seller transfer of any Business Records or other Information to Buyer in accordance with this Agreement and Seller’s agreement to permit Buyer to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 5.14 and this Section 11.15, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Seller or Buyer, as the case may be. The access to Business Records and other Information being granted pursuant to Sections 5.02, 5.12, 5.13, 9.05 and Article VI, the agreement to provide witnesses and individuals pursuant to Section 5.12 and the disclosure to Buyer and Seller of Privileged Information relating to the Business or the Retained Businesses pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Seller or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 11.15 or otherwise.

(b)Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Group Companies to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of any of the Retained Companies or other Affiliates or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by Latham & Watkins LLP (“Prior Business Counsel”) currently representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby. Without limiting the foregoing, Buyer and Seller agree that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the

Closing, the Group Companies)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including, after the Closing, the Group Companies), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the Group Companies) and even though Prior Business Counsel may have represented such Group Company in a matter substantially related to such dispute.

Guarantee

. Guarantor hereby fully guarantees the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings of Buyer under this Agreement (including any payment obligations hereunder) in accordance with its express terms (such obligations, the “Guaranteed Obligations”). Whenever this Agreement requires Buyer to take any action or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of Guarantor to cause Buyer to take such action or refrain from taking such action. The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Buyer under this Agreement, or pursuit of any other right or remedy against Buyer through the commencement of an Action or otherwise. With respect to its obligations hereunder, Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (in each case, other than notices expressly required to be provided to Buyer under this Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Buyer, and all suretyship defenses generally; provided, however, that Guarantor does not waive (i) any defense which may be available in the case of Fraud by Seller, (ii) any defense to the payment or performance of the Guaranteed Obligations that are available to Buyer or its Affiliates or (iii) defenses that are available to Buyer or its Affiliates due to the breach by Seller of this Section 11.16. Guarantor acknowledges and agrees that its obligations hereunder shall continue in full force and effect, without notice from any other party in the event the obligations of Buyer or Guarantor under this Agreement are amended or in any way modified (so long as each such amendment or modification has been made in accordance with the terms hereof), and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Buyer or Guarantor as though the amended terms had been part of this Agreement from the original date of execution thereof. Guarantor acknowledges and agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer; (b) any change in the time, place or manner of payment or performance of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement, in each case, in accordance with the terms hereof; (c) any change in the corporate existence, structure or ownership of Buyer; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer; (e) the existence of any claim, set-off or other right which Guarantor may have at any time against Buyer, whether in connection with the Guaranteed Obligations or otherwise; or (f) the adequacy of any means Seller may have of obtaining payment or performance related to the Guaranteed Obligations. Notwithstanding anything to the contrary set forth in this Agreement Seller hereby agrees that to the extent Buyer is relieved from its payment and performance obligations under this Agreement by satisfaction thereof, the Guarantor shall be similarly relieved, to such extent, of its obligations under this Section 11.16. Guarantor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate or equivalent organizational power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. The execution, delivery and performance by Guarantor of this Agreement and the consummation of the transactions contemplated hereby are within the corporate or similar powers of Guarantor and have been duly authorized by all necessary action on the part of Guarantor. This Agreement has been duly and validly executed and delivered by Guarantor and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

STERICYCLE, INC.

By: /s/ Cindy J. Miller

Name: Cindy J. Miller

Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

CEI HOLDING, LLC

By: /s/ Jon Ploetz

Name: Jon Ploetz

Title: Secretary

HARSCO CORPORATION, solely for purposes of Section 11.16 and Article XI (solely as such Article relates to Section 11.16)

By: /s/ Russell Hochman

Name: Russell Hochman

Title: Senior Vice President and General Counsel, Chief Compliance Officer and Corporate Secretary

[Signature Page to Stock Purchase Agreement]

Exhibit A

ACCOUNTING PRINCIPLES

[See attached.]

Exhibit B

GROUP COMPANIES

1.	Stericycle Environmental Solutions, Inc.
2.	PSC Environmental Services LLC
3.	Stericycle Specialty Waste Solutions, Inc.
4.	Luntz Acquisition (Delaware), LLC
5.	21st Century Environmental Management of Nevada, LLC
6.	21st Century Environmental Management, LLC of Rhode Island
7.	Chemical Pollution Control of Florida, LLC
8.	Chemical Pollution Control, LLC of New York
9.	Northland Environmental, LLC
10.	General Environmental Management of Rancho Cordova LLC
11.	Burlington Environmental, LLC
12.	Solvent Recovery, LLC
13.	PSC Recovery Systems, LLC
14.	Republic Environmental Systems (Pennsylvania), LLC
15.	Republic Environmental Systems (Transportation Group), LLC
16.	Republic Environmental Recycling (New Jersey), Inc.
17.	Nortru, LLC
18.	Allworth, LLC
19.	Rho-Chem, LLC
20.	Chemical Reclamation Services, LLC
21.	Philip Reclamation Services, Houston, LLC
22.	Following consummation of the Contribution, New Holdco

Exhibit C

SAMPLE CLOSING STATEMENT

Exhibit D

FORM OF SUBCONTRACTED HEALTHCARE

SERVICES AGREEMENT

[See attached.]

Exhibit E

FORM OF SUBLEASE AGREEMENT

[See attached.]

Exhibit F

FORM OF TRANSITION SERVICES AGREEMENT

[See attached.]

Exhibit G

FORM OF FIRPTA CERTIFICATE

[See attached.]

Exhibit H

MARITIME SERVICES AGREEMENT TERM SHEET

[See attached.]